    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 1999

                                                    REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             DOANE PET CARE COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                           2047                          43-1350515
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
         organization)

                          103 POWELL COURT, SUITE 200
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              THOMAS R. HEIDENTHAL
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          103 POWELL COURT, SUITE 200
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                                 ALAN P. BADEN
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                                  1001 FANNIN
                              HOUSTON, TEXAS 77002
                                 (713) 758-2222
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                             PROPOSED
                                                             MAXIMUM
              TITLE OF EACH CLASS OF                        AGGREGATE                 AMOUNT OF
            SECURITIES TO BE REGISTERED                 OFFERING PRICE(1)        REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------
9 3/4% Senior Subordinated Notes due 2007..........        $150,000,000                $41,700
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating registration fee.
(2) Calculated in accordance with Rule 457(f)(2).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS                         SUBJECT TO COMPLETION, DATED JANUARY 19, 1999

                             DOANE PET CARE COMPANY

                                  $150,000,000

          OFFER TO EXCHANGE 9 3/4% SENIOR SUBORDINATED NOTES DUE 2007
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
         FOR ALL OUTSTANDING 9 3/4% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE NOTES

- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to certain transfer restrictions and are not entitled to registration rights.

- Interest on the exchange notes will accrue from November 12, 1998 at the rate of 9 3/4% per annum, payable semi-annually in arrears on each November 15 and May 15, beginning May 15, 1999.

- The exchange notes will be unsecured and will rank equally with the old notes and all of our other unsecured senior subordinated indebtedness.

THE EXCHANGE OFFER

- Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of old notes being tendered.

- We will issue an exchange note in a principal amount equal to the principal amount of each old note that you tender to us before the expiration of the exchange offer.

- You may tender your old notes for exchange at any time before 5:00 p.m., New
  York City time, on             , 1999. We may extend the expiration date.

- You may withdraw your tenders of old notes at any time prior to the expiration of the exchange offer, unless we have already accepted your old notes for exchange.

- The exchange of old notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS             , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE INFORMATION OTHER THAN INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

     WE INCLUDE CROSS-REFERENCES IN THIS PROSPECTUS TO CAPTIONS IN THESE MATERIALS WHERE YOU CAN FIND FURTHER RELATED DISCUSSIONS. THE FOLLOWING TABLE OF CONTENTS TELLS YOU WHERE TO FIND THESE CAPTIONS.

                               TABLE OF CONTENTS

                                                              PAGE
Forward-Looking Statements..................................      i
Prospectus Summary..........................................      1
Risk Factors................................................      7
The Company.................................................     13
Capitalization..............................................     14
Unaudited Pro Forma Financial Statements....................     15
Selected Consolidated Financial Data........................     28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     30
Business....................................................     38
Management..................................................     47
Certain Transactions........................................     53
Description of New Credit Facility..........................     55
The Exchange Offer..........................................     56
The Exchange Notes..........................................     64
Old Notes Registration Rights...............................     91
Certain United States Federal Income Tax Considerations.....     92
Transfer Restrictions on Old Notes..........................     93
Plan of Distribution........................................     95
Legal Matters...............................................     96
Experts.....................................................     96
Where You Can Find More Information.........................     97
Index to Financial Statements...............................    F-1

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements:

     - address activities, events or developments that we expect, believe, anticipate or estimate will or may occur in the future;

     - are based on certain assumptions and analyses that we have made and that we believe are reasonable;

     - are based on various risks and uncertainties, general economic and business conditions, the business opportunities that may be presented to and pursued by us from time to time, changes in laws or regulations and other factors, many of which are beyond our control.

     Any one of these factors, or a combination of these factors, could materially affect our future results of operations and whether the forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. See "Risk Factors."

                               PROSPECTUS SUMMARY

     This summary highlights information from this prospectus. We encourage you to read the entire prospectus which describes the exchange offer and contains detailed information about our business and financial data. You should also carefully read the risk factors beginning on page 7.

     References in this prospectus to "we," "us" or "Doane" refer to Doane Pet Care Company and its subsidiaries. References in this prospectus to the "notes" refer to both the old notes and the exchange notes.

THE EXCHANGE OFFER

     In this exchange offer, we are offering to exchange up to $150,000,000 principal amount of exchange notes for a like amount of old notes that you now hold. We will issue an exchange note in a principal amount equal to the principal amount of each old note that you tender to us before the expiration of the exchange offer. The exchange notes are substantially identical to the old notes, except that we have registered the exchange notes with the Securities and Exchange Commission. Because we have registered the exchange notes, the exchange notes will not be subject to certain transfer restrictions and will not be entitled to registration rights.

  Terms of the Exchange Notes.

     The exchange notes are described in detail under the heading "The Exchange Notes" beginning on page 64. Some of the key terms of the exchange notes are as follows:

          (1) Maturity Date. The maturity date of the exchange notes is May 15, 2007.

          (2) Interest. Interest payment dates are May 15 and November 15 of each year, beginning on May 15, 1999.

          (3) Optional Redemption. We may not redeem the exchange notes prior to May 15, 2002. After that date, we will have the option to redeem the exchange notes at redemption prices described in this prospectus. Also, prior to May 15, 2000, we will have the right to use the cash proceeds of certain equity offerings to redeem up to 35% of the original principal amount of the exchange notes at a redemption price of 109.75%. At least 65% of the original principal amount of the exchange notes must remain outstanding after such a redemption.

          (4) Ranking. The exchange notes are unsecured senior subordinated obligations of our company and will rank subordinate in right of payment to all existing and future senior indebtedness of our company.

          (5) Change of Control. Upon the occurrence of a change of control of our company as described in "The Exchange Notes" beginning on page 64, we will be required to offer to repurchase all or a portion of each holder's exchange notes at a price in cash equal to 101% of the aggregate principal amount of such exchange notes, plus accrued and unpaid interest.

          (6) Certain Covenants. The old notes have been, and the exchange notes will be, issued under an indenture containing certain covenants for your benefit. These covenants limit our ability to:

               - incur certain additional indebtedness,

               - pay certain dividends,

               - make certain distributions,

               - make investments and certain other restricted payments,

               - enter into certain transactions with affiliates,

               - dispose of certain assets and

               - engage in certain mergers and consolidations.

  Resale.

     We believe that you will be able to freely transfer the exchange notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any exchange notes.

  Expiration Date; Withdrawal of Tender.

     You can exchange your old notes any time before 5:00 p.m., New York City
time, on             , 1999, or such later date and time to which we extend the exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer, unless we have already accepted your old notes for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but that were not accepted for exchange.

  Procedures for Tendering Old Notes.

     If you want to exchange your old notes in the exchange offer, you must complete, sign and date the letter of transmittal or comply with the procedures for book-entry transfer. Please read this prospectus and the instructions in the accompanying letter of transmittal before completing your letter of transmittal. Unless you tender through book-entry transfer, you must deliver your old notes and your letter of transmittal to our exchange agent.

  Special Procedures for Beneficial Holders.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the registered holder promptly and instruct such holder to tender the old notes on your behalf. If you want to tender your old notes directly, before delivering your old notes to us, you must either arrange to register those old notes in your name or obtain a stock power from the registered holder. You should note that the transfer of record ownership may take considerable time.

  Guaranteed Delivery Procedures.

     If you want to tender your old notes but:

          (1) you cannot deliver the old notes and a properly completed letter of transmittal;

          (2) your old notes are not immediately available; or

          (3) you cannot complete book-entry transfer in a timely manner,

then you may use the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer" beginning on page 64.
  Termination of Exchange Offer.

     We may terminate the exchange offer if we determine it violates any law or interpretation of the staff of the SEC. If we do not consummate this exchange offer, you will still be entitled to the benefits of the existing registration rights agreement.

  Acceptance of Old Notes and Delivery of Exchange Notes.

     Subject to certain conditions described under "The Exchange Offer" beginning on page 64, we will accept for exchange any old notes properly tendered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. We will issue and deliver the exchange notes to you promptly after the expiration date.

  Exchange Agent.

     Our exchange agent for this exchange offer is Wilmington Trust Company. The mailing address of the exchange agent is: Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Operations. If you would like information about the exchange offer, you should call the exchange agent at (302) 651-1562. The facsimile number for the exchange agent is
(302) 651-1079.

THE COMPANY

     We are the largest manufacturer of dry pet food in the United States, by volume. We manufacture a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. We provide products that meet customer specifications, from super premium to value products. We manufacture store brands for over 350 customers in the United States, including the three largest mass merchandisers, the five largest grocery companies and the largest national pet specialty retailer. We also manufacture, package and ship dry pet food and treats for four of the six largest national branded pet food companies under co-manufacturing agreements.

     We have the most extensive manufacturing and distribution network in the pet food industry, which gives us certain operational and cost advantages over our competitors. We manufacture and distribute products in the United States using 32 combination manufacturing and distribution facilities and nine additional distribution centers. Our extensive network reduces our distribution expenses and also enables certain of our customers to bypass their distribution centers and deliver directly to their stores.

     We have achieved strong internal growth by increasing sales volumes from 1992 to 1997 at a compound annual growth rate of 10.3%, exclusive of acquisitions. We believe our growth is primarily due to increased consumer acceptance of store brands and an increase in volumes co-manufactured for national pet food companies. In addition, we have been the primary supplier of store brand pet food to WalMart Stores Inc. ("Wal*Mart") since 1970. We manufacture and distribute, under a direct store delivery program, a variety of products for Wal*Mart including its store brand, Ol' Roy. Ol' Roy is the largest selling brand of dry pet food in the United States by volume. In 1997, sales to Wal*Mart, including its Sam's Club division, accounted for 39% of the Company's sales on a pro forma basis.

RECENT DEVELOPMENTS

  Refinancing Transactions.

     In November 1998, we refinanced our capital structure through the following series of transactions:

          (1) Windy Hill Pet Food Company, Inc. ("Windy Hill") was merged into Doane.

          (2) Doane completed a cash tender offer for approximately $97 million principal amount of its 10 5/8% Senior Notes due 2006;

          (3) Windy Hill completed a cash tender offer for $46 million principal amount of its 9 3/4% Senior Subordinated Notes due 2007, which tender offer was required by a change of control provision in the indenture governing such notes;

          (4) Doane completed an exchange offer of $150 million principal amount of its 9 3/4% Senior Subordinated Notes due 2007 for the remaining approximately $63 million principal amount of its 10 5/8% Senior Notes due 2006 and all of the remaining approximately $74 million principal amount of Windy Hill's 9 3/4% Senior Subordinated Notes due 2007; and

          (5) Doane entered into a new senior credit facility with a syndicate of financial institutions providing for total commitments of $345 million. Doane borrowed $292 million under the new credit facility to:

               - fund the cash requirements of the refinancing transactions;

               - repay borrowings under and retire its previous credit
                 facilities;

               - repay other debt; and

               - repay a bridge financing incurred in connection with the tender offer for Windy Hill's 9 3/4% Senior Subordinated Notes due
                 2007.

  Windy Hill Acquisition.

     In August 1998, Doane Pet Care Enterprises, Inc., our parent corporation, acquired Windy Hill for approximately 1.6 million shares of common stock and the assumption of $183.5 million of indebtedness. Windy Hill was a leading manufacturer of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. With Windy Hill, we became the largest manufacturer of dog biscuits in the United States. In 1997, Windy Hill had pro forma net sales of $304.0 million, EBITDA of $26.7 million and a net loss before extraordinary item of $1.6 million.

     Our acquisition of Windy Hill strengthens our presence in the dry pet food and dog biscuit market segments, provides revenue synergies and enhances our position as a low-cost manufacturer and distributor of pet food products. We also believe the acquisition of Windy Hill provides the opportunity for revenue growth by: (1) enabling us to offer regional brands, semi-moist, soft dry and canned pet food products to our traditional customer base and (2) enabling us to offer soft treats and other specialized dry food products to Windy Hill's traditional customer base. With the addition of Windy Hill's 19 plants, we believe we can achieve cost savings by:

     - optimizing production schedules;

     - lowering distribution costs;

     - obtaining purchasing synergies; and

     - eliminating redundant overhead functions.

  IPES Acquisition.

     In April 1998, we acquired IPES IBERICA, S.A. for $26.2 million, net of cash purchased of $1.9 million, and the assumption of indebtedness of $1.9 million. IPES, located in Spain, is a manufacturer of both store and regional brands. In fiscal 1997, IPES had net sales of $21.1 million, EBITDA of $3.8 million and net income of $1.0 million. We believe that our acquisition of IPES, together with our investment in the Italian pet food manufacturer, Effeffe, S.p.a., provides us with a platform for growth in Europe.

RISK FACTORS

     Please read "Risk Factors" beginning on page 7 for a discussion of certain factors that you should consider in connection with your investment in the exchange notes.

                         SUMMARY FINANCIAL INFORMATION

     The summary historical financial information for the periods ended September 30, 1995 and December 31, 1995, 1996 and 1997 are derived from the consolidated financial statements of Doane included elsewhere in this prospectus. The summary historical information for the nine month period ended September 30, 1997 and as of and for the nine month period ended September 30, 1998 are derived from the unaudited consolidated financial statements of Doane that in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations as of such dates and for such periods. The results for the nine month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The unaudited condensed pro forma as adjusted income statement data give effect to the acquisition of Windy Hill, including the pro forma effects of each of the transactions included in the pro forma financial statements of Windy Hill, the acquisition of IPES and the refinancing transactions as if each of such transactions had occurred on January 1, 1997. The unaudited pro forma as adjusted balance sheet gives effect to the refinancing transactions and the use of proceeds therefrom, in each case as if such transactions had occurred on September 30, 1998. Such pro forma data are presented for illustrative purposes only and do not purport to represent Doane's actual results if such events had occurred at the dates indicated, nor do such data purport to project the results of operations for any future period. The information set forth below is qualified in its entirety and should be read in conjunction with the consolidated financial statements and notes thereto of Doane, the financial statements and notes thereto of Windy Hill, "Unaudited Condensed Pro Forma Financial Statements," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                          PREDECESSOR(1)                                          DOANE
                          --------------   ------------------------------------------------------------------------------------
                                                                     YEAR ENDED                          NINE MONTHS
                                                                    DECEMBER 31,                     ENDED SEPTEMBER 30,
                           NINE MONTHS     THREE MONTHS   ---------------------------------   ---------------------------------
                              ENDED           ENDED                              PRO FORMA                           PRO FORMA
                          SEPTEMBER 30,    DECEMBER 31,                         AS ADJUSTED                         AS ADJUSTED
                               1995            1995         1996       1997        1997         1997       1998        1998
                          --------------   ------------   --------   --------   -----------   --------   --------   -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales.............     $303,633        $114,958     $513,217   $564,741    $885,681     $411,399   $462,991    $641,674
  Gross profit..........       56,239          17,774       66,441     81,845     153,425       58,522     84,408     127,748
  Unusual items(2)......        9,440              --           --         --          --           --         --          --
  Non-recurring
    transition cost(3)..           --              --           --         --       1,571           --      4,311      12,767
  Income from
    operations..........       20,566           7,613       24,911     31,984      49,475       22,219     28,861      33,297
  Interest expense,
    net.................        3,611           5,806       22,471     22,463      42,808       16,973     19,444      32,106
  Non-recurring finance
    charge(4)...........           --              --        4,815         --       4,486           --         --          --
  Income (loss) before
    extraordinary
    items(5)............     $ 16,746        $  1,024     $ (1,518)  $  6,234    $  1,054     $  3,381   $  6,420    $   (567)
OTHER DATA:
  EBITDA(6).............     $ 24,364        $ 10,063     $ 35,264   $ 43,216    $ 68,958     $ 30,290   $ 40,444    $ 51,886
  Adjusted EBITDA(6)....     $ 33,804        $ 10,063     $ 40,079   $ 43,216    $ 75,015     $ 30,290   $ 44,755    $ 64,653
  Ratio of adjusted
    EBITDA to interest
    expense.............          9.4x            1.7x         1.8x       1.9x        1.8x         1.8x       2.3x        2.0x
  Ratio of earnings to
    fixed charges(7)....          5.6x            1.3x         0.9x       1.3x        1.0x         1.5x       1.5x        1.0x
  Depreciation and
    amortization
    expense.............        3,694           2,359       15,972     12,141      23,221        8,880     12,392      17,746
  Capital
    expenditures(8).....        4,224           1,297        7,901     14,437      18,612       12,933     14,132      18,749
  Pet food sold
    (thousands of tons).          774             288        1,189      1,237       1,829          896      1,025       1,338

                                                        (footnotes on next page)

                                                                   SEPTEMBER 30, 1998
                                                              -----------------------------
                                                              HISTORICAL        PRO FORMA
                                                              ----------      -------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $  3,833         $  3,833
  Working capital...........................................     50,656           59,665
  Total assets..............................................    664,852          671,154
  Total debt................................................    410,371          467,632
  Stockholders' equity......................................     80,651           36,113

------------------------------

(1) Doane Pet Care Enterprises, Inc., our parent corporation, was formed by a group of investors in 1995 to acquire Doane. For financial statement purposes, the acquisition of Doane was accounted for as a purchase acquisition effective October 1, 1995. The effects of the acquisition of Doane have been reflected in Doane's consolidated assets and liabilities at that date. As a result, Doane's consolidated financial statements for the periods subsequent to September 30, 1995 are presented on the successor's new basis of accounting, while financial statements for September 30, 1995 and prior periods are presented on the predecessor's historical cost basis of accounting. See Note 1 of the Consolidated Financial Statements of Doane.
(2) Represents non-recurring bonus payments to senior management in connection with the acquisition of Doane.
(3) Represents certain non-recurring transition expenses in connection with the acquisition of Windy Hill.
(4) Non-recurring finance charges include $4,815 and $4,486 of interim bridge debt financing costs that were incurred in conjunction with the issuance of the senior notes in 1996 and the refinancing transactions in 1998, respectively.
(5) Income before extraordinary items of Doane's predecessor does not include any provision for federal income taxes. Prior to the acquisition of Doane, Doane was organized as a subchapter S corporation. Consequently, Doane did not pay federal, state or local income taxes except in those states that did not recognize subchapter S status or that required the payment of franchise taxes based on income.
(6) EBITDA for any relevant period presented above is defined as earnings before interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as defined plus non-recurring finance charge and transition costs and unusual items. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because we believe that certain investors may find it useful. See "Unaudited Condensed Pro Forma Financial Statements" and Doane's Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.
(7) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest).
(8) Capital expenditures excludes payments for acquisitions.

                                  RISK FACTORS

LEVERAGE; RESTRICTIVE COVENANTS

     We are a highly leveraged company. At September 30, 1998, on a pro forma basis, we would have had approximately $467.6 million in aggregate principal amount of outstanding indebtedness (excluding trade payables and other accrued liabilities). Subject to the restrictions in our new credit facility and the indenture governing the notes, we may incur additional indebtedness from time to time to finance working capital, capital expenditures, acquisitions or for other purposes.

     Our new credit facility and the indenture governing the notes limit, among other things, our ability to:

          - incur additional indebtedness,

          - incur liens,

          - pay dividends or make certain other restricted payments,

          - consummate certain asset sales,

          - enter into certain transactions with affiliates,

          - merge or consolidate with, or otherwise acquire, any other person or

          - sell, assign, transfer, lease, convey or otherwise dispose of substantially all of our assets.

     The new credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet such financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet such tests. In connection with the new credit facility, we pledged substantially all of our assets as collateral to secure our indebtedness. Upon the occurrence of an event of default under the new credit facility, our lenders could declare all amounts outstanding under the new credit facility to be immediately due and payable. If we were unable to repay those amounts, the lenders have the right to foreclose upon the collateral securing the new credit facility. If the lenders take such action, we cannot assure you that our assets would be sufficient to repay such debt in full. These restrictions could limit our ability to obtain future financings or restrict other corporate activities.

     We may need to increase our leverage significantly for future acquisition or development activities. Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions and to financial, business and other factors affecting our operations. Many of these factors are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that we would be able to take any of these actions on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements. The terms of our indebtedness, including the new credit facility and the Indenture governing the notes, also may prohibit us from taking such actions.

SUBORDINATION

     The notes are general unsecured obligations of Doane and subordinated in right of payment to all of our existing and future senior indebtedness, including all indebtedness under the new credit facility. As of September 30, 1998, on a pro forma basis, we would have had approximately $320.7 million of senior indebtedness outstanding. As a result of such subordination, the holders of any senior indebtedness must be paid in full before the holders of the notes in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of Doane or upon a default in payment with respect to, or the acceleration of, any senior indebtedness. If we incur any additional debt that is on an equal basis with the notes, the holders of such debt would be entitled to share on an equal basis with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of Doane. This may have the effect of reducing the amount of proceeds paid to holders of the notes. In addition, we cannot make cash payments with respect to the notes during a payment default with respect to senior indebtedness and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) on the notes for a period of up to 179 days if a non-payment default exists with respect to senior indebtedness.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

     If a change of control of Doane occurs (as described in the indenture governing the notes), we are required to offer to purchase all outstanding notes at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase. We will use our available cash or cash generated from operations or other sources to fund any such purchases of notes. However, we cannot assure you that sufficient funds will be available at the time of any change of control to make any required repurchases of the notes.

     In addition, the new credit facility will prohibit us from purchasing the notes (except in certain limited amounts) and will also provide that certain change of control events will constitute a default under the new credit facility. Any future credit agreements or other agreements relating to senior indebtedness which we enter into may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of the notes or attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the notes by the relevant senior indebtedness. In such case, our failure to purchase the tendered notes would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under the new credit facility and could constitute a default under other senior indebtedness. In such circumstances, the subordination provisions in the indenture governing the notes would likely restrict payments by us to the holders of the notes. Furthermore, we cannot assure you that we will have sufficient resources to satisfy our repurchase obligation with respect to the exchange notes following a change of control.

DEPENDENCE ON CERTAIN CUSTOMERS

     For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, sales to Wal*Mart and Sam's Club accounted for approximately 63%, 61% and 57%, respectively, of our net sales. For the year ended December 31, 1997 on a pro forma basis, sales to Wal*Mart and Sam's Club accounted for an aggregate of 39.0% of our net sales. A portion (3.8%) of our sales to Wal*Mart and Sam's Club for the year ended December 31, 1997 on a pro forma basis was attributable to branded pet food products manufactured and distributed by us for national pet food companies. We do not have a long-term contract with Wal*Mart, Sam's Club or any other customer. A significant decrease in business from either Wal*Mart or Sam's Club would have a material adverse effect on our results of operations, financial condition and cash flows. In addition, our results of operations would be negatively impacted to the extent that Wal*Mart or Sam's Club is unable to make payments on outstanding accounts receivable.

RAW MATERIALS AND PACKAGING COSTS

     Our financial results depend to a large extent on the cost of raw materials and packaging and our ability to pass along increases in these costs to our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons. Fluctuations in paper prices have resulted from changes in supply and demand, general economic conditions and other factors. If there are any increases in raw materials costs, we would be required to increase sales prices for our products in order to avoid margin deterioration. We cannot assure you as to the timing or extent of our ability to implement future price adjustments in the event of increased raw material costs or as to whether any price increases implemented by us may affect the volumes of future shipments. Although we manage the price risk created by market fluctuations by hedging portions of our primary commodity product purchases, we cannot assure you that our results of operations will not be exposed to volatility in the commodity markets.

HEDGING

     We manage price risk created by market fluctuations by hedging portions of our primary commodity products purchases, principally through exchange traded futures and options contracts that are designated as hedges. The terms of such contracts are generally less than one year. Settlement of positions are either through financial settlement with the exchanges or through exchange for the physical commodity in which case we deliver the contract against the acquisition of the physical commodity.

     Our hedging policy does not permit speculative commodity trading. Futures and options contracts are accounted for as hedges, and gains and losses are recognized in the period realized as part of the cost of products sold and in the cash flows. We cannot assure you that our results of operations will not be exposed to volatility in the commodity markets.

ACQUISITION STRATEGY

     Our acquisition strategy is based on identifying and acquiring businesses engaged in manufacturing and distributing pet food products in markets where we currently do not operate or businesses with products that would complement our product mix. We will evaluate specific acquisition opportunities based on prevailing market and economic conditions. Our lack of experience in new markets we may enter through future acquisitions could have an adverse effect on our results of operations and financial condition. Acquisitions may require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company and additional costs associated with debt or equity financing. Any future acquisition that we make could have an adverse effect on our results of operations. We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. We cannot assure you that we will find suitable acquisition candidates at acceptable prices or succeed in integrating any acquired business into our existing business or in retaining key customers of acquired businesses. We cannot assure you that we will have sufficient available capital resources to execute our acquisition strategy.

INTEGRATION OF RECENT ACQUISITIONS

     We cannot assure you that we will succeed in integrating Windy Hill into our existing business. In addition, we may experience a loss of certain customers as a result of the acquisition of Windy Hill. Our operating results and financial condition could be materially and adversely affected: if the expected operating efficiencies from the acquisition of Windy Hill do not materialize; if we fail to integrate the acquisition of Windy Hill into our existing operations; if the costs of such integration exceed expectations; or if we experience unexpected costs or liabilities at Windy Hill. We cannot assure you that we will succeed in integrating other recent acquisitions, including acquisitions made by Windy Hill, into our existing operations.

GOODWILL FROM ACQUISITIONS

     We have an aggregate $200 million of goodwill on our balance sheet as of September 30, 1998 on a pro forma basis. Goodwill has been recorded under purchase accounting to represent the excess of the amount paid over the book value of the assets acquired. We cannot assure you that the amount of such goodwill will be realized in the future. Goodwill represented 30% of our total assets as of September 30, 1998. We are amortizing the goodwill over a 40-year life. We cannot assure you that this amortization rate approximates the time period over which these businesses will be valuable to us. Our earnings in future periods would be reduced if such amortization period were shortened or the amount of such goodwill were to be written off prior to amortization.

COMPETITION

     The pet food industry is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than we do. The store brand pet food products sold by our customers compete for access to shelf space with national branded products on the basis of quality and price. National branded products compete principally through advertising to create brand awareness and loyalty, and, increasingly, on price. We experience price competition from national branded manufacturers. Our operating results and cash flow could be adversely affected to the extent that there is significant price competition from the national branded manufacturers or such manufacturers significantly increase their presence in the store brand market. We also compete with regional branded manufacturers and other store brand manufacturers.

INTERNATIONAL OPERATIONS

     We operate a portion of our business and market products internationally, and we plan to increase our international marketing and business activities. We are, therefore, subject to and will increasingly become subject to, the risks customarily attendant to international operations and investments in foreign countries. These risks include nationalization, expropriation, war and civil disturbance, restrictive action by local governments, limitation on repatriation of earnings, change in foreign tax laws and change in currency exchange rates, any of which could have an adverse effect on our operations in such countries. Interruption of our international operations could have a material adverse effect on our financial condition and results of operations.

     We may, from time to time, conduct a portion of our business in currencies other than the United States dollar, thus subjecting our results to fluctuations in foreign currency exchange rates. We cannot assure you that we will be able to protect ourself against such fluctuations in the future.

CONTROL OF THE BOARD OF DIRECTORS OF DOANE PET CARE ENTERPRISES, INC.

     Doane Pet Care Enterprises, Inc., the parent of Doane, is a holding company with no operations. Doane is its sole operating subsidiary. In connection with the acquisition of Windy Hill, Doane, Summit/DPC Partners, L.P. ("Summit"), Summit Capital Inc. ("SCI"), Chase Manhattan Investment Holdings, Inc. ("CMIHI") and an affiliate thereof, DLJ Merchant Banking Partners, L.P. ("DLJMB") and certain of its affiliates, all of Windy Hill's former stockholders and certain other stockholders of Doane Pet Care Enterprises, Inc. entered into an investors' agreement. The investors' agreement provides that the board of directors of Doane Pet Care Enterprises, Inc. and Doane will consist of eight members, one being the Chief Executive Officer of Doane Pet Care Enterprises, Inc. Other than the Chief Executive Officer, each of the remaining seven directors will be designated by one or a combination of the parties listed above, subject to certain percentage ownership requirements. Through their control of the board of directors of Doane Pet Care Enterprises, Inc. and Doane, the parties listed above will be in a position to control the policies, management and affairs of Doane and to effectively prevent or cause a change in control of Doane. None of the parties listed above will have the right to designate individuals to the board of directors of Doane Pet Care Enterprises, Inc. if its percentage ownership of common stock of Doane Pet Care Enterprises, Inc. is reduced below 5%.

DEPENDENCE ON KEY PERSONNEL

     Our success depends in part upon the continued services of our highly skilled personnel involved in management, production and distribution, and, in particular, upon the efforts and abilities of our executive management group. If we lose the service of any of the members of our executive management group, such loss could have a material adverse effect on our business, financial condition and results of operations. We have entered into employment agreements with members of our executive management group. We do not have key-person life insurance covering any of our employees. Our success also depends upon our ability to attract and retain additional highly qualified employees.

ENVIRONMENTAL, REGULATORY AND SAFETY MATTERS; PRODUCT RECALL

     We are subject to a broad range of federal, state and local laws and regulations intended to protect the public health and the environment, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes and the remediation of contamination associated with releases of hazardous substances. We are also subject to regulation by the Occupational Safety and Health Administration, the Food and Drug Administration and the United States Department of Agriculture and by various state and local authorities. Violations of these regulatory requirements can result in administrative, civil or criminal penalties being levied against us or in a cease and desist order against operations that are not in compliance.

     On October 30, 1998, we initiated a product recall for certain dry dog food manufactured at our Temple, Texas plant. The recall covers dry dog food manufactured at our Temple plant between July 1 and August 31, 1998 and does not apply to dry dog food manufactured at other plants or our dry cat food, biscuits, treats or canned products. The recall resulted from reported sickness and death of dogs in the State of Texas. These conditions were attributed to elevated aflatoxins in corn, which is an ingredient in dry dog food. Aflatoxins are compounds produced from certain kinds of crop molds that can be caused by extreme weather conditions such as drought and heat. We have an extensive corn testing program for the detection of aflatoxins and that program has been intensified since the problems were reported. We maintain insurance against losses from illness or death of animals; however, the cost of the product recall is not covered by our insurance. We estimate the cost of the product recall to be $3.0 million, net of insurance recoveries, and have recorded a charge to non-recurring costs in the fourth quarter of fiscal 1998.

     We believe that our operations are in material compliance with environmental, safety and other regulatory requirements; however, we cannot assure you that such requirements will not change in the future or that we will not incur significant costs in the future to comply with such requirements, to effect future recalls or in connection with the effect on our business of such matters.

FRAUDULENT CONVEYANCE

     The incurrence of indebtedness (such as the exchange notes) is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of our other creditors. If a court were to find that the exchange notes were issued with the intent to hinder, delay or defraud any present or future creditor or that we contemplated insolvency with a design to favor one or more of our creditors to the exclusion in whole or in part of others or we did not receive fair consideration or reasonably equivalent value for issuing the exchange notes and, at the time thereof, we:

     - were insolvent or rendered insolvent by reason of the issuance of the exchange notes,

     - were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital or

     - intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured,

a court could avoid or subordinate the exchange notes in favor of our other creditors.

     On the basis of historical financial information, recent operating history and other information currently available to us, we believe that the exchange notes are being issued for proper purposes and in good faith and that, after giving effect to indebtedness incurred in connection with the issuance of the exchange notes, we are solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as such debts become absolute and mature. We cannot assure you, however, that a court passing on such questions would reach the same conclusions and, if not, a court could, among other things, void all or a portion of our obligations to holders of exchange notes and/or subordinate our obligations under the exchange notes to a greater extent than would otherwise be the case.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESTRICTIONS ON RESALE OF OLD NOTES

     The old notes that are not exchanged for exchange notes in the exchange offer have not been registered with the SEC or in any state. Unless the exchange notes are so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. We anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer may be substantially limited. Additionally, holders (other than certain holders who cannot take advantage of the exchange offer) of any old notes not tendered in the exchange offer prior to the expiration of the exchange offer will not be entitled to any registration rights, including the ability to require us to file a shelf registration statement.

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

     The exchange notes will be new securities for which currently there is no trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or stock market. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, the interest of securities dealers in making a market in the exchange notes and other factors. We cannot make any assurances as to the development or liquidity of any market for the exchange notes. Even if a market does develop, we cannot make assurances as to the price at which the holders of exchange notes will be able to sell such exchange notes or that the exchange notes could trade at a price above or below either their purchase price or face value.

YEAR 2000

     We have conducted a comprehensive review of our computer software to identify the systems that could be affected by the "year 2000" issue. The year 2000 issue results from computer programs being written using two digits (rather than four) to define the applicable year. As a result, certain of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This calculation could result in a major system failure or miscalculations.

     We have made an assessment of year 2000 compliance and reviewed our business application software which resulted in plans to either replace or upgrade all essential business software at an estimated cost of $3.5 million. We are currently reviewing our administrative hardware and software (networks, communications and security systems) and the software related to manufacturing equipment. We have implemented a program to confirm year 2000 compliance with all third parties with which we have material relationships.

     As of September 30, 1998, we had incurred costs of approximately $2.4 million in connection with year 2000 compliance. We intend to test and verify our year 2000 compliance by July 1999, including third party compliance. Management believes that a failure to complete our year 2000 compliance, or a failure by parties with whom we have material relationships to complete year 2000 compliance by such date could have a material adverse effect on our financial condition and results of operations. We believe that we can provide the resources necessary to ensure year 2000 compliance prior to the year 2000. However, should we be delayed in our compliance with year 2000, we may experience a decrease in efficiency that could have a material adverse effect on results of operations. We also believe that a sufficient number of suppliers exist if our current suppliers are delayed in their efforts to achieve year 2000 compliance, thereby minimizing risk to our Company. We have developed contingency plans that include moving production within our plant network, securing additional ingredient storage facilities and transferring procurement to year 2000 compliant suppliers.

                                  THE COMPANY

     Doane Pet Care Enterprises, Inc. was formed in 1995 by a group of investors led by Summit Capital Inc. and certain members of existing management to acquire Doane for an aggregate purchase price of $249.1 million, including existing indebtedness. Bob L. Robinson, a director of Doane Pet Care Enterprises, Inc. and Doane, Terry W. Bechtel, a Vice President of Doane, Dick Weber, Managing Director of Field Sales of Doane, and Earl Clements, Central Regional
Director -- Production of Doane, are the only four persons from such existing management who are still affiliated with our company. Doane had been a manufacturer of dry pet food for 37 years prior to the acquisition in 1995. See "Risk Factors -- Control of the Board of Directors of Doane Pet Care Enterprises, Inc."

     In April 1998, we acquired IPES for $26.2 million, net of cash purchased of $1.9 million, and the assumption of indebtedness of $1.9 million. In August 1998, Doane Pet Care Enterprises, Inc. acquired Windy Hill for approximately 1.6 million shares of its common stock and the assumption of $183.5 million of indebtedness. Windy Hill was a manufacturer of pet food products based in Tennessee. In November 1998 Windy Hill was merged into Doane.

     Windy Hill was formed in February 1995 by a group of investors led by Dartford Partnership L.L.C. to acquire substantially all of the assets and liabilities of the pet food division of Martha White Foods, Inc. for $21.0 million. In April 1996, Windy Hill acquired the assets and liabilities associated with certain pet food product lines of Heinz Inc. for a purchase price of $52.5 million. In May 1997, Windy Hill acquired Hubbard Milling Company for a net purchase price of $131.1 million. Subsequent to such acquisition, Windy Hill sold the animal feed division of Hubbard for a sales price of approximately $50.0 million, net of taxes. In February 1998, Windy Hill acquired all of the assets of the AGP pet food division of Consolidated Nutrition, L.C. for a purchase price of approximately $12.4 million. In April 1998, Windy Hill acquired certain pet food assets and certain liabilities associated with the NuPet division of Nulaid Foods, Inc. for a purchase price of approximately $3.1 million. In June 1998, Windy Hill acquired Deep Run Packing Company, Inc. for a net purchase price of approximately $16.4 million.

     Doane is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, and our telephone number at such offices is (615) 373-7774.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1998, (i) our historical capitalization and (ii) our pro forma capitalization after giving effect to our recent refinancing transactions. This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Doane and Windy Hill and the related notes included elsewhere in this prospectus.

                                                                AT SEPTEMBER 30, 1998
                                                              --------------------------
                                                              HISTORICAL    PRO FORMA(1)
                                                              ----------    ------------
                                                                    (IN THOUSANDS)
Total debt(2):
     Existing credit facilities.............................   $ 96,557       $     --
     New credit facility....................................                   286,867
     IPES debt..............................................     25,318         25,318
     Industrial revenue bonds...............................      8,496          8,496
     Senior notes...........................................    160,000             --
     Exchange notes(3)......................................                   146,951
     Windy Hill notes.......................................    120,000             --
                                                               --------       --------
          Total debt(2).....................................    410,371        467,632
Senior exchangeable preferred stock, 10,000,000 shares
  authorized; 1,200,000 shares issued and outstanding; no
  shares issued and outstanding, pro forma as adjusted(4)...     35,898         35,898
Stockholders' equity:
     Common stock, par value $0.01 per share, 1,000 shares
      authorized; 1,000 shares issued and outstanding.......         --             --
     Additional paid-in capital.............................     86,841         86,841
     Accumulated other comprehensive income.................        472            472
     Accumulated deficit....................................     (6,662)       (51,200)
                                                               --------       --------
          Total stockholders' equity........................     80,651         36,113
                                                               --------       --------
            Total capitalization............................   $526,920       $539,643
                                                               ========       ========

------------------------------

(1) To give effect to the refinancing transactions and the application of the proceeds therefrom.

(2) Total debt includes current portion of long-term debt.

(3) The exchange notes have an aggregate principal amount of $150 million and have been recorded at their principal amount less unamortized discounts of approximately $3.0 million.

(4) The preferred stock had an initial liquidation preference of $30.0 million (accreted liquidation value of $45.6 million at September 30, 1998) and was sold as a unit with warrants to purchase shares of common stock of Doane Pet Care Enterprises, Inc. for aggregate consideration of $30.0 million. Approximately $12.9 million of such consideration was allocated to the value of the warrants and is recorded as stockholders' equity.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited condensed consolidated pro forma financial statements consist of (i) the unaudited pro forma condensed combined statements of operations of Doane and Windy Hill for the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998 and related notes, (ii) Doane's unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 and related notes, (iii) Doane's unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 1997 and for the nine months ended September 30, 1998, and related notes and
(iv) the unaudited pro forma condensed consolidated statements of operations of Windy Hill for the fiscal year ended December 27, 1997 and for the seven months ended August 2, 1998. Doane's unaudited pro forma financial statements give effect to the acquisition of IPES as if such transaction had occurred on January 1, 1997. The unaudited pro forma financial statements of Windy Hill give effect to the acquisitions of Hubbard, AGP, NuPet, Deep Run and the purchase by Windy Hill of certain joint venture interests held by third parties as if such transactions had occurred on January 1, 1997. The condensed combined unaudited pro forma statements of operations give effect to the pro forma results of Doane and Windy Hill for the entire periods indicated as if the refinancing transactions had occurred on January 1, 1997. The combined unaudited pro forma balance sheet gives effect to the refinancing transactions, and the use of proceeds therefrom, in each case as if such transactions had occurred on September 30, 1998.

     The historical data for the fiscal year ended December 31, 1997 have been derived from our audited consolidated financial statements, and the historical data for the nine months ended September 30, 1998 have been derived from our unaudited interim financial statements. The historical data of Windy Hill have been derived from its audited financial statements for the year ended December 27, 1997 and the historical data for the seven months ended August 2, 1998 have been derived from Windy Hill's interim unaudited financial statements.

     The unaudited condensed consolidated pro forma financial statements are based on assumptions and include adjustments as explained in the notes thereto. The unaudited condensed consolidated pro forma financial statements are not necessarily indicative of the actual financial results if the transactions described in the preceding paragraph had been effective on and as of the dates indicated and should not be indicative of operations in future periods or as of future dates. The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the notes thereto and the historical audited and unaudited consolidated financial statements of Doane, Windy Hill and Hubbard and the notes thereto included elsewhere in this prospectus.

                   CONDENSED COMBINED DOANE PET CARE COMPANY
                     AND WINDY HILL PET FOOD HOLDINGS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                              PRO FORMA
                                   PRO FORMA    PRO FORMA    ADJUSTMENTS                  PRO FORMA         COMBINED
                                     DOANE        WINDY          FOR       COMBINED      ADJUSTMENTS         DOANE
                                      (SEE      HILL (SEE    WINDY HILL      DOANE     FOR REFINANCING     PRO FORMA
                                   TABLE 1-A)   TABLE 2-A)   ACQUISITION   PRO FORMA    TRANSACTIONS     AS ADJUSTED(G)
                                   ----------   ----------   -----------   ---------   ---------------   --------------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales........................   $585,837     $304,041      $(4,197)(a) $885,681        $    --          $885,681
Cost of goods sold...............    500,815      231,441           --      732,256             --           732,256
                                    --------     --------      -------     --------        -------          --------
Gross profit.....................     85,022       72,600       (4,197)     153,425             --           153,425
Operating expenses:
    Promotion and distribution...     32,956       37,377       (4,197)(a)   66,136             --            66,136
    Selling, general and
      administrative.............     19,240       16,507          496(b)    36,243                           36,243
Non-recurring transition costs...         --        1,571           --        1,571             --             1,571
                                    --------     --------      -------     --------        -------          --------
    Income from operations.......     32,826       17,145         (496)      49,475             --            49,475
Interest expense, net............     24,457       19,183           --       43,640           (832)(c)        42,808
Non-recurring finance charge.....         --           --           --           --          4,486(e)          4,486
Equity in earnings of joint
  ventures.......................       (186)        (480)          --         (666)            --              (666)
Other (income) expense, net......       (148)          66           --          (82)            --               (82)
                                    --------     --------      -------     --------        -------          --------
    Income (loss) before taxes...      8,703       (1,624)        (496)       6,583         (3,654)            2,929
Income tax expense (benefit).....      3,242           18           --        3,260         (1,385) (d)        1,875
                                    --------     --------      -------     --------        -------          --------
    Income (loss) before
      extraordinary items........   $  5,461     $ (1,642)     $  (496)    $  3,323        $(2,269)         $  1,054
                                    ========     ========      =======     ========        =======          ========
Basic and diluted earnings per
  share..........................                                                                           $  1,054
Basic and diluted weighted
  average number of shares
  outstanding....................                                                                              1,000
EBITDA(f)........................                                                                           $ 68,958
                                                                                                            ========
Adjusted EBITDA(f)...............                                                                           $ 75,015
                                                                                                            ========

      See accompanying notes to unaudited pro forma financial statements.

                   CONDENSED COMBINED DOANE PET CARE COMPANY
                     AND WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                           PRO FORMA                 PRO FORMA
                                PRO FORMA    PRO FORMA    ADJUSTMENTS               ADJUSTMENTS       COMBINED
                                  DOANE      WINDY HILL       FOR       COMBINED        FOR            DOANE
                                   (SEE         (SEE      WINDY HILL      DOANE     REFINANCING      PRO FORMA
                                TABLE 1-B)   TABLE 2-B)   ACQUISITION   PRO FORMA   TRANSACTIONS   AS ADJUSTED(G)
                                ----------   ----------   -----------   ---------   ------------   --------------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net sales.....................   $468,977     $175,111      $(2,414)(a) $641,674      $    --         $641,674
Cost of goods sold............    383,131      130,795                   513,926           --          513,926
                                 --------     --------      -------     --------      -------         --------
Gross profit..................     85,846       44,316       (2,414)     127,748           --          127,748
Operating expenses:
     Promotion and
       distribution...........     30,688       19,874       (2,414)(a)   48,148           --           48,148
     Selling, general and
       administrative.........     21,150       12,014          372(b)    33,536                        33,536
Non-recurring transition
  costs.......................      4,311        8,456                    12,767           --           12,767
                                 --------     --------      -------     --------      -------         --------
     Income from operations...     29,697        3,972         (372)      33,297                        33,297
Interest expense, net.........     19,920       11,194                    31,114          992(c)        32,106
Equity in earnings of joint
  ventures....................       (111)        (463)                     (574)                         (574)
Other income, net.............       (182)         (87)                     (269)                         (269)
                                 --------     --------      -------     --------      -------         --------
     Income before taxes......     10,070       (6,672)        (372)       3,026         (992)           2,034
Income tax expense
  (benefit)...................      3,397         (420)          --        2,977         (376)(d)        2,601
                                 --------     --------      -------     --------      -------         --------
     Income before
       extraordinary items....   $  6,673     $ (6,252)     $  (372)    $     49      $  (616)        $   (567)
                                 ========     ========      =======     ========      =======         ========
Basic and diluted earnings per
  share.......................                                                                        $   (567)
Basic and diluted weighted
  average number of shares
  outstanding.................                                                                           1,000
EBITDA(f).....................                                                                        $ 51,886
                                                                                                      ========
Adjusted EBITDA(f)............                                                                        $ 64,653
                                                                                                      ========

      See accompanying notes to unaudited pro forma financial statements.

                   CONDENSED COMBINED DOANE PET CARE COMPANY
                     AND WINDY HILL PET FOOD HOLDINGS, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Adjustment to reclassify $4,197 for the year ended December 31, 1997 and $2,414 for the seven months ended August 2, 1998 of Windy Hill's cash discounts to net sales from promotion and distribution expenses to conform the accounting policies of Windy Hill to those of Doane.

(b) Adjustment to selling, general and administrative expenses to recognize additional amortization of goodwill resulting from the Windy Hill acquisition. In the allocation of the purchase price to Windy Hill's assets and liabilities, Doane did not increase the value previously allocated to trademarks and treated the incremental excess purchase price as goodwill. Windy Hill was created over the past three years with the majority of its operations having been acquired in four transactions that were consummated in the 12 months preceding the announcement of the Windy Hill acquisition. As a result, Windy Hill recorded assets and liabilities at their fair value, which values we believe have not changed since they were acquired by Windy Hill. In such previous acquisitions, $45.5 and $66.8 million were allocated to goodwill and trademarks, respectively. In effect, the values ascribed to trademarks by Windy Hill were used by us in our allocation of purchase price.

(c) Pro forma as adjusted interest expense, which includes amortization of deferred financing costs, has been calculated on pro forma debt levels and applicable interest rates after giving effect to the refinancing transactions and the application of the net proceeds to us therefrom. The table below presents pro forma as adjusted interest expense noted with the respective interest rates:

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
      New credit facility ($286.9 million estimated at
       8.40%)...............................................    $ 24,105        $18,079
      Exchange notes ($150.0 million at 9.75%)..............      14,984         11,238
      IPES debt ($25.3 million at 6.50%)....................       1,646          1,234
      Industrial revenue bonds ($8.5 million at a blended
       rate of 6.70%).......................................         602            452
      Amortization of deferred financing costs ($11.1
       million amortized over seven to ten years)...........       1,471          1,103
                                                                --------        -------
                                                                $ 42,808        $32,106
      Less historical interest expense......................      43,640         31,114
                                                                --------        -------
      Adjustment............................................    $   (832)       $   992
                                                                ========        =======

     The effect of a 0.25% change in the annual interest rate of the new credit facility would change pro forma interest expense by $717 for the year ended December 31, 1997 and $538 for the nine months ended September 30, 1998.

(d) Reflects an adjustment to income tax expense to tax effect the pro forma adjustments at the combined state and federal statutory rate of 38% for the year ended December 31, 1997 and for the nine months ended September 30, 1998. In calculating the tax adjustment, the goodwill amortization as calculated in (b) above has not been tax effected as it is non-deductible for tax purposes.

(e) Represents non-recurring interim bridge debt financing costs that were expensed concurrently with the issuance of the new credit facility.

(f) EBITDA for any relevant period presented above is defined as earnings before interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as defined plus non-recurring finance charge and transition costs. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute (or net cash) provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because we believe that certain investors may find it useful.

(g) The acquisition of Windy Hill provides us with the opportunity to achieve cost savings in the following areas that have not been reflected in the Pro Forma Statement of Operations:

      (i) Selling, general and administrative expense primarily due to headcount reductions;

      (ii) Purchasing cost savings through economies of scale and raw material cost savings through formula rationalizations; and

      (iii) Distribution cost savings, improved efficiencies and reduced overtime through optimizing production schedules at the network of 32 domestic manufacturing facilities.

                             DOANE PET CARE COMPANY
                 UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998

                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                               FOR
                                                                DOANE      REFINANCING       DOANE
                                                              HISTORICAL   TRANSACTIONS    PRO FORMA
                                                              ----------   ------------    ---------
                                                                          (IN THOUSANDS)
ASSETS
Current assets:
    Cash and cash equivalents...............................   $  3,833      $     --      $  3,833
    Trade and other accounts receivable, net................     86,759            --        86,759
    Inventories.............................................     52,901            --        52,901
    Deferred income tax benefits............................      6,562         7,470(a)     16,964
                                                                                2,932(b)
    Prepaid expenses and other assets.......................     16,333            --        16,333
                                                               --------      --------      --------
        Total current assets................................    166,388        10,402       176,790
Property, plant and equipment, net..........................    201,665            --       201,665
Goodwill and other intangible assets, net...................    263,368            --       263,368
Other assets................................................     33,431        11,126(a)     29,331
                                                                              (15,226)(b)
                                                               --------      --------      --------
        Total assets........................................   $664,852      $  6,302      $671,154
                                                               ========      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current installments of long-term debt..................   $  8,859      $  1,393(a)   $ 10,252
    Accounts payable........................................     64,782            --        64,782
    Accrued liabilities.....................................     42,091            --        42,091
                                                               --------      --------      --------
        Total current liabilities...........................    115,732         1,393       117,125
Long-term debt, excluding current installments..............    401,512        55,868(a)    457,380
Post-retirement benefit liability...........................      6,562            --         6,562
Other long term liabilities.................................      1,753            --         1,753
Deferred income tax liability...............................     22,744        (4,024)(a)    16,323
                                                                               (2,397)(b)
                                                               --------      --------      --------
        Total liabilities...................................    548,303        50,840       599,143
Preferred stock.............................................     35,898            --        35,898
Stockholders' equity
    Common stock............................................         --            --            --
    Additional paid-in capital..............................     86,841                      86,841
Accumulated other comprehensive income......................        472            --           472
    Accumulated deficit.....................................     (6,662)      (21,346)(a)   (51,200)
                                                                              (13,295)(a)
                                                                               (9,897)(b)
                                                               --------      --------      --------
        Total stockholders' equity..........................     80,651       (44,538)       36,113
                                                               --------      --------      --------
        Total liabilities and stockholders' equity..........   $664,852      $  6,302      $671,154
                                                               ========      ========      ========

      See accompanying notes to unaudited pro forma financial statements.

                             DOANE PET CARE COMPANY
            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

(a) Reflects the proceeds to us from the refinancing transactions and the application of proceeds therefrom:

                                                              (IN THOUSANDS)
     Sources:
       New credit facility..................................     $286,867
       Exchange notes.......................................      146,951
                                                                 --------
          Total sources.....................................     $433,818
                                                                 ========
     Uses:
       Repayment of existing credit facilities..............     $ 96,557
       Repayment of senior notes............................      160,000
       Repayment of Windy Hill notes........................      120,000
       Distribution to parent...............................       13,295
       Deferred debt financing costs........................       11,126
       Costs of early extinguishment of debt................       28,354
       Non-recurring finance charge.........................        4,486
                                                                 --------
          Total uses........................................     $433,818
                                                                 ========

     The costs of early extinguishment of debt ($28,354) and the non-recurring finance charge ($4,486) have been reflected as a charge to retained earnings of $32,840 net of a tax benefit of $11,494 and will be charged to operations upon the consummation of the refinancing transactions.

(b) Reflects the impact on retained earnings of the write-off of financing costs of $15,226, net of a tax benefit of $5,329 associated with existing credit facilities, the senior notes and the Windy Hill notes. The adjustment has not been reflected in the Pro Forma Statement of Operations and will be charged to operations upon the consummation of the refinancing transactions.

                                   TABLE 1-A

                             DOANE PET CARE COMPANY
       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                              DOANE            IPES         ADJUSTMENTS FOR     PRO FORMA
                                          HISTORICAL(A)    HISTORICAL(B)    IPES ACQUISITION      DOANE
                                          -------------    -------------    ----------------    ---------
                                                                  (IN THOUSANDS)
Net sales..............................     $564,741          $21,096           $    --         $585,837
Cost of goods sold.....................      482,896           17,636               283(c)       500,815
                                            --------          -------           -------         --------
Gross profit...........................       81,845            3,460              (283)          85,022
Operating expenses:
  Promotion and distribution...........       31,876            1,080                --           32,956
  Selling, general and
     administrative....................       17,985              788               467(d)        19,240
                                            --------          -------           -------         --------
     Income from operations............       31,984            1,592              (750)          32,826
Interest expense, net..................       22,463              117             1,877(e)        24,457
Equity in earnings of joint venture....         (186)              --                --             (186)
Other (income) expense, net............           84             (232)               --             (148)
                                            --------          -------           -------         --------
     Income before taxes...............        9,623            1,707            (2,627)(f)        8,703
Income tax expense.....................        3,389              674              (821)           3,242
                                            --------          -------           -------         --------
     Income before extraordinary
       items...........................     $  6,234          $ 1,033           $(1,806)        $  5,461
                                            ========          =======           =======         ========
EBITDA(g)..............................                                                         $ 47,010
                                                                                                ========
Adjusted EBITDA(g).....................                                                         $ 47,010
                                                                                                ========

      See accompanying notes to unaudited pro forma financial statements.

                                   TABLE 1-B

                             DOANE PET CARE COMPANY
      UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                DOANE           IPES        ADJUSTMENTS FOR     PRO FORMA
                                            HISTORICAL(A)   HISTORICAL(B)   IPES ACQUISITION      DOANE
                                            -------------   -------------   ----------------    ---------
                                                                   (IN THOUSANDS)
Net sales.................................    $462,991         $5,986            $  --          $468,977
Cost of goods sold........................     378,583          4,480               68(c)        383,131
                                              --------         ------            -----          --------
Gross profit..............................      84,408          1,506              (68)           85,846
Operating expenses:
  Promotion and distribution..............      30,381            307               --            30,688
  Selling, general and administrative.....      20,855            184              111(d)         21,150
  Non-recurring transition costs..........       4,311             --               --             4,311
                                              --------         ------            -----          --------
  Income from operations..................      28,861          1,015             (179)           29,697
Interest expense, net.....................      19,444             28              448(e)         19,920
Equity in earnings of joint venture.......        (111)            --               --              (111)
Other income, net.........................        (118)           (64)              --              (182)
                                              --------         ------            -----          --------
     Income before taxes..................       9,646          1,051             (627)           10,070
Income tax expense........................       3,226            367             (196)(f)         3,397
                                              --------         ------            -----          --------
     Income before extraordinary items....    $  6,420         $  684            $(431)         $  6,673
                                              ========         ======            =====          ========
EBITDA(g).................................                                                      $ 41,690
                                                                                                ========
Adjusted EBITDA(g)........................                                                      $ 46,001
                                                                                                ========

      See accompanying notes to unaudited pro forma financial statements.

                             DOANE PET CARE COMPANY
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

(a) Doane's historical financial statements for the nine months ended September 30, 1998 include the results of Windy Hill for the period from August 4, 1998 to September 30, 1998 and the results of IPES for the period from April 18, 1998 to September 30, 1998.

(b) Includes results for IPES for the entire year for the year ended December 31, 1997 and for the period January 1, 1998 to April 17, 1998 (the date of acquisition) for the nine-month period ended September 30, 1998.

(c) Adjustment to reflect $283 for the year ended December 31, 1997 and $68 for the nine months ended September 30, 1998 of additional depreciation resulting from the write-up of property, plant and equipment to fair value related to the acquisition of IPES.

(d) Adjustment to reflect $467 for the year ended December 31, 1997 and $111 for the nine months ended September 30, 1998 of additional goodwill and intangible amortization resulting from the acquisition of IPES.

(e)  Adjustments to interest expense to reflect the following:

                                                                                 NINE MONTHS
                                                                  YEAR ENDED        ENDED
                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1997           1998
                                                                 ------------   -------------
                                                                        (IN THOUSANDS)
   Effect of additional financing incurred in connection with the acquisition of IPES ($25.3 million at a blended rate
     of 6.5%)..................................................     $1,803           $430
   Additional amortization of deferred financing cost resulting
     from the acquisition of IPES..............................         74             18
                                                                    ------           ----
                                                                    $1,877           $448
                                                                    ======           ====

(f) Reflects an adjustment to income tax expense to tax effect the pro forma adjustments at the combined federal and state statutory rate of 38% for the year ended December 31, 1997 and for the nine months ended September 30, 1998. In calculating the tax adjustment, the goodwill amortization as calculated in (d) above has not been tax effected as it is non-deductible for tax purposes.

(g) EBITDA for any relevant period presented above is defined as earnings before interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as defined plus non-recurring finance charge and transition costs. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because we believe that certain investors may find it useful.

                                   TABLE 2-A

                       WINDY HILL PET FOOD HOLDINGS, INC.
       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997

                                                                                                        PRO FORMA
                                                                                             OTHER     ADJUSTMENTS
                             WINDY HILL        HUBBARD           AGP          DEEP RUN      ACQUISI-       FOR         PRO FORMA
                            HISTORICAL(A)   HISTORICAL(B)   HISTORICAL(C)   HISTORICAL(D)   TIONS(E)   ACQUISITIONS    WINDY HILL
                            -------------   -------------   -------------   -------------   --------   ------------    ----------
                                                                       (IN THOUSANDS)
Net sales.................    $164,288         $42,332         $46,194         $28,667      $ 22,560     $    --        $304,041
Cost of goods sold........     113,288          32,222          43,809          23,400        19,806      (1,084)(f)     231,441
                              --------         -------         -------         -------      --------     -------        --------
Gross profit..............      51,000          10,110           2,385           5,267         2,754       1,084          72,600
Operating expenses:
    Promotion and
      distribution........      28,980           4,583             749           1,548         1,517          --          37,377
    Selling, general and
      administrative......      10,886           1,156           1,832           1,340           496         797(g)       16,507
Non-recurring transition
  costs...................       1,571              --              --              --            --          --           1,571
                              --------         -------         -------         -------      --------     -------        --------
    Income from
      operations..........       9,563           4,371            (196)          2,379           741         287          17,145
Interest expense, net.....      12,241              --              --              58            --       6,884(h)       19,183
Equity in earnings of
  joint ventures..........        (377)           (467)             --              --            --         364(i)         (480)
Other expense, net........          93             (60)             41               2           (10)         --              66
                              --------         -------         -------         -------      --------     -------        --------
    Income before taxes...      (2,394)          4,898            (237)          2,319           751      (6,961)         (1,624)
Income tax expense
  (benefit)...............        (574)             --              --              --            --         592(j)           18
                              --------         -------         -------         -------      --------     -------        --------
Income (loss) before
  extraordinary items.....    $ (1,820)        $ 4,898         $  (237)        $ 2,319      $    751     $(7,553)       $ (1,642)
                              ========         =======         =======         =======      ========     =======        ========
EBITDA(k).................                                                                                              $ 26,660
                                                                                                                        ========
Adjusted EBITDA(k)........                                                                                              $ 28,231
                                                                                                                        ========

      See accompanying notes to unaudited pro forma financial statements.

                                   TABLE 2-B

                       WINDY HILL PET FOOD HOLDINGS, INC.
       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE SEVEN MONTHS ENDED AUGUST 2, 1998

                                                                                                      PRO FORMA
                                                                                                   ADJUSTMENTS FOR        WHPF
                               WINDY HILL          AGP          DEEP RUN           OTHER          RECLASSIFICATIONS     PRO FORMA
                              HISTORICAL(A)   HISTORICAL(C)   HISTORICAL(D)   ACQUISITIONS(E)     AND ACQUISITIONS      COMBINED
                              -------------   -------------   -------------   ---------------   ---------------------   ---------
                                                                        (IN THOUSANDS)
Net sales...................    $151,460         $5,651          $13,740          $4,260               $    --          $175,111
Cost of goods sold..........     110,367          5,419           11,782           3,418                  (191)(f)       130,795
                                --------         ------          -------          ------               -------          --------
Gross profit................      41,093            232            1,958             842                   191            44,316
Operating expenses:
    Promotion and
      distribution..........      18,934             30              673             237                    --            19,874
    Selling, general and
      administrative........      10,857            302              590             164                   101(g)         12,014
Non-recurring transition
  costs.....................       8,456             --               --              --                    --             8,456
                                --------         ------          -------          ------               -------          --------
    Income from
      operations............       2,846           (100)             695             441                    90             3,972
Interest expense, net.......      10,226              5                2              (3)                  964(h)         11,194
Equity in earnings of joint
  ventures..................        (568)            --               --              --                   105(i)           (463)
Other expense, net..........          --             15             (102)             --                    --               (87)
                                --------         ------          -------          ------               -------          --------
    Income before taxes.....      (6,812)          (120)             795             444                  (979)           (6,672)
Income tax expense
  (benefit).................        (331)            --               --              --                   (89)(j)          (420)
                                --------         ------          -------          ------               -------          --------
    Income (loss) before
      extraordinary items...    $ (6,481)        $ (120)         $   795          $  444               $  (890)         $ (6,252)
                                ========         ======          =======          ======               =======          ========
EBITDA(k)...................                                                                                            $ 10,116
                                                                                                                        ========
Adjusted EBITDA(k)..........                                                                                            $ 18,572
                                                                                                                        ========

      See accompanying notes to unaudited pro forma financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Windy Hill Pet Food Holdings, Inc. ("Windy Hill") was a private holding company that owned 100% of its subsidiary, Windy Hill Pet Food Company, Inc.

(b) Includes results of Hubbard for the period from January 1, 1997 to May 21, 1997 (the date of acquisition) for the fiscal year ended December 27, 1997.

(c) Includes results for AGP for the entire year for the fiscal year ended December 27, 1997, and for the period from January 1, 1998 to February 23, 1998 (the date of acquisition) for the seven-month period ended August 2, 1998.

(d) Includes results for Deep Run for the entire year for the year ended December 27, 1997 and for the period January 1, 1998 to June 1, 1998 (the date of acquisition) for the seven-month period ended August 2, 1998.

(e) Other acquisitions include the purchase of NuPet and the remaining 50% interest not previously owned in the Cartersville, Georgia and the Maumee, Ohio joint ventures. For the fiscal year ended December 27, 1997, results of NuPet and Cartersville are included for the entire year and results of Maumee are included from January 1, 1997 to August 31, 1997 (the date of acquisition). For the seven month period ended August 2, 1998, results of NuPet are included for the period January 1, 1998 to March 30, 1998 (the date of acquisition) and results of Cartersville are included from January 1, 1998 to February 28, 1998 (the date of acquisition).

(f) Adjustment to cost of goods sold to reflect $1,084 for the year ended December 27, 1997 and $191 for the seven months ended August 2, 1998 of reductions in depreciation expense resulting from the Hubbard, AGP, Deep Run, NuPet, Cartersville and Maumee acquisitions.

(g) Adjustments to selling, general and administrative expense reflect $797 for the year ended December 27, 1997 and $101 for the seven months ended August 2, 1998 of additional amortization of goodwill resulting from the Hubbard, AGP, Deep Run, NuPet, Cartersville and Maumee acquisitions.

(h)  Adjustment to interest expense to reflect the following:

                                                                                SEVEN MONTHS
                                                             YEAR ENDED            ENDED
                                                          DECEMBER 27, 1997    AUGUST 2, 1998
                                                          -----------------   ----------------
                                                                     (IN THOUSANDS)
Windy Hill notes ($84 million at 9.75%).................       $3,231               $ --
Credit facility ($12.5 million at 8.17%)................        1,021                162
Credit facility ($20.5 million at 10%)..................        2,050                801
Additional amortization of deferred financing cost
  resulting from the Hubbard, AGP, Deep Run, NuPet,
  Cartersville and Maumee acquisitions..................          582                  1
                                                               ------               ----
                                                               $6,884               $964
                                                               ======               ====

     For the fiscal year ended December 31, 1997, the interest adjustment for the Windy Hill notes associated with the Hubbard acquisition includes interest for the period January 1, 1997 to May 21, 1997 (the date of the acquisition). The interest adjustment for the credit facility associated with the AGP, NuPet and Deep Run acquisitions includes interest for the entire period.

     For the seven months ended August 2, 1998, the interest adjustment for the credit facility includes interest for AGP, NuPet and Deep Run from the beginning of the year through their dates of acquisition.

(i) To eliminate equity in earning of joint ventures for the months prior to acquisition.

(j) Reflects an adjustment to income tax expense (benefit) to tax effect the pro forma adjustments at the combined state and federal rate of 39% for Windy Hill for the year ended December 27, 1997 and for the seven months ended August 2, 1998. In calculating the tax adjustment, approximately $740 and $90 of the goodwill as calculated in (g) above for the year ended December 27, 1997 and for the seven months ended August 2, 1998, respectively, has not been tax effected as it is non-deductible for tax purposes.

(k) EBITDA for any relevant period presented above is defined as earnings before interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as defined plus non-recurring finance charge and transition costs. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because we believe that certain investors may find it useful.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data, except for pet food sold, as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1996 and 1997, for the nine months ended September 30, 1995 and for the three months ended December 31, 1995 are derived from Doane's audited consolidated financial statements included elsewhere in this prospectus. The selected financial data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994 are derived from Doane's consolidated financial statements not included in this prospectus. The selected consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 are derived from Doane's unaudited financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of Doane as of such dates and for such periods. The results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below is qualified in its entirety and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Doane's consolidated financial statements and notes thereto, the financial statements of Windy Hill and notes thereto and the financial statements of Hubbard and notes thereto, included elsewhere in this prospectus.

                                         PREDECESSOR(1)                                        DOANE
                               -----------------------------------   ---------------------------------------------------------
                                                                        THREE                                  NINE MONTHS
                                   YEAR ENDED         NINE MONTHS       MONTHS           YEAR ENDED               ENDED
                                  DECEMBER 31,           ENDED          ENDED           DECEMBER 31,          SEPTEMBER 30,
                               -------------------   SEPTEMBER 30,   DECEMBER 31,   --------------------   -------------------
                                 1993       1994         1995            1995         1996        1997       1997       1998
                               --------   --------   -------------   ------------   --------    --------   --------   --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales..................  $345,804   $377,018     $303,633       $ 114,958     $513,217    $564,741   $411,399   $462,991
  Cost of goods sold.........   280,498    308,622      247,394          97,184      446,776     482,896    352,877    378,583
                               --------   --------     --------       ---------     --------    --------   --------   --------
  Gross profit...............    65,306     68,396       56,239          17,774       66,441      81,845     58,522     84,408
  Operating expenses:
    Promotion and
      distribution...........    23,566     23,007       17,675           6,484       26,480      31,876     23,798     30,381
    Selling, general and
      administrative.........    11,296     11,550        8,558           3,677       15,050      17,985     12,505     20,855
    Unusual items(2).........        --         --        9,440              --           --          --         --         --
    Non-recurring transition
      cost(3)................        --         --           --              --           --          --         --      4,311
                               --------   --------     --------       ---------     --------    --------   --------   --------
      Income from
        operations...........    30,444     33,839       20,566           7,613       24,911      31,984     22,219     28,861
  Interest expense, net......     1,707      2,494        3,611           5,806       22,471      22,463     16,973     19,444
  Non-recurring finance
    charge(4)................        --         --           --              --        4,815          --         --         --
  Equity in earnings of joint
    venture..................        --         --           --              --           --        (186)      (117)      (111)
  Other expense, net.........       (67)       (11)          (8)             29           (2)         84         65       (118)
                               --------   --------     --------       ---------     --------    --------   --------   --------
      Income before taxes....    28,804     31,356       16,963           1,778       (2,373)      9,623      5,298      9,646
  Income tax expense
    (benefit)................       276        356          217             754         (855)      3,389      1,917      3,226
                               --------   --------     --------       ---------     --------    --------   --------   --------
  Income (loss) before
    extraordinary item(5)....  $ 28,528   $ 31,000     $ 16,746       $   1,024     $ (1,518)   $  6,234   $  3,381   $  6,420
                               ========   ========     ========       =========     ========    ========   ========   ========
OTHER DATA:
  Cash flows provided by
    (used in) operating
    activities...............  $ 25,820   $ 39,250     $ 12,954       $   2,711     $ 18,583    $ 20,972   $  9,603   $ 16,017
  Cash flows provided by
    (used in) investing
    activities...............     4,070     12,368       (3,677)       (209,346)     (11,489)    (15,161)   (13,192)   (51,973)
  Cash flows provided by
    (used in) financing
    activities...............   (17,768)   (16,808)     (20,568)        204,635       (8,644)     (5,811)     3,589     39,564
  EBITDA(6)..................    35,103     38,613       24,364          10,063       35,264      43,216     30,290     40,444
  Adjusted EBITDA(6).........    35,103     38,613       33,804          10,063       40,079      43,216     30,290     44,755
  Ratio of Adjusted EBITDA to
    interest expense.........      20.6x      15.5x         9.4x            1.7x         1.8x        1.9x       1.8x       2.3x
  Ratio of earnings to fixed
    charges..................      17.2x      13.1x         5.6x            1.3x         0.9x        1.3x       1.5x       1.5x

                                         PREDECESSOR(1)                                        DOANE
                               -----------------------------------   ---------------------------------------------------------
                                                                        THREE                                  NINE MONTHS
                                   YEAR ENDED         NINE MONTHS       MONTHS           YEAR ENDED               ENDED
                                  DECEMBER 31,           ENDED          ENDED           DECEMBER 31,          SEPTEMBER 30,
                               -------------------   SEPTEMBER 30,   DECEMBER 31,   --------------------   -------------------
                                 1993       1994         1995            1995         1996        1997       1997       1998
                               --------   --------   -------------   ------------   --------    --------   --------   --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Depreciation and
    amortization expense.....     4,526      4,660        3,694           2,359       15,972      12,141      8,880     12,392
  Capital expenditures(7)....     4,119     12,159        4,224           1,297        7,901      14,437     12,933     14,132
  Pet food sold (thousands of
    tons)....................       897        942          774             288        1,189       1,237        896      1,025

                                                                      DECEMBER 31,                       SEPTEMBER 30,
                                                  ----------------------------------------------------   -------------
                                                    1993       1994       1995       1996       1997         1998
                                                  --------   --------   --------   --------   --------   -------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
    Working capital.............................  $ 31,194   $ 35,410   $ 38,894   $ 26,123   $ 25,645     $ 50,656
    Total assets................................   117,962    142,710    309,584    338,293    338,184      664,852
    Total debt..................................    32,776     68,436    209,738    206,603    200,410      410,371
    Preferred stock.............................        --         --     18,414     24,160     30,545       35,898
    Stockholders' equity........................    50,148     31,759     40,111     33,247     33,946       80,651

---------------

(1) Doane Pet Care Enterprises, Inc., our parent corporation, was formed by a group of investors in 1995 to acquire Doane. For financial statement purposes, the acquisition of Doane was accounted for as a purchase acquisition effective October 1, 1995. The effects of the acquisition of Doane have been reflected in Doane's consolidated assets and liabilities at that date. As a result, Doane's consolidated financial statements for the periods subsequent to September 30, 1995 are presented on the successor's new basis of accounting, while financial statements for September 30, 1995 and prior periods are presented on the predecessor's historical cost basis of accounting. See Note 1 of Doane's Consolidated Financial Statements.

(2) Represents non-recurring bonus payments to senior management in connection with the acquisition of Doane.

(3) Represents certain non-recurring transition expenses in connection with the acquisition of Windy Hill.

(4) Non-recurring finance charge includes $4,815 of interim bridge debt financing costs that were incurred in conjunction with the issuance of the senior notes in 1996.

(5) Income before extraordinary items of Doane's predecessor does not include any provision for federal income taxes. Prior to the acquisition of Doane, Doane was organized as a subchapter S corporation. Consequently, Doane did not pay federal, state or local income taxes except in those states that did not recognize subchapter S status or that required the payment of franchise taxes based on income.

(6) EBITDA for any relevant period presented above is defined as net income plus interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as defined plus unusual items, non-recurring finance charge and transition costs. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because we believe that certain investors may find it useful. See "Unaudited Condensed Pro Forma Financial Statements" and our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

(7) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).

(8) Capital expenditures exclude payments for acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HISTORY OF DOANE

     Doane Pet Care Enterprises, Inc., our parent corporation, was formed in 1995 by a group of investors led by SCI, DLJMB, CMIHI and certain members of existing management to acquire Doane for an aggregate purchase price of $249.1 million, including existing indebtedness. Doane had previously been a manufacturer of dry pet food for 37 years. Our parent corporation's sole asset and activities are its ownership of Doane common stock. Our parent corporation has no other operations.

     In April 1998, we acquired IPES for $26.2 million, net of cash purchased of $1.9 million, and the assumption of indebtedness of $1.9 million. In August 1998, Doane Pet Care Enterprises, Inc. acquired Windy Hill for approximately 1.6 million shares of its common stock and the assumption of $183.5 million of indebtedness. Windy Hill was merged into Doane in November 1998. Windy Hill was a manufacturer of pet food products based in Tennessee.

     Windy Hill was formed in February 1995 by a group of investors led by Dartford Partnership L.L.C. to acquire substantially all of the assets and liabilities of the pet food division of Martha White Foods, Inc. for $21.0 million. In April 1996, Windy Hill acquired the assets and liabilities associated with certain pet food product lines of Heinz Inc. for a purchase price of $52.5 million. In May 1997, Windy Hill acquired Hubbard for a net purchase price of $131.1 million. Subsequent to such acquisition, Windy Hill sold the animal feed division of Hubbard for a sales price of approximately $50.0 million, net of taxes. In February 1998, Windy Hill acquired all of the assets of AGP for a purchase price of approximately $12.4 million. In April 1998, Windy Hill acquired certain pet food assets and certain liabilities associated with NuPet for a purchase price of approximately $3.1 million. In June 1998, Windy Hill acquired Deep Run for a net purchase price of approximately $16.4 million.

THE REFINANCING TRANSACTIONS

     In November 1998, we refinanced our capital structure pursuant to the following refinancing transactions:

     - Windy Hill was merged into Doane;

     - Doane completed a cash tender offer for approximately $97 million principal amount of its senior notes;

     - Windy Hill completed a cash tender offer for $46 million principal amount of its notes, which tender offer was required by a change of control provision in the indenture governing such notes;

     - Doane completed an exchange offer of $150 million principal amount of its old notes for the remaining approximately $63 million principal amount of its senior notes and all of the remaining approximately $74 million principal amount of Windy Hill notes; and

     - Doane entered into the new credit facility with a syndicate of financial institutions providing for total commitments of $345 million. Doane borrowed $292 million under the new credit facility to fund the cash requirements of the refinancing transactions, repay borrowings under and retire our previous credit facilities, repay other debt and repay bridge financing incurred in connection with the tender offer for the Windy Hill notes.

OVERVIEW

     We are the largest manufacturer of dry pet food in the United States by volume, producing approximately 26% of the total volumes sold in 1997 on a pro forma basis. We manufacture products for store brands owned by retail customers, also known as private labels, contract manufacture products for national branded pet food companies and produce and sell under regional brands owned by us.

     We manufacture for our customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. We provide products that meet customer specifications across all retail channels and price points, from super premium to value products. Accordingly, we manufacture store brands for over 350 customers in the United States, including the three largest mass merchandisers, the five largest grocery companies and the largest national pet specialty retailer. We also manufacture dry pet food and treats for four of the six largest national branded pet food companies through co-manufacturing agreements pursuant to which we produce, package and ship a portion of such companies' products. Our engineering services group designs and builds extruders, conveyors, dryers and other parts and equipment, including replacement parts, for pet food manufacturing facilities of our company and third parties.

     We derive substantially all of our revenue from the sale of dry pet food products. Historically, approximately 85% to 90% of pet food cost of goods sold has been comprised of raw material and packaging costs with labor, insurance, utilities and depreciation comprising the remainder. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons.

     We manage the price risk created by market fluctuations by hedging portions of our primary commodity products purchases on an on-going and continuous basis, principally through exchange traded futures and options contracts. We implemented a hedging policy in 1996 that does not permit trading in commodities not utilized by us. All futures and options activity is based on the projected requirements of our company. The term of such contracts is generally less than one year. Settlement of positions are either through financial settlement with the exchanges or via exchange for the physical commodity in which case we deliver the contract against the acquisition of the physical commodity.

     We account for our futures and options contracts as hedges, and gains and losses are recognized in the period realized as part of the cost of products sold. Our deferred net futures and options position is reported on the balance sheet as a current asset for net loss positions and as a deferred credit for net gain positions. In addition to futures and options, we also contract for future physical procurement, in which case unrealized gains and losses are deferred to the applicable accounting period. Typically, maturities vary and do not exceed twelve months. We have hedged over half of our corn and soybean meal requirements through June 30, 1999. Corn and soybean meal are the two principal commodities used by us in the manufacture of pet food. Unrealized losses of $2.6 million were deferred on outstanding hedging contracts at September 30, 1998. See "Business -- Raw Materials and Packaging."

     The sales and expenses of two of our subsidiaries are denominated in foreign currencies. We may encounter exchange rate risk to the extent that the values of such currencies fluctuate. We do not currently hedge, and do not anticipate hedging, against adverse foreign currency fluctuations.

     Operating expenses consist of promotion and distribution expenses and selling, general and administrative expenses. Promotion and distribution expenses are primarily (i) brokerage fees, (ii) promotions, volume incentive discounts and rebates paid to customers and (iii) freight and distribution expenses. Our selling, general and administrative expenses represent salaries and related expenses, amortization expense and other corporate overhead costs. These expenses typically do not increase proportionately with increases in volume and product sales.

     Our sales are somewhat seasonal. We typically experience an increase in net sales during the first and fourth quarters of each year, as is typical in the pet food industry. The seasonality of the pet food business is generally attributable to cooler weather, which results in increased dog food consumption.

RESULTS OF OPERATIONS

     The following discussion is based on Doane's historical financial statements and the notes thereto included elsewhere in this prospectus. The results for the three month period ended December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 and September 30, 1997 reflect the acquisition of Doane in 1995, which was accounted for using the purchase method of accounting. The total purchase price of $249.1 million, including existing indebtedness (exclusive of fees and expenses of approximately $13.0 million), was allocated to the assets and liabilities acquired based upon their respective fair values. As a result, beginning October 1, 1995, we recorded expenses for depreciation and amortization significantly in excess of historical levels recorded by the predecessor. In addition, our results of operations have been significantly affected by the impact of the financing of the acquisition of Doane, including interest expense on the indebtedness incurred in connection with a credit facility and the senior notes. Our net income prior to the acquisition of Doane does not include any provision for federal income taxes. Prior to the acquisition of Doane, predecessor was organized as a subchapter S corporation. Consequently, predecessor did not pay federal, state or local income taxes except in those states that did not recognize subchapter S status or that required the payment of franchise taxes based on income.

     Doane's historical combined results of operations for the twelve-month period ended December 31, 1995, the years ended December 31, 1996 and December 31, 1997 and the nine-month periods ended September 30, 1997 and September 30, 1998 are not directly comparable to the results of operations of predecessor due to the effects of the acquisition of Doane.

                                        COMBINED
                                      TWELVE-MONTH                                              NINE MONTHS        NINE MONTHS
                                      PERIOD ENDED        YEAR ENDED          YEAR ENDED           ENDED              ENDED
                                      DECEMBER 31,       DECEMBER 31,        DECEMBER 31,      SEPTEMBER 30,      SEPTEMBER 30,
                                          1995               1996                1997               1997               1998
                                    ----------------   ----------------    ----------------   ----------------   ----------------
                                                                           (IN THOUSANDS)
Net sales.........................  $418,591   100.0%  $513,217   100.0%   $564,741   100.0%  $411,399   100.0%  $462,991   100.0%
Cost of goods sold................   344,578    82.3    446,776    87.1     482,896    85.5    352,877    85.8    378,583    81.8
                                    --------   -----   --------   -----    --------   -----   --------   -----   --------   -----
Gross profit......................    74,013    17.7     66,441    12.9      81,845    14.5     58,522    14.2     84,408    18.2
Operating expenses:
 Promotion and distribution.......    24,159     5.8     26,480     5.2      31,876     5.6     23.798     5.8     30,381     6.6
 Selling, general and
   administrative.................    12,235     2.9     15,050     2.9      17,985     3.2     12,505     3.0     20,855     4.5
 Unusual items....................     9,440     2.3         --      --          --      --         --      --         --
 Non-recurring transition costs...        --      --         --      --          --      --         --      --      4,311     0.9
                                    --------   -----   --------   -----    --------   -----   --------   -----   --------   -----
   Income from operations.........    28,179     6.7     24,911     4.8      31,984     5.7     22,219     5.4     28,861     6.2
Interest expense, net.............     9,417     2.2     22,471     4.4      22,463     4.0     16,973     4.1     19,444     4.2
Non-recurring finance charge......        --      --      4,815     0.9          --      --         --      --         --      --
Equity in earnings of joint
 ventures.........................        --      --         --      --        (186)   (0.0)      (117)    0.0       (111)   (0.0)
Other expense, net................        21     0.0         (2)   (0.0)         84     0.0         65     0.0       (118)   (0.0)
                                    --------   -----   --------   -----    --------   -----   --------   -----   --------   -----
   Income before (loss) taxes.....    18,741     4.5     (2,373)   (0.5)      9,623     1.7      5,298     1.3      9,646     2.0
Income tax expense (benefit)......       971     0.2       (855)   (0.2)      3,389     0.6      1,917     0.5      3,226     0.7
                                    --------   -----   --------   -----    --------   -----   --------   -----   --------   -----
   Net income (loss)..............  $ 17,770     4.3%  $ (1,518)   (0.3)%  $  6,234     1.1%  $  3,381     0.8   $  6,420     1.3%
                                    ========   =====   ========   =====    ========   =====   ========   =====   ========   =====

  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Net Sales. Net sales for the nine-month period ended September 30, 1998 increased 12.5% to $463.0 million from $411.4 million in the same period in 1997. Included in this increase are $51.6 million in sales attributable to the acquisition of Windy Hill and the acquisition of IPES. Excluding the acquisitions of Windy Hill and IPES, pet food net sales increased 1.9% to $386.8 million from $379.6 for the same period in 1997. Of this increase, the volume-related increases of 3.9% were offset by price declines of 1.9% attributable to the pass-through of certain raw material cost decreases to customers. Non-manufactured product revenues declined as a percentage of total revenues from 6.5% to 4.2%.

     Gross profit. Gross profit for the nine-month period ended September 30, 1998 increased 44.5% (21.7% of which was attributable to the acquisitions of Windy Hill and IPES) to $84.4 million from $58.5 million for the same period in 1997. Approximately 19.7% resulted from improvements in pet food margins due to reductions in certain raw material costs, and approximately 4.2% was due to increased pet food tons sold.

     Promotion and distribution expenses. Promotion and distribution expenses increased 27.7% (20.6% of which was attributable to the acquisitions of Windy Hill and IPES) to $30.4 million for the nine-month period ended September 30, 1998 from $23.8 million for the same period in 1997. The balance of the increase resulted from increases in variable sales promotions, incentive discounts and brokerage costs on increased pet food tons sold.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 67.2% (30.2% of which was attributable to the acquisitions of Windy Hill and IPES) to $20.9 million for the nine-month period ended September 30, 1998 from $12.5 million for the same period in 1997. The balance of the increase resulted from increases in (i) salaries and related fringe benefits, (ii) professional fees and (iii) amortization and depreciation. These increases are primarily due to additional staffing and infrastructure required as a result of growth in our business and the acquisition of Windy Hill.

     Non-recurring transition costs. Non-recurring transition costs represent expenses incurred in connection with the merger and integration of Windy Hill with Doane. These costs include compensation for transitional personnel, severance and bonus expense, relocation expenses, recruiting and training expenses, systems conversion and other unique transition expenses.

     Income from operations. Income from operations for the nine-month period ended September 30, 1998 increased 29.7% (17.1% of which was attributable to the acquisitions of Windy Hill and IPES) to $28.8 million (6.2% of net sales) from $22.2 million (5.4% of net sales) in the same period in 1997. The balance of the increase was principally due to improved pet food margins and volume gains, which were offset in part by the increase in non-recurring transition costs.

     Interest expense, net. Net interest expense for the nine-month period ended September 30, 1998 increased 14.1% to $19.4 million from $17.0 million in the same period in 1997 primarily due to $208.8 million of debt incurred in connection with the acquisitions of Windy Hill and IPES.

     Net income. Net income for the nine-month period ended September 30, 1998 increased to $6.4 million from $3.4 million in the same period in 1997. The acquisitions of Windy Hill and IPES represented $0.4 million of this increase, and the balance was principally due to improved pet food margins and increased pet food tons sold.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net sales. Net sales for 1997 increased 10.0% to $564.7 million from $513.2 million in 1996. Pet food net sales increased 9.1% to $524.7 million for 1997 from $480.8 million in 1996. Of this amount, approximately 4.3% was due to increases in tons sold, and the balance was principally the result of price increases implemented in late 1996 to mitigate increases in raw material costs that occurred throughout 1996. Net sales of non-manufactured products increased in 1997 due to distribution of additional products that was partially offset by a decrease in net sales of engineering products due to the focusing of our efforts on internal engineering projects at Everson, Pennsylvania, Washington Court House, Ohio and Miami, Oklahoma.

     Gross profit. Gross profit for 1997 increased 23.2% to $81.8 million from $66.4 million in 1996. Of this amount, 16.8% represents improvements in pet food margins due to the aforementioned price increases and reductions in the cost of certain raw materials in the latter part of 1997. The balance of the gross profit improvement is largely due to the additional non-manufactured products. Gross profit increased as a percentage of net sales to 14.5% for 1997 from 12.9% in 1996.

     Promotion and distribution expense. Promotion and distribution expense increased to $31.9 million in 1997 from $26.5 million in 1996 due to increases in sales promotions, volume incentive discounts and brokerage costs resulting from increased pet food tons sold.

     Selling, general and administrative expense. Selling, general and administrative expense increased to $18.0 million in 1997 from $15.1 million in 1996 due to (i) increases in salaries and related fringe benefits associated with annual wage increases, additional personnel and increased bonuses due to improved performance, (ii) increases in property taxes on new and expanded facilities and (iii) increases in expenses associated with the installation of new information systems.

     Income from operations. Income from operations for 1997 increased 28.4% to $32.0 million from $24.9 million in 1996. Income from operations as a percentage of net sales increased to 5.7% for 1997 from 4.8% in 1996, due to improved pet food margins and additional non-manufactured products sales.

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

     Interest expense. Net interest expense remained unchanged at $22.5 million for 1997 and 1996. Interest expense reductions resulting from payments on the term loan facility were largely offset by additional interest expense on proceeds from the industrial development bonds that were used to finance the construction of the new Miami, Oklahoma facility. Interest expense as a percentage of net sales decreased to 4.0% from 4.4% in 1996.

     Net income. Net income for 1997 increased to $6.2 million from a net loss of $1.5 million in 1996, primarily as a result of increased pet food margins and additional non-manufactured products sales.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO COMBINED TWELVE MONTH PERIOD ENDED DECEMBER 31, 1995

     Net sales. Net sales for 1996 increased 22.6% to $513.2 million from $418.6 million in the twelve month period ended December 31, 1995. Pet food net sales increased 24.0% to $480.8 million for 1996 from $387.6 million in the twelve month period ended December 31, 1995, primarily due to increased pet food tonnage sold and price increases implemented throughout the year in response to higher raw material costs. Net sales of non-manufactured products increased due to distribution of additional items.

     Gross profit. Gross profit for 1996 was negatively impacted by increases in the costs of most raw materials. The cost increases were partially offset by an increase in pet food tonnage sold and price increases implemented throughout the year. Gross profit for 1996 was also negatively impacted by $1.9 million due to increased depreciation resulting from the write-up of assets in connection with the acquisition of Doane in 1995. Gross profit as a percentage of net sales for the periods declined from 17.7% in 1995 to 12.9% for 1996, primarily due to decreased margins on pet food sales.

     Promotion and distribution expense. Promotion and distribution expense increased to $26.5 million in 1996 from $24.2 million in the twelve month period ended December 31, 1995. This increase was primarily attributable to increases in promotions, volume incentive discounts, rebates and brokerage fees resulting from increased pet food tons sold.

     Selling, general and administrative expense. Selling, general and administrative expense increased to $15.1 million in 1996 from $12.2 million for the twelve month period ended December 31, 1995, primarily due to additional depreciation and amortization expenses in the amount of $2.6 million incurred in connection with the acquisition of Doane in 1995.

     Income from operations. Income from operations decreased 11.6%, or $3.3 million, to $24.9 million for 1996 from $28.2 million in the twelve month period ended December 31, 1995. Income from operations as a percentage of net sales decreased to 4.8% for 1996 from 6.7% in the twelve month period ended December 31, 1995, primarily as a result of lower pet food margins and increased depreciation and amortization expense.

     Non-recurring finance charge. In the year ended December 31, 1996, $4.8 million in non-recurring interim debt financing costs were written off concurrent with the issuance of the senior notes.

     Interest expense. Net interest expense increased to $22.5 million for 1996 from $9.4 million in the twelve month period ended December 31, 1995 due to the debt incurred to finance the acquisition of Doane.

     Net income. Net income (loss) decreased to ($1.5) million for 1996 from $17.8 million in the twelve month period ended December 31, 1995, as a result of lower pet food margins, increased interest, depreciation and amortization expenses and non-recurring financing fees.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically funded our operations, capital expenditures and working capital requirements from cash flow from operations, bank borrowings and bonds. The acquisitions of IPES and Windy Hill were funded through bank borrowings and the issuance of common stock of our parent corporation, respectively. We had working capital of $50.7 million at September 30, 1998. Net cash provided by operating activities was $9.6 million and $16.0 million for the nine months ended September 30, 1997 and 1998, respectively, and $15.7 million, $18.6 million and $21.0 million for the twelve month period ended December 31, 1995, and for the years ended December 31, 1996 and 1997, respectively. Net cash provided by (used for) borrowings was

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

approximately $2.7 million, $38.2 million, $139.7 million, $(9.0) million and $(6.7) million, respectively, for such periods.

     During the three year period ended December 31, 1997, we spent $27.9 million on capital expenditures, of which $21.6 million was used to acquire and construct additional manufacturing capacity, including a new manufacturing facility, a renovated manufacturing facility and five new production lines in existing facilities and $6.3 million was used to maintain existing manufacturing facilities. During the nine months ended September 30, 1998, we spent $14.1 million on capital expenditures, of which $12.4 million was used for expansion.

     We expect that existing manufacturing facilities will not be sufficient to meet our anticipated volume growth. We have continued to examine alternatives for expanding our business either through construction of additional manufacturing capacity or acquisition of manufacturing assets. Such potential acquisitions could include acquisitions of operating companies. We intend to finance such expansions or acquisitions with borrowings under existing or expanded credit facilities.

     On April 17, 1998, we acquired IPES for $26.2 million, net of cash purchased of $1.9 million, and the assumption of indebtedness of $1.9 million. We financed the acquisition of IPES through non-recourse borrowings in Spain for $21.3 million of the purchase price and borrowings under a credit facility for the remainder.

     On August 3, 1998, Doane Pet Care Enterprises, Inc. acquired Windy Hill for approximately 1.6 million shares of its common stock and the assumption of $183.5 million of indebtedness.

     On November 12, 1998, Doane Pet Care Enterprises, Inc. merged Windy Hill into Doane and we completed the refinancing transactions. As part of the refinancing transactions, we entered into a new credit facility, which provides for total commitments of $345.0 million. As of December 31, 1998, we had outstanding borrowings of $245.0 million under the term loan facility, $31.0 million under the revolving credit facility and $1.0 million under the swingline facility. In addition, at such date we had $2.4 million of outstanding letters of credit under the new credit facility.

     Our company is highly leveraged and has significant cash requirements for debt service relating to the new credit facility, the senior subordinated notes, the IPES debt and industrial development bonds. Our ability to borrow is limited by the new credit facility and the limitations on the incurrence of indebtedness in the indenture governing the notes. We anticipate that our operating cash flow, together with amounts available to us under the new credit facility and new bonds, will be sufficient to finance working capital requirements, debt service requirements and capital expenditures through the 1999 fiscal year.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), was issued by the Financial Accounting Standards Board in June 1998. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

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

     We will adopt SFAS 133 beginning in fiscal 1999. We have not determined the impact that SFAS 133 will have on our financial statements and believe that such determination will not be meaningful until closer to the date of initial adoption.

YEAR 2000

     We have conducted a comprehensive review of our computer software to identify the systems that could be affected by the "year 2000" issue. The year 2000 issue results from computer programs being written using two digits (rather than four) to define the applicable year. As a result, certain of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This calculation could result in a major system failure or miscalculations.

     We have made an assessment of year 2000 compliance and reviewed our business application software which resulted in plans to either replace or upgrade all essential business software at an estimated cost of $3.5 million. We are currently reviewing our administrative hardware and software (networks, communications and security systems) and the software related to manufacturing equipment. We have implemented a program to confirm year 2000 compliance with all third parties with which we have material relationships.

     As of September 30, 1998, we had incurred costs of approximately $2.4 million in connection with year 2000 compliance. We intend to test and verify our year 2000 compliance projects by July 1999, including third party compliance. We believe that a failure to complete our year 2000 compliance, or a failure by parties with whom we have material relationships to complete year 2000 compliance by such date, could have a material adverse effect on our financial condition and results of operations. We believe that we can provide the resources necessary to ensure year 2000 compliance prior to the year 2000. However, if we are delayed in our compliance with year 2000, we may experience a decrease in efficiency that could have a material adverse effect on results of operations. We also believe that a sufficient number of suppliers exist if our current suppliers are delayed in their efforts to achieve year 2000 compliance thereby minimizing risk to us. We have developed contingency plans that include moving production within our plant network, securing additional ingredient storage facilities and transferring procurement to year 2000 compliant suppliers.

COMMITMENTS AND CONTINGENCIES

     On October 30, 1998 we initiated a product recall for certain dry dog food manufactured at our Temple, Texas plant between July 1 and August 31, 1998. The recall covers dry dog food manufactured at our Temple plant and does not apply to dry dog food manufactured at other plants or to our dry cat food, biscuits, treats or canned products. The recall resulted from reported sickness and death of dogs in the State of Texas. These conditions were attributed to elevated aflatoxins in corn, which is an ingredient in dry dog food. Aflatoxins are compounds produced from certain kinds of crop molds that can be caused by extreme weather conditions such as drought and heat. We have an extensive corn testing program for the detection of aflatoxins and that program has been intensified since the problems were reported. We maintain insurance against losses from illness or death of animals; however, the cost of the product recall is not covered by insurance. We estimate the cost of the product recall to be $3.0 million, net of insurance recoveries, and have recorded a charge to non-recurring costs in the fourth quarter of fiscal 1998. See "Risk
Factors -- Environmental, Regulatory and Safety Matters; Product Recall."

     We believe that our operations are in material compliance with environmental, safety and other regulatory requirements; however, there can be no assurance that such requirements will not change in the future or that we will not incur significant costs in the future to comply with such requirements or to effect future recalls. See "Business -- Environmental, Regulatory and Safety Matters; Product Recall."

EURO

     Effective January 1, 1999, eleven of the fifteen countries comprising the European Union began a transition to a single monetary unit, the "Euro," which is scheduled to be completed by July 1, 2002. We are currently considering options to ensure that our European subsidiaries can operate effectively in the Euro. Our subsidiaries in Italy and Spain may incur significant costs in conversion of their systems to the Euro. We are unable to predict whether such costs can be passed on to customers. The customers of these subsidiaries may

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

also begin conducting operations using the Euro prior to the completion of the conversion of the systems of such subsidiaries. Delays in conversion could have a material adverse effect on the results of the operations of these subsidiaries. In addition, the introduction of the Euro may increase competition, as manufacturers in other European countries become able to compete more easily in our markets. We do not believe that the implementation of the Euro will have a material effect on our operations or financial condition taken as a whole.

INFLATION AND CHANGES IN PRICES

     Our financial results depend to a large extent on the cost of raw materials and packaging and our ability to pass along to our customers increases in these costs. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons. Fluctuations in paper prices have resulted from changes in supply and demand, general economic conditions and other factors. In the event of any increases in raw materials costs, we may be required to increase sales prices for our products in order to avoid margin deterioration. There can be no assurance as to the timing or extent of our ability to implement future price adjustments in the event of increased raw material costs or as to whether any price increases implemented by us may affect the volumes of future shipments.

     We manage the price risk created by market fluctuations by hedging portions of our primary commodity product purchases, principally through exchange traded futures and options contracts that are designated as hedges. The terms of such contracts are generally less than one year. Settlement of positions are either through financial settlement with the exchanges or via exchange for the physical commodity in which case we deliver the contract against the acquisition of the physical commodity. Our policy does not permit speculative commodity trading. Although we manage the price risk of market fluctuations by hedging portions of our primary commodity product purchases, there can by no assurance that our results of operations will not be exposed to volatility in the commodity market. See "Overview" and "Business -- Raw Materials and Packaging."

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

                                    BUSINESS

OVERVIEW

     We are the largest manufacturer of dry pet food in the United States by volume, producing approximately 26% of the total volumes sold in 1997 on a pro forma basis. We manufacture products for store brands owned by retail customers, also known as private labels, contract manufacture products for national branded pet food companies and produce and sell under regional brands owned by us.

     We manufacture for our customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. We provide products that meet customer specifications across all retail channels and price points, from super premium to value products. Accordingly, we manufacture store brands for over 350 customers in the United States, including the three largest mass merchandisers, the five largest grocery companies and the largest national pet specialty retailer. We also manufacture dry pet food and treats for four of the six largest national branded pet food companies through co-manufacturing agreements pursuant to which we produce, package and ship a portion of such companies' products.

     We have the most extensive manufacturing and distribution network in the industry, providing us with certain operational, cost and competitive advantages. We manufacture and distribute our products in the United States through 32 combination manufacturing and distribution facilities and nine additional distribution centers. The number and strategic location of our facilities reduce distribution expenses, which represent a meaningful portion of the delivered cost of pet food due to its bulk and weight relative to its selling price. Our extensive network can further reduce expenses by enabling certain of our customers to bypass their distribution centers and deliver directly to their stores. Direct store delivery service currently accounts for approximately 45% of our sales by volume.

     We have achieved strong internal growth. From 1992 to 1997, we increased sales volumes at a compound annual growth rate of 10.3%, exclusive of acquisitions. We believe our growth is primarily due to an increase in consumer acceptance of store brands and an increase in volume co-manufactured for national pet food companies. In addition, we have been the primary supplier of store brand pet food to Wal*Mart since 1970. We manufacture and distribute, under a direct store delivery program, a variety of products for Wal*Mart including its store brand, Ol' Roy, which is the largest selling brand of dry pet food in the United States by volume. In 1997, sales to Wal*Mart, including its Sam's Club division, accounted for 39% of our sales on a pro forma basis.

THE PET FOOD INDUSTRY

     The U.S. pet food industry is a $10 billion industry that has grown at a compound annual rate of 5% from 1992 to 1997 in terms of volume. Growth in the dry pet food and the biscuit and treats segments of the industry has exceeded the growth of the overall pet food industry by capturing market share from other segments, including canned pet food. Dry pet food sales have grown at a rate of 6.4% per year from 1992 to 1997 and accounted for approximately $5.2 billion of sales in the industry in 1997. Dry pet food has increased its market share from 49.2% to 52.0% over the same period. The biscuit and treats segment has grown at a rate of 6.3% per year from 1992 to 1997 and has increased its market share from 12.1% to 12.8% over the same period.

     Improved product quality and increased retailer support have generally enabled store brands to gain market share from national brands in many traditional branded categories, including pet food. Sales of store brand pet food accounted for in excess of 20% of the total pet food market in 1997 and have grown at a compound annual growth rate in excess of 7.5% over the past five years. Store brands have increased market share in each of the segments of the pet food industry over the past five years. In 1997, store brands represented approximately 29% of total sales volume of biscuits and treats, 29% of total sales volume of dry dog food, 23% of total sales volume of dry cat food, 18% of total sales volume of canned dog food and 17% of total sales volume of canned cat food. Store brand volume share of canned dog food increased from 10% to 18% from 1992 to 1997. Store brand volume of canned cat food increased from 9% to 17% from 1992 to 1997.

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

Store brands now encompass a full range of pet food products at all price points, including economy, premium and super premium.

RECENT DEVELOPMENTS

     Refinancing Transactions. In November 1998, we refinanced our capital structure pursuant to the following refinancing transactions:

     -- Windy Hill was merged into Doane;

     -- Doane completed a cash tender offer for approximately $97 million principal amount of its senior notes;

     -- Windy Hill completed a cash tender offer for $46 million principal amount of its notes, which tender offer was required by a change of control provision in the indenture governing such notes;

     -- Doane completed an exchange offer of $150 million principal amount of its old notes for the remaining approximately $63 million principal amount of its senior notes and all of the remaining approximately $74 million principal amount of Windy Hill notes; and

     -- Doane entered into the new credit facility with a syndicate of financial institutions providing for total commitments of $345 million. Doane borrowed $292 million under the new credit facility to fund the cash requirements of the refinancing transactions, repay borrowings under and retire previous credit facilities, repay other debt and repay bridge financing incurred in connection with the tender offer for the Windy Hill notes.

     Windy Hill Acquisition. In August 1998, Doane Pet Care Enterprises, Inc. acquired Windy Hill for approximately 1.6 million shares of its common stock and the assumption of $183.5 million of indebtedness. Windy Hill was a leading manufacturer of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. With Windy Hill, we are the largest manufacturer of dog biscuits in the United States. In 1997, Windy Hill generated pro forma net sales of $304.0 million, EBITDA of $26.7 million and a net loss before extraordinary item of $1.6 million.

     The acquisition of Windy Hill strengthens our presence in the dry pet food and dog biscuit market segments, provides revenue synergies and enhances our position as a low-cost manufacturer and distributer of pet food products. We believe the acquisition of Windy Hill provides the opportunity for revenue growth by (i) enabling us to offer regional brands, semi-moist, soft dry and canned pet food products to our traditional customer base and (ii) enabling us to offer soft treats and other specialized dry food products to Windy Hill's traditional customer base. With the addition of Windy Hill's 19 plants, we believe cost savings can be achieved through optimizing production schedules and lowering distribution costs by reducing the distance products are shipped. The acquisition of Windy Hill also provides us with the opportunity to achieve cost savings by obtaining purchasing synergies and eliminating redundant overhead functions.

     IPES Acquisition. In April 1998, we acquired IPES for $26.2 million, net of cash purchased of $1.9 million, and the assumption of indebtedness of $1.9 million. IPES, located in Spain, is a manufacturer of both store and regional brands. In fiscal 1997, IPES had net sales of $21.1 million, EBITDA of $3.8 million and net income of $1.0 million. We believe that the acquisition of IPES, together with our investment in the Italian manufacturer, Effeffe, S.p.a., provides us with a platform for growth in Europe.

STRATEGY

     Our business objective is to increase revenues and earnings and to enhance our leadership position within the pet food industry. The key elements of the strategy to achieve our business objective are as follows:

     Continue to be the Low Cost Quality Provider in the Pet Food Industry. We believe we are the low cost provider of quality dry pet food. We believe our position as the largest manufacturer of dry pet food provides us with certain economies of scale, including production efficiencies and packaging purchasing leverage. In addition, the number and strategic location of our facilities enhances our position as the low cost provider by
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

reducing transportation costs for raw materials and finished goods. We also maintain in-house engineering, machining and fabrication capabilities that enable us to design, construct and maintain facilities on a cost-effective basis.

     Leverage Distribution System. Our manufacturing and distribution network enables us to service customers on a national basis and facilitates our direct store delivery program, the scope of which we believe is unique in the industry. In addition, we have developed capabilities that allow us to provide vendor managed inventory to certain key customers. Vendor managed inventory allows us to communicate on-line with our customers, evaluate their inventory status and place orders on their behalf. We intend to leverage our manufacturing and distribution network by expanding sales of our full range of pet food products to our existing customers. For example, we recently completed the construction of a soft treat manufacturing facility, which will enable us to offer soft treats to our traditional customer base, and we intend to expand sales of certain products acquired in the acquisition of Windy Hill, including semi-moist, soft dry, canned and regional brands to our existing customers.

     Provide a Full Range of Pet Food Products. We offer customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. By offering a full range of products under a variety of brand formats (store, co-manufactured national and regional brands) and price points, we can be a significant source for our customers' total pet food requirements. This enables customers to realize administrative and distribution savings by aggregating a variety of products and brands into a single shipment.

     Focus on Diversified Brand Formats. We believe that store, co-manufactured national and regional brand formats offer significant growth opportunities. Sales of store brands have exceeded the overall growth in the pet food industry. We believe this growth will continue due to:

     - an increased awareness of retailers concerning the advantages of store brands, including enhanced margins and customer loyalty,

     - improved quality, innovation and variety of store brand products and

     - increasingly informed and value-conscious consumers.

     We believe co-manufactured national brands offer growth opportunities as national branded pet food companies increasingly take advantage of our low-cost status, quality products, extensive plant network and logistics capabilities. We believe that the regional brands acquired with the acquisition of Windy Hill complement our existing product lines, and we intend to capitalize on demand for such brands within our existing customer base.

     Acquire Additional Pet Food Companies. To supplement our internal growth, we have acquired eight pet food companies over the last three years. We believe that substantial opportunities exist in the United States and abroad to acquire additional pet food companies. We will continue to seek accretive acquisitions that offer complementary product lines, geographic scope, additional distribution channels and cost saving opportunities.

     Expand International Presence. We believe substantial opportunities exist to increase sales in international markets. We believe that the approximately $9.3 billion European pet food market is particularly attractive due to the strength and demand for store brand products and the strong growth of dry pet food products. We are currently expanding our manufacturing and distribution capabilities in Spain and Italy and intend to pursue acquisitions of additional pet food companies and expand our product offerings. In addition, we believe that an opportunity exists to expand export sales to the Pacific Rim and South America.

PRODUCTS AND SERVICES

     We provide our customers with comprehensive pet food category management services designed to expand each customer's pet food product lines and to improve the category's profitability. Category management services include:

     - product development and testing,

     - packaging design services and

     - assistance in formulating pricing and marketing strategies in connection with their store brand programs.

     We sell our products as store brands owned by customers (also known as private labels) and regional brands owned by us, and we also contract manufacture products for national pet food companies. Our store brand program involves the formulation and supply of a wide variety of high quality pet food products, including dry, canned, semi-moist, soft dry and soft treats, as well as dog biscuits, that are comparable in quality to, but lower in cost than, competing branded pet food products. For national brand customers, we manufacture dry pet food and biscuits to such customers' specifications and standards. The regional brands are used for economy priced products that are generally marketed as a complement to customers' store brand programs. Accordingly, we are able to provide customers with a single source for store brands, certain co-manufactured national brands and regional brands. We are able to ship all such product offerings together, giving customers the ability to address a substantial portion of their pet food requirements from one source.

     We manufacture dry pet food under approximately 350 store brands, including Kirkland Signature, Retriever, Dura Life, Great Choice, Hy Vee, Ol' Roy, Exceed, Maxximum Nutrition, Remarkable, Pathmark, Pet Club, PMI-Nutrition, Special Kitty and Sportsman's Choice. We also co-manufacture branded pet food products for national pet food companies in accordance with such companies' specifications and standards. Our regional brands include Kozy Kitten(R), G. Whiskers(R), Trail Blazer(R), and Tuffy's(R), which are sold to allow our customers to broaden their product offerings and to provide them with a single source for their pet food requirements.

     In addition to our pet food products, we sell products manufactured by third parties and maintain an engineering group. A description of each of our product lines is set forth below:

  Dry Pet Food Products (82.0% of 1997 Pro Forma Net Sales)

     We are the largest manufacturer of dry pet food products in the United States. We produce, market and distribute a wide selection of high quality dry pet food products predominantly for dogs and cats. The dog food product line includes high protein, chunk style, premium blended, puppy food and gravy style products. The dog food product line has accounted for the largest portion of our dry pet food shipments over the past three years, with such products representing approximately 84.1% of our dry pet food shipments (tonnage) in 1997 on a pro forma basis. Our cat food lines accounted for approximately 15.9% of our dry pet food shipments (tonnage) in 1997 on a pro forma basis.

  Biscuits and Treats (9.6% of 1997 Pro Forma Net Sales)

     We are the largest manufacturer of dog biscuits in the United States, and we are also a leading supplier of soft treats. Biscuits undergo a different manufacturing process from dry pet food that primarily involves baking rather than the use of extruders.

  Semi-Moist, Soft Dry and Canned Pet Food (4.0% of 1997 Pro Forma Net Sales)

     In connection with the acquisition of Windy Hill, we have expanded our operations into the semi-moist, soft dry and canned pet food segments. Semi-moist, soft dry and canned products are distinguishable from dry pet food based on their higher moisture levels, the manufacturing technology used to process such products and their higher costs of packaging.

  Non-Manufactured Products (3.7% of 1997 Pro Forma Net Sales)

     Sales of non-manufactured products include sales of cat litter, canned pet products and pet treats produced by third parties. We receive these items at our manufacturing facilities and warehouses and aggregate them with our products into truckload quantities for combined shipment to certain customers. We provide this service as a part of our direct shipment program and receive a handling fee for this service.

  Engineering Services Group

     Our engineering services group designs and builds extruders, conveyors, dryers and other parts and equipment, including replacement parts, for our pet food manufacturing facilities and for third parties. The engineering services group also includes a repair staff that is available to service and repair machinery and equipment at our production facilities, giving us the ability to make timely repairs, thereby minimizing downtime. Our in-house engineers generally design and supervise plant construction, thereby reducing plant construction costs and ensuring consistent manufacturing processes and quality control. We believe that our engineering services group provides us services at a lower cost and more efficiently than could be obtained from third parties.

SALES AND DISTRIBUTION

     Our direct sales force seeks new accounts and works directly with mass merchandisers, membership clubs, feed stores and specialty pet stores. We also use independent food brokers. We generate new business through the expansion of our product line and the development of new marketing programs to existing customers.

     Most of our products are distributed utilizing our customers' transportation networks. Several of our largest customers utilize us as a "just-in-time" supplier and maintain trailers at our manufacturing and distribution facilities. The trailers are loaded and shipped either directly to individual stores or to customers' distribution centers. Those customers that ship product directly from our manufacturing facilities to their retail outlets are able to reduce their inventory, freight and handling costs by avoiding shipment to a customer distribution center. Those customers that use their own transportation fleet are able to utilize their trucks that would otherwise be empty to backhaul a load of pet food on return to their distribution center or directly to another store. Our ability to ship directly to certain of our customers is a key consideration in locating our manufacturing facilities and is a significant competitive advantage.

     Our customers not utilizing their own fleet either arrange their own transportation or have us arrange transportation on a contract basis through common carriers. We do not own or operate any transportation equipment.

     We have developed capabilities that allow us to provide vendor managed inventory service to certain key customers. Vendor managed inventory allows us to communicate on-line with our customers, evaluate their inventory status then place the order for the customer. We utilize vendor managed inventory for both direct store and warehouse deliveries. Vendor managed inventory benefits include shorter lead-time, higher inventory turns and reduced out-of-stock positions.

CUSTOMERS

     We manufacture store brands for over 350 customers. Store brand customers include mass merchandisers such as Wal*Mart and Costco, specialty pet stores such as PetsMart and grocery chains such as Safeway, Food Lion, Kroger, Publix and Lucky's. In addition, we manufacture products for farm and feed stores including Tractor Supply and Purina Mills and national branded pet food companies such as Iams, Heinz, Kal-Kan and Nestle.

     For the year ended December 31, 1997 on a pro forma basis, sales to Wal*Mart and Sam's Club accounted for an aggregate of 39.0% of our net sales. A portion (3.8%) of our sales to Wal*Mart and Sam's Club for the year ended December 31, 1997 on a pro forma basis was attributable to branded pet food products manufactured and distributed by us for national pet food companies. We have been the primary supplier of private label dry pet food products to Wal*Mart since 1970 and to Sam's Club since 1990. We utilize a computerized order and distribution system to ship product directly to virtually all domestic Wal*Mart stores, a majority of which are located within 250 miles of our facilities. The direct ship program, which reduces customer inventory, handling and warehouse expenses, is enhanced by the number and strategic locations of our facilities. We also offer direct shipment programs and electronic data interchange systems to our other larger customers.

     The loss of any significant customer, or customers that in the aggregate represent a significant portion of our sales, would have an adverse impact on our operating results and cash flows. See "Risk Factors -- Dependence on Certain Customers."

COMPETITION

     The pet food business is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than us and possess significantly greater financial and marketing resources than us. The store brand pet food products sold by our customers compete for access to shelf space with national branded products on the basis of quality and price. National branded products compete principally through advertising to create brand awareness and loyalty. We could experience price competition from national branded manufacturers. To the extent that there is significant price competition from the national branded manufacturers or such manufacturers significantly increase their presence in the store brand segment, our operating results and cash flow could be adversely affected. We also compete with regional branded manufacturers and other store brand manufacturers.

     We believe that we differentiate our company from the national branded dry pet food manufacturers by offering comparable products at lower prices giving retailers the opportunity for greater pet food category profitability. We believe that we differentiate our company from other store brand dry pet food manufacturers by offering higher quality products, national production and distribution capabilities and a reputation for increasing customers' store brand dry pet food sales.

RAW MATERIALS AND PACKAGING

     The principal raw materials required for our manufacturing operations are bulk commodity grains and foodstocks, including corn, soybean meal, wheat middlings, meat and bone meal, and corn gluten meal. We generally purchase raw materials one to three months in advance. We purchase the raw material requirements of each of our manufacturing facilities locally due to the high freight cost of transporting bulk commodity products. As a result, raw material costs may vary substantially among manufacturing facilities due to local supply and demand and varying freight costs. Raw materials are generally purchased from large national commodity companies and local grain cooperatives. We do not maintain long-term contracts with any of our suppliers; however, we believe that alternative sources of supply are readily available.

     We manage the price risk created by market fluctuations by hedging portions of our primary commodity products purchases, principally through exchange traded futures and options contracts that are designated as hedges. The terms of such contracts are generally less than one year. Settlement of positions are either through financial settlement with the exchanges or via exchange for the physical commodity, in which case we deliver the contract against the acquisition of the physical commodity. Our hedging policy does not permit speculative commodity trading. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Packaging is a material component of our raw material costs. We have five main suppliers of packaging and believe that additional suppliers of packaging are available. A majority of our requirements are not covered by long term contracts with any of our packaging suppliers.

     We generally price our pet food products based on the cost of raw materials, packaging and certain other costs plus a conversion charge (which includes a profit factor). We periodically adjust prices based on fluctuations in raw material and packaging costs. There can be no assurance that future price increases will be obtained in the event of increased raw material costs. See "Risk Factors -- Raw Materials and Packaging Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESEARCH AND DEVELOPMENT

     Our research and development department consists of a staff of chemists and nutritionists, a central laboratory used for research and development and laboratories at each of our production facilities used for quality control. We are continually developing new products. The research and development department formulates the mix of raw materials and vitamins and minerals and tests the nutritional content of new products. Independent commercial kennels and catteries are used for comparison taste tests to nationally branded products to assure digestibility and palatability as well as to substantiate the nutritional content of new products.

     Quality control is an integral part of our research and development. We maintain a program of testing raw materials to ensure nutritional adequacy and to test for the presence of bacteria and other harmful substances. We continuously test pet food production at each of our plants by analyzing the finished pet food product against formulas and regulatory requirements. Packaging is inspected to ensure print quality, proper dimensions and compliance with labeling regulations.

FACILITIES

     Our corporate headquarters are located in Brentwood, Tennessee. We own combination manufacturing and distribution facilities in the following states: one each in New York, Virginia, Indiana, Tennessee, South Carolina, Georgia, Iowa, Oklahoma, Nebraska, Colorado and Texas; two each in Ohio, Wisconsin, Minnesota, Missouri, Alabama and Kansas; and three each in Pennsylvania and California. We also have a 50% joint interest in facilities located in Butler, Missouri; Caldwell, Idaho; Hereford, Texas; and Italy. We are in the process of building a state of the art facility in Clinton, Oklahoma. We also own a facility in Spain. In addition, we own or lease nine warehouses.

     Our manufacturing facilities are generally located in rural areas in proximity to customers, raw materials and transportation networks, including rail transportation. We believe the number and strategic locations of our manufacturing facilities enhance our position as the low cost producer by reducing freight costs for raw material and finished goods and facilitating direct store delivery programs. The rural locations also minimize land and labor costs. We believe we are able to construct new manufacturing facilities at a lower cost than competitors due to our engineering services group that designs and constructs most of the necessary production equipment.

ENVIRONMENTAL, REGULATORY AND SAFETY MATTERS; PRODUCT RECALL

     We are subject to a wide range of federal, state and local environmental laws and regulations, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes, and the remediation of contamination arising from spills and releases. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and even criminal penalties as well as, in certain instances, the issuance of injunctions. We have not been subject to any material environmental liabilities and compliance of our business and operations with environmental laws and regulations has not had a material adverse effect on our capital expenditures, earnings, or competitive position. Environmental laws and regulations have changed substantially in recent years and we believe that the trend of more expansive and more strict environmental legislation and regulations will continue. While we believe we are in substantial compliance with applicable environmental and worker safety laws, there can be no assurance that additional costs for compliance will not be incurred in the future or that such costs will not be material.

     Our business involves the use of aboveground and underground storage tanks. Under applicable laws and regulations, we are responsible for the proper use, maintenance and abandonment of regulated storage tanks that we own or operate, and for remediation of subsurface soils and groundwater impacted by releases from such existing or abandoned aboveground or underground storage tanks. We are also subject to laws and regulations governing remediation, recycling, or disposal. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), also known as the "Superfund" law, and analogous state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered statutorily responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a facility where a hazardous substance release occurred and companies that disposed or arranged for the disposal of hazardous substances. Persons who are or were responsible for the releases of hazardous substances under CERCLA may be subject to joint, several and retroactive liability for the costs of environmental response measures. While there can be no assurance of the position that may be taken by any environmental agency with respect to our past operations in connection with any CERCLA site, we have not received, nor do we expect to receive, any notice that we are or will be designated a potentially responsible party to any CERCLA site.

     We currently own or lease, and in connection with our acquisition program will in the future own or lease, properties that in some instances have been used for pet food manufacturing or feed mill operations for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, it is possible that environmentally sensitive materials such as new and used oils, solvents, petroleum substances, and raw chemical ingredients may have been spilled or released on or under the properties owned or leased by us or on or under other locations where such materials were taken for disposal. In addition, many of these properties have been operated by third parties whose use, handling and disposal of such environmentally sensitive materials or similar wastes were not under our control. These properties and the waste materials spilled, released or otherwise found thereon may be subject to CERCLA, the federal Resource Conservation and Recovery Act, and analogous state laws. Under such laws, we could be required to remove or remediate previously spilled or released waste materials (including such materials spilled or released by prior owners or operators), or property contamination (including groundwater contamination caused by prior owners or operators), or to perform monitoring or remedial activities to prevent future contamination (including releases from underground storage tanks or aboveground bulk petroleum storage facilities). Moreover, some of our manufacturing facilities are located within industrial areas. In the past, nearby industries have suffered releases of hazardous substances to the environment that are the subject of CERCLA investigations. It is possible that these neighboring environmental activities may have impacted some of our properties. We have not been advised, nor do we expect to be advised, by any environmental agency that we are considered a potentially responsible party for the neighboring environmental conditions, and we have no reason to believe that such conditions would have a material adverse effect on our company.

     The manufacturing and marketing of our products are subject to regulation by federal regulatory agencies, including the Occupational Safety and Health Administration ("OSHA"), the Food and Drug Administration ("FDA") and the United States Department of Agriculture ("DOA"), and by various state and local authorities. The FDA also regulates the labeling of our products. Substantial administrative, civil, and criminal penalties may be imposed for violations of OSHA, FDA, and DOA regulations, and violations may be restrained through injunction proceedings. We procure and maintain the necessary permits and licenses in order to operate our facilities and consider our company to be in material compliance with applicable OSHA, DOA, and FDA requirements.

     On October 30, 1998 we initiated a product recall for certain dry dog food manufactured at our Temple, Texas plant. The recall covers dry dog food manufactured at our Temple plant between July 1 and August 31, 1998 and does not apply to dry dog food manufactured at other plants or to our dry cat food, biscuits, treats or canned products. The recall resulted from reported sickness and death of dogs in the State of Texas. These conditions were attributed to elevated aflatoxins in corn, which is an ingredient in dry dog food. Aflatoxins are compounds produced from certain kinds of crop molds that can be caused by extreme weather conditions such as drought and heat. We have an extensive corn testing program for the detection of aflatoxins and that program has been intensified since the problems were reported. We maintain insurance against losses from illness or death of animals; however, the cost of the product recall is not covered by insurance. We estimate the cost of the product recall to be $3.0 million, net of insurance recoveries, and have recorded a charge to non-recurring costs in the fourth quarter of fiscal 1998.

     We believe that our operations are in material compliance with environmental, safety and other regulatory requirements; however, there can be no assurance that such requirements will not change in the future or that we will not incur significant costs in the future (1) to comply with such requirements, (2) to effect future recalls or (3) in connection with the effect on our business of such matters.

TRADEMARKS

     Certain of our brands are protected by trademark registrations in the United States and in certain foreign markets. We believe that our registered trademarks are adequate to protect such brand names.

EMPLOYEES

     As of December 31, 1998, we had approximately 2,493 employees, of which approximately 276 were management and administrative personnel and approximately 2,217 were manufacturing personnel. Of this number, 400 employees in five of our plants are represented by labor unions. The collective bargaining agreement with respect to the Birmingham, Alabama plant covers 94 employees and expires on January 20, 2001. The collective bargaining agreement with the Joplin, Missouri plant covers 191 employees and expires on January 31, 1999. The collective bargaining agreement with the Muscatine, Iowa plant covers 45 employees and expires in December 1999. The collective bargaining agreement with respect to the NuPet plant in Ripon, California covers 26 employees and expires in October 2000, subject to renewal for subsequent one year terms. The collective bargaining agreement with respect to the AGP plant in Lincoln, Nebraska covers 44 employees and expires in July 1999. We consider our relations with our employees to be satisfactory.

LEGAL PROCEEDINGS

     We are not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to our business that we believe would not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and titles of the current executive officers and directors of Doane and Doane Pet Care Enterprises, Inc., our parent corporation. Each of the members of the board of directors of Doane Pet Care Enterprises, Inc. named below also serves on the board of directors of Doane. The board of directors of Doane Pet Care Enterprises, Inc. is currently composed of eight members. Certain of the directors of Doane Pet Care Enterprises, Inc. and Doane are designated pursuant to an investors' agreement. See "Certain Transactions -- Investors' Agreement." Officers serve at the discretion of the board of directors. For information regarding employment agreements with the executive officers of Doane Pet Care Enterprises, Inc. and Doane, see "-- Employment and Termination Agreements."

            NAME              AGE                       POSITION
George B. Kelly.............   49   Chairman of the Board and Director
Douglas J. Cahill...........   38   Chief Executive Officer, President and Director
Thomas R. Heidenthal........   47   Senior Vice President and Chief Financial Officer
F. Donald Cowan, Jr.........   52   Senior Vice President, Business Development and
                                      Quality of Doane
Richard A. Hannasch.........   45   Vice President, Fulfillment of Doane
Richard D. Wohlschlaeger....   45   Vice President, Sales and Marketing of Doane
David L. Horton.............   37   Vice President, Manufacturing and Engineering of
                                      Doane
Terry W. Bechtel............   56   Vice President, Co-Manufacturing (Sales) of Doane
Charles W. Dunleavy.........   54   Vice President, Finance of Doane
Joseph J. Meyers............   37   Vice President and Chief Information Officer of
                                    Doane
Peter T. Grauer.............   52   Director
M. Walid Mansur.............   39   Director
Bob L. Robinson.............   61   Director
Jeffrey C. Walker...........   43   Director
Ray Chung...................   50   Director
Stephen C. Sherrill.........   45   Director

     Set forth below is a brief description of the business experience of the directors and executive officers of Doane Pet Care Enterprises, Inc. and Doane.

     George B. Kelly has been Chairman of the Board of Doane since October 1995 and Chairman of the Board of Doane Pet Care Enterprises, Inc. since June 1995. Mr. Kelly has been the Chairman of the Board of SCI since July 1990. Mr. Kelly currently is a director of Alegis Group, Inc., Billboard Acquisition Company, LLC, Independent Gas Company Holdings and Sevenday International, Inc.

     Douglas J. Cahill became Chief Operating Officer of Doane and Doane Pet Care Enterprises, Inc. in September 1997, began serving as President of Doane and Doane Pet Care Enterprises, Inc. in January 1998 and began serving as Chief Executive Officer of Doane and Doane Pet Care Enterprises, Inc. in July 1998. He has been a director of Doane and Doane Pet Care Enterprises, Inc. since September 1998. Prior to joining us, Mr. Cahill served as President of Olin Corporation's Winchester Division, Corporate Vice President of Olin Corporation and held various other positions with Olin Corporation during the period from July 1984 through September 1997.

     Thomas R. Heidenthal became Senior Vice President and Chief Financial Officer of Doane and Doane Pet Care Enterprises, Inc. in March 1997. Prior to joining us, Mr. Heidenthal served as Vice President Finance and Administration of TA Instruments, Inc. from August 1990 to February 1997.

     F. Donald Cowan, Jr. began serving as Senior Vice President, Business Development and Quality of Doane in January 1999. Before joining Doane in August 1998 as Senior Vice President, Operations, he served as Vice President of Operations for Windy Hill. Prior to joining Windy Hill in 1995, Mr. Cowan was Vice President of Operations for Martha White Foods, Inc. From 1987 to 1995, Mr. Cowan held various positions at Martha White Foods, Inc. including Vice President of Operations.

     Richard A. Hannasch joined Doane in October 1996, has served as Vice President, Fulfillment since January 1999 and served as Vice President, Strategic Planning from June 1998 to January 1999 and Vice President of Marketing from November 1997 to January 1999. Prior to joining us, Mr. Hannasch served as Director, Business Development for Ralston Purina Company's International Division and held various other positions at Ralston Purina Company from September 1978 to October 1996.

     Richard D. Wohlschlaeger joined Doane in April 1993, has served as Vice President, Sales and Marketing since January 1999 and served as Vice President, Customer Development from November 1997 to January 1999. Prior to joining us, Mr. Wohlschlaeger held various other positions at Ralston Purina Company from March 1976 to April 1993, including Group Director, Trade Marketing and Eastern Division Sales Director.

     David L. Horton joined Doane in November 1997, has served as Vice President, Manufacturing and Engineering since January 1999 and served as Vice President, Fulfillment from November 1997 to January 1999. Prior to joining us, Mr. Horton served as Vice President of Manufacturing and Engineering of Olin Corporation's Winchester Division and held various other positions with Olin Corporation from January 1984 to November 1997.

     Terry W. Bechtel has served as Doane's Vice President, Co-Manufacturing (Sales) since November 1997. Mr. Bechtel joined us in June 1973 and served as Vice President, Administration from March 1990 until October 1997, and as Vice President, Sales from September 1976 through February 1990.

     Charles W. Dunleavy served as Vice President of Finance for Windy Hill before joining Doane in August 1998 as Vice President, Finance. Prior to joining Windy Hill in September 1997, Mr. Dunleavy was Vice President of Operations for Hudson Technologies, Inc. from 1993 to 1997. From 1989 to 1993, Mr. Dunleavy was the Managing Partner of the Detroit office of BDO Seidman, LLP, a public accounting firm.

     Joseph J. Meyers became Chief Information Officer of Doane in August 1998 and began serving as Vice President of Doane in January 1999. Prior to joining us, Mr. Meyers held various information technology positions at Realtime Consulting, PricewaterhouseCoopers and Olin Corporation from 1992 to 1998.

     Peter T. Grauer has been a director of Doane and Doane Pet Care Enterprises, Inc. since October 5, 1995 and has been a Managing Director of DLJ Merchant Banking, Inc. since September 1992. Mr. Grauer is a director of Total Renal Care Holdings Inc., Decision One Holdings, Inc., Nebco Evans Holdings, Inc., Bloomberg L.P., Thermadyne Holdings, LLC and Formica Corporation.

     M. Walid Mansur has been a director of Doane and Doane Pet Care Enterprises, Inc. since October 5, 1995. Mr. Mansur has served as the president of Drafil Investments Inc. since 1990 and has been a managing director of Aspen Venture Partners since 1993.

     Bob L. Robinson joined Doane in August 1960 and served as President and Chief Executive Officer until his resignation effective June 30, 1998. Mr. Robinson became a director of Doane on October 5, 1995. Prior to being named President and Chief Executive Officer, Mr. Robinson served as Executive Vice President from January 1976 through February 1992.

     Jeffrey C. Walker has been a director of Doane and Doane Pet Care Enterprises, Inc. since April 1996. Mr. Walker has been Managing General Partner of Chase Capital Partners, the private equity investment arm of The Chase Manhattan Corporation, since 1988, and a General Partner thereof since 1984. Mr. Walker is a director of the Monet Group, Inc., 800-Flowers, Guitar Center, House of Blues and Domaine.

     Ray Chung became a director of Doane and Doane Pet Care Enterprises, Inc. in August 1998. He is a partner in Dartford Partnership, L.L.C. and an Executive Vice President of Aurora Foods Inc. Mr. Chung previously served as Executive Vice President and a director of Windy Hill. Mr. Chung served as a director,

Executive Vice President and Chief Financial Officer of Windmill Corporation from 1989 to 1995 and as a director, Executive Vice President and Chief Financial Officer of Wyndham Foods Inc. from 1985 to 1990. From May 1984 to September 1985, Mr. Chung served as Vice President -- Finance for the Kendall Company. Between 1981 and 1984, Mr. Chung served as Vice President -- Finance for Riviana Foods, Inc. Both the Kendall Company and Riviana Foods, Inc. were subsidiaries of the Colgate-Palmolive Company at the time.

     Stephen C. Sherrill became a director of Doane and Doane Pet Care Enterprises, Inc. in August 1998. He has been a Principal of Bruckmann, Rosser and Sherrill Co. ("BRS") since its formation in 1995. Mr. Sherrill previously served as a director of Windy Hill. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Restaurant Associates Corp., and Bloch & Guggenheimer/Burns & Ricker, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer of Doane and certain other persons serving as executive officers for the fiscal year ended December 31, 1998 who earned $100,000 or more in combined salary and bonus during such year (collectively, the "Named Executive Officers").

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                                  ANNUAL           SECURITIES
                                              COMPENSATION(1)      UNDERLYING
   NAME AND PRINCIPAL POSITION     FISCAL   -------------------   OPTIONS/SARS      ALL OTHER
            AT DOANE                YEAR     SALARY     BONUS         (#)         COMPENSATION
Douglas J. Cahill(2).............   1998    $327,082         (3)      25,000       $1,278,538(4)(5)(7)(11)
  President and Chief Executive     1997      91,667   $100,000      100,000          305,717(6)(7)
     Officer
Thomas R. Heidenthal.............   1998     199,583         (3)          --          303,198(4)(5)
  Senior Vice President and Chief   1997     145,833     93,000       50,000           47,023(6)
     Financial Officer
Bob L. Robinson(8)...............   1998     183,000         (3)          --          299,300(9)(10)
                                    1997     366,000    569,294           --           38,712(10)
                                    1996     366,000    420,289      125,000           37,052(10)
Rick Wohlschlaeger...............   1998     152,361         (3)       9,500          161,282(4)(5)
  Vice President, Sales             1997     116,616     40,000           --              794
     and Marketing                  1996     109,853     22,380        9,500               --
Rick Hannasch....................   1998     147,917         (3)          --          186,327(4)(5)
  Vice President, Fulfillment       1997     108,627     40,000           --              794
                                    1996      22,222         --       18,000           30,000(7)
David L. Horton..................   1998     154,583         (3)      15,000          154,711(4)(5)
  Vice President, Manufacturing     1997      14,071         --           --           80,794(7)
     and Engineering

---------------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) Mr. Cahill served as Doane's Chief Operating Officer from September 1997 to January 1998, became Doane's President in January 1998 and became Doane's Chief Executive Officer in July 1998. Annual compensation amounts for 1997 represent compensation for the portion of 1997 of which Mr. Cahill was employed by Doane.

(3) A determination of the amount of bonus earned for 1998 cannot be made until Doane's audited financial statements as of and for December 31, 1998 have been finalized. However, pursuant to Mr. Robinson's retirement agreement, we will pay Mr. Robinson an annual bonus for 1998 in the amount of $800,000, which bonus will be in lieu of any bonus he would be entitled to under the terms of his employment agreement.

 (4) Includes bonuses received in connection with the acquisition of Windy Hill as follows: Mr. Cahill -- $750,000; Mr. Heidenthal -- $250,000; Mr. Wohlschlaeger -- $100,000; Mr. Hannasch -- $150,000; and Mr.
     Horton -- $100,000.

 (5) Includes relocation expenses and gross up for taxes as follows: Mr.
     Cahill -- $94,010; Mr. Heidenthal -- $43,670; Mr. Wohlschlaeger -- $61,282; Mr. Hannasch -- $26,798; and Mr. Horton -- $45,183.

 (6) Includes relocation expenses and gross up for taxes of $128,335 for Mr. Cahill and $44,641 for Mr. Heidenthal.

 (7) Includes sign-on bonuses as follows: Mr. Cahill -- $175,000 (in each of 1997 and 1998); Mr. Hannasch -- $30,000; and Mr. Horton -- $80,000.

 (8) Mr. Robinson served as Doane's Chief Executive Officer until his resignation effective June 30, 1998. Upon his resignation, options for 50,500 shares of common stock of Doane Pet Care Enterprises, Inc. were terminated. See "-- Stock Option Exercises" and "-- Employment and Termination Agreements."

 (9) Includes compensation of $183,000 under Mr. Robinson's retirement agreement dated June 30, 1998, supplemental retirement benefits of $60,745 under Mr. Robinson's employment agreement and amounts vested under Doane's deferred compensation plan set forth in footnote 10 below.

(10) Includes the following amounts vested under Doane's deferred compensation plan: 1998 -- $53,950; 1997 -- $34,860; and 1996 -- $33,200.

(11) Includes compensation of $250,000, which is the difference between the fair market value and the exercise price of options for 25,000 shares of common stock of Doane Pet Care Enterprises, Inc. that Mr. Cahill received in fiscal 1998.

EMPLOYMENT AND RETIREMENT AGREEMENTS

     Doane entered into employment agreements with Messrs. Cahill, Heidenthal, Wohlschlaeger, Hannasch and Horton, effective January 1, 1998. The terms of such employment agreements are substantially similar except for salary and bonus amounts. Mr. Cahill's current base salary is $400,000 with a base bonus of 100% of base salary. Mr. Heidenthal's current base salary is $225,000 with a base bonus of 70% of base salary and Messrs. Wohlschlaeger, Hannasch and Horton's current base salary is $175,000 with a base bonus of 50% of base salary. Earnings targets are established annually by our board of directors under our Annual Bonus Program. The base bonus is linked to achievement of targeted earnings. There is no cap on additional bonuses in such employment agreements. Each employment agreement provides for a term of two to three years with automatic one year extensions. Such agreements are subject to early termination for cause without severance. The employment agreements for Messrs. Wohlschlaeger, Hannasch and Horton provide (i) that terminations without cause entitle the executive to receive severance payments equal to one year's base salary and bonus and (ii) for a one year non-competition agreement commencing upon termination for any reason. The employment agreements of Messrs. Heidenthal and Cahill contain similar provisions except that the severance and non-competition terms are two years and three years, respectively. Pursuant to his employment agreement, Mr. Cahill was paid a sign-on bonus of $175,000 and an additional $175,000 at the first anniversary of his date of hire.

     Doane entered into a retirement agreement with Mr. Robinson effective June 30, 1998 pursuant to which Mr. Robinson resigned from employment with Doane and Doane Pet Care Enterprises, Inc. Pursuant to his retirement agreement, we paid Mr. Robinson his base salary, at the rate in effect on the retirement date (June 30, 1998), through December 31, 1998. We will also pay Mr. Robinson an annual bonus for 1998 in the amount of $800,000, which bonus will be in lieu of any bonus Mr. Robinson would be entitled to receive under the terms of his employment agreement with us effective as of September 1, 1994. Effective as of his retirement date, options for 18,000 shares of the common stock of Doane Pet Care Enterprises, Inc. issued under the terms of two stock option agreements dated November 1, 1996 became fully vested.

COMPENSATION OF DIRECTORS

     No compensation is paid by us to our directors.

     Certain directors of Doane are partners or directors of entities that received fees in connection with the acquisition of Windy Hill, the exchange offer for Doane's senior notes and Windy Hill's notes, the tender offer for Doane's senior notes and the repayment of bridge financing incurred in connection with the tender offer for the Windy Hill notes. See "Certain Transactions."

STOCK OPTION AND STOCK PURCHASE PLANS

     Effective as of November 1, 1996, our parent corporation adopted its 1996 Management Stock Purchase Plan and its 1996 Stock Option Plan, as amended. The stock option plans are intended to encourage certain of our employees to develop a sense of proprietorship and personal involvement in the development and financial success of our company.

     Effective as of June 19, 1997, our parent corporation adopted its 1997 Management Stock Purchase Plan. Pursuant to the 1996 Management Stock Purchase Plan and the 1997 Management Stock Purchase Plan, 125,000 shares of common stock of Doane Pet Care Enterprises, Inc. were sold for $10.00 per share to certain key employees, including sales of 50,000 shares to Mr. Heidenthal, 11,500 shares to Mr. Wohlschlaeger and 11,500 shares to Mr. Hannasch.

STOCK OPTION GRANTS

     The following table sets forth, as of December 31, 1998, certain information as to options granted in 1998 under the 1996 Stock Option Plan to the Named Executive Officers. As of December 31, 1998, options for 124,500 shares of stock had been exercised by the Named Executive Officers.

                                                                INDIVIDUAL GRANTS
                                          -------------------------------------------------------------
                                              NUMBER OF          % OF TOTAL     EXERCISE
                                              SECURITIES          OPTIONS        PRICE
                                          UNDERLYING OPTIONS     GRANTED TO       PER        EXPIRATION
                  NAME                        GRANTED(#)         EMPLOYEES       SHARE          DATE
                  ----                    ------------------     ----------     --------     ----------
Douglas J. Cahill.......................        25,000              27.3%        $10.00         2008
Richard D. Wohlschlaeger................         9,500              10.4          20.00         2008
David L. Horton.........................        15,000              16.4          20.00         2008

STOCK OPTION EXERCISES

     The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during fiscal year 1998 and the number of shares underlying unexercised stock options held by such officers as of December 31, 1998.

                    AGGREGATED OPTION EXERCISES IN LAST YEAR

                                                                          NUMBER OF SHARES UNDERLYING
                                                            SHARES           UNEXERCISED OPTIONS(1)
                                                           ACQUIRED       ----------------------------
                         NAME                            ON EXERCISE      EXERCISABLE    UNEXERCISABLE
Douglas J. Cahill.....................................      50,000              --          75,000
Thomas R. Heidenthal..................................      --               7,750          42,250
Richard D. Wohlschlaeger..............................      --               2,993          19,000
Richard A. Hannasch...................................      --               3,430          18,000
David L. Horton.......................................      --                   0          15,000
Bob L. Robinson(2)....................................      74,500               0               0

---------------

  (1) Reflects status of unexercised options as of December 31, 1997. A determination of options that became exercisable as of December 31, 1998 cannot be made until Doane's audited financial statements as of and for December 31, 1998 have been finalized. However, such numbers do reflect Mr. Cahill's exercise of options for 25,000 shares in 1998 and Mr. Robinson's exercise of options for 74,500 shares in 1998, as well as the termination of his remaining options for 50,500 shares. In addition, Mr. Cahill received options for 25,000 additional shares during 1998 and exercised all 25,000 of such options during 1998.

  (2) Effective as of Mr. Robinson's retirement on June 30, 1998, options for 18,000 shares of common stock of Doane Pet Care Enterprises, Inc. issued under the terms of two stock option agreements dated November 1, 1996 became fully vested and his remaining unexercised options for 50,500 shares were terminated.

OTHER COMPENSATORY ARRANGEMENTS

     Employee Retirement Plan. On May 31, 1998, we terminated our employee retirement plan. The retirement plan was a non-contributory, tax qualified plan that provided retirement benefits based on the employee's tenure with Doane and average monthly compensation. We are currently structuring a plan for liquidating the retirement plan and anticipate providing a lump sum payment which former plan participants may elect to contribute to the newly established Doane Products Company Savings and Investment Plan (see "-- 401(k) Plans") or to use to purchase annuities.

     401(k) Plans. As of June 1, 1998 Doane adopted the Doane Products Company Savings and Investment Plan for eligible employees not covered by collective bargaining arrangements and the Doane Products Company Savings and Investment Plan -- Union Plan for eligible union employees at the Joplin, Missouri plant. The plans are intended to be qualified retirement plans under the Internal Revenue Code. Both plans permit employee contributions between 1% and 15% of pre-tax earnings subject to annual dollar limits set by the IRS, an annual employer profit sharing contribution of $400 for each eligible participant and a variety of investment options. The Doane Products Company Savings and Investment Plan also includes an employer matching contribution in an amount equal to 50% of participant contribution, up to 6% of compensation. Vesting for the employer match is 25% per year for each full year of service.

     Windy Hill adopted the Windy Hill Pet Food Company, Inc. Profit Sharing and Savings Plan on March 1, 1995, as amended. The plan is intended to be a qualified plan under the Internal Revenue Code. It permits employee contributions from 1% to 15% of pre-tax earnings subject to annual dollar limits set by the IRS. Of this amount, we will match 50% of the first 6% of the employee contribution. In addition, the plan provides for contribution to participant accounts of amounts equal to 2 1/2% of the employee's compensation.

     Non-Qualified Salary Continuation Agreements. Doane has entered into agreements with all of the Named Executive Officers to provide benefits to such employees or their beneficiaries in the event of the death of the employee or retirement by the employee at age 65 or on or after age 55 with 20 years of service with Doane. If the employee remains employed until age 65, the employee (or the employee's beneficiary) will receive an annual retirement benefit payable for 10 years in accordance with a specified formula. If the employee terminates employment before age 65 but after age 55 and with 10 years of service with Doane, the employee's retirement benefit will be reduced in accordance with percentages specified in the agreement, depending upon the employee's age at retirement ranging from 100% at age 65 to 55.8% at age 55.

                              CERTAIN TRANSACTIONS

INVESTORS' AGREEMENT

     In connection with the Windy Hill acquisition, Doane Pet Care Enterprises, Inc, Doane, Summit, SCI, CMIHI and an affiliate thereof, DLJMB and certain of its affiliates, all of the stockholders of Windy Hill and certain other shareholders of Doane (collectively, the "Stockholders") entered into an investors' agreement. The investors' agreement contains provisions concerning the governance of Doane Pet Care Enterprises, Inc. and Doane, restrictions on the transferability of the securities of Doane Pet Care Enterprises, Inc. and Doane acquired by the Stockholders and registration rights for such securities. The governance provisions of the investors' agreement provide that the board of directors of Doane Pet Care Enterprises, Inc. will consist of eight members, of whom:

     - one will be designated by DLJMB (the DLJMB designee),

     - two will be designated by SCI on behalf of the Summit investors (each, a Summit investors designee),

     - one will be designated by CMIHI (the Chase designee),

     - one will be designated by Windy Hill Pet Food Company L.L.C. on behalf of the Windy Hill investors (a Windy Hill designee),

     - one will be designated by BRS on behalf of the Windy Hill investors (also a "Windy Hill designee"),

     - one will be the Chief Executive Officer of Doane and

     - one will be designated by the mutual agreement of the following (or such subset of the following that is then entitled to be designated to the board of directors in accordance with the investors' agreement):

        (1) the DLJMB designee and

        (2) George B. Kelly so long as Mr. Kelly is one of the two Summit-Investors designees or, if Mr. Kelly is not then one of the two Summit-Investor designees, by any of the Summit-Investor designees.

     If at any time the number of shares of common stock of Doane Pet Care Enterprises, Inc. owned of record by the Summit investors is less than 50% of the number of shares of common stock of Doane Pet Care Enterprises, Inc. owned as of August 3, 1998 (in each case, disregarding stock splits, recapitalizations and similar adjustments in number of shares and stock dividends), the Summit investors will only have the right to designate one individual. If any time the number of shares of common stock of Doane Pet Care Enterprises, Inc. owned of record by the Windy Hill investors is less than 50% of the number of shares of common stock of Doane Pet Care Enterprises, Inc. owned as of August 3, 1998 (in each case, disregarding stock splits, recapitalization and similar adjustments in number of shares and stock dividends), the Windy Hill investors will only have the right to designate one individual. Notwithstanding the foregoing, at any time any of DLJMB's, CMIHI's, the Summit investors' or the Windy Hill investors' respective percentage ownership is less than 5%, such person or group shall not have the further right to designate any individual to the board of directors of Doane pursuant to the investors' agreement. In addition, until the earlier of one year after the date of the investors' agreement and the date the Windy Hill investors no longer have the right to designate any individual to the board of directors of Doane Pet Care Enterprises, Inc., Windy Hill will have the right to designate one board observer. The investors' agreement also provides that the board of directors of Doane will be comprised of the individuals who are serving as directors on the board of directors of Doane Pet Care Enterprises, Inc.

     The investors' agreement also provides for certain registration rights for the benefit of the Stockholders. Doane Pet Care Enterprises, Inc. will not be obligated to effect more than three demand registrations for the Summit investors, collectively, three demand registrations for the DLJ entities, collectively, three demand registrations for the Windy Hill investors, collectively, and three demand registrations for CMIHI. Following the date Doane Pet Care Enterprises, Inc. is eligible to use Form S-2 or S-3 for registration of its securities, demand registrations on Form S-2 or S-3 for the DLJ Entities, CMIHI, the Summit investors and the Windy Hill investors shall be unlimited. The Stockholders also have piggy-back registration rights if Doane Pet Care Enterprises, Inc. proposes to register any of its common stock or warrants, or if Doane proposes to register any of the Doane preferred stock under the Securities Act.

TRANSACTIONS WITH DLJMB AND ITS AFFILIATES

     In 1995, DLJSC entered into a financial advisory agreement with Doane Pet Care Enterprises, Inc. and Doane that will terminate upon consummation of an initial public offering by Doane Pet Care Enterprises, Inc. The financial advisory agreement provides for an annual retainer fee of $100,000 plus reimbursable expenses.

     In connection with the acquisition of Doane, DLJMB purchased 1,000,000 shares of the Doane preferred stock and warrants to purchase 1,128,732 shares of common stock of Doane Pet Care Enterprises, Inc. for an aggregate purchase price of $25 million. In December 1997, DLJMB and certain of its affiliates sold their shares of Doane preferred stock to DLJSC, who thereupon sold such shares to qualified institutional buyers (as defined in Rule 144A under the Securities
Act). DLJMB is also a party to the investors' agreement described above. Pursuant to the investors' agreement, DLJMB has designated Mr. Grauer to the boards of directors of Doane and Doane Pet Care Enterprises, Inc.

     DLJMB is an affiliate of DLJSC and DLJ Capital Funding, Inc. ("DLJ Capital"). DLJSC and DLJ Capital and their affiliates perform various investment banking and commercial banking services from time to time for us and for Doane Pet Care Enterprises, Inc. DLJ Capital serves as an agent bank and a lender to us under our new credit facility. DLJSC served as financial advisor to us in connection with the Windy Hill acquisition and received fees of $1.0 million. DLJSC also served as dealer manager in connection with the tender offer for our senior notes and for the exchange offer for our senior notes and Windy Hill's notes. DLJ Bridge Finance, Inc., an affiliate of DLJSC, also provided, together with an affiliate of CMIHI, a bridge loan to us in connection with our refinancing transactions. DLJSC and DLJ Capital received approximately $3.8 million in connection with our refinancing transactions. DLJSC, DLJ Capital and their affiliates have received, and will receive, customary compensation for acting in the foregoing capacities.

TRANSACTIONS WITH SCI

     SCI is the general partner of Summit, which is the owner of 720,000 shares of common stock of Doane Pet Care Enterprises, Inc. In addition to certain payments of fees and reimbursements for out-of-pocket expenses in connection with the acquisition of Doane in 1995, SCI has entered into a management advisory agreement with Doane for a term of five years or until such time as Doane Pet Care Enterprises, Inc. consummates an initial public offering of its common stock resulting in the receipt by Doane Pet Care Enterprises, Inc. of at least $35 million in gross proceeds, whichever is shorter, and pursuant to which Doane will pay SCI an annual fee of $200,000 plus reimbursable expenses.

     SCI received fees of $2.0 million in connection with the acquisition of Windy Hill. SCI and Summit are also parties to the investors' agreement. Pursuant to the investors' agreement, SCI has designated Messrs. Kelly and Mansur to the boards of directors of Doane and Doane Pet Care Enterprises, Inc.

TRANSACTIONS WITH CMIHI AND AFFILIATES

     CMIHI is an affiliate of Chase Securities Inc. ("CSI") and The Chase Manhattan Bank ("Chase"). CMIHI and an affiliate of CMIHI own:

     - 200,000 shares of the Doane preferred stock that will be repurchased by Doane in connection with Doane Pet Care Enterprises, Inc.'s initial public offering of common stock,

     - 107,000 shares of Class A common stock of Doane Pet Care Enterprises, Inc. and 583,000 shares of Class B (non-voting) common stock of Doane Pet Care Enterprises, Inc. and

     - warrants to purchase 225,746 shares of common stock of Doane Pet Care Enterprises, Inc.

     CMIHI and CSI received fees of $1,000,000 and $500,000, respectively, in connection with the acquisition of Windy Hill. Jeffrey C. Walker, a director of Doane and Doane Pet Care Enterprises, Inc., is the Managing General Partner of Chase Capital Partners, which is an affiliate of CMIHI. In addition, CMIHI is a party to the investor's agreement as described above.

     CSI, Chase and their affiliates perform various investment banking and commercial banking services from time to time for Doane and its affiliates. Chase serves as an agent bank and a lender to the Doane under the new credit facility. Chase also acted as agent bank and a lender under Windy Hill's prior credit facility, which was repaid in connection with our refinancing transactions. CSI acted as an initial purchaser of the May 1997 offering of the Windy Hill notes. CSI acted as financial advisor to Windy Hill in connection with the acquisition of Windy Hill. CSI also acted as dealer manager in connection with Doane's exchange offer for its senior notes and Windy Hill's notes. An affiliate of CMIHI also provided, together with an affiliate of DLJSC, a bridge loan to Doane in connection with our refinancing transactions. CSI, Chase and their affiliates received approximately $3.9 million in connection with the refinancing transactions. CSI, Chase and their affiliates have received, and will receive, customary compensation for acting in the foregoing capacities.

TRANSACTIONS WITH M. WALID MANSUR

     M. Walid Mansur, a director of Doane Pet Care Enterprises, Inc. and Doane, was paid $500,000 for services rendered in connection with the acquisition of Doane in 1995 and related financings. Mr. Mansur owns 375,000 shares of common stock of Doane Pet Care Enterprises, Inc., Mr. Mansur's spouse, Laura Hawkins Mansur, owns 403,000 shares of common stock of Doane Pet Care Enterprises, Inc. and 75,000 shares of common stock of Doane Pet Care Enterprises, Inc. are held in trust for their children.

OTHER TRANSACTIONS

     In addition to the fees paid to CMIHI, DLJSC and SCI in connection with the acquisition of Windy Hill, Dartford Partners received a fee of $3.0 million and BRS received a fee of $1.0 million. BRS also was paid $500,000 at the closing of the acquisition of Windy Hill, representing a deferred transaction fee earned by BRS in connection with Windy Hill's acquisition of certain assets from Heinz in April 1996.

                       DESCRIPTION OF NEW CREDIT FACILITY

     As part of the refinancing transactions, Doane entered into the new credit facility with a syndicate of banks and other institutional investors, as lenders, and Chase, as administrative agent, DLJ Capital, as syndication agent, and Mercantile Bank National Association, as documentation agent. DLJ Capital and Chase served as the co-arrangers of the new credit facility. The new credit facility consists of a $245.0 million term loan facility and a $100.0 million revolving credit/swingline facility. The revolving credit facility will enable us to obtain revolving credit loans and issue letters of credit for our account from time to time for working capital, permitted acquisitions and general corporate purposes. As of December 31, 1998 we had borrowed $245.0 million under the term loan facility, $31.0 million under the revolving credit facility and $1.0 million under the swingline facility. In addition, at such date we had $2.4 million of letters of credit outstanding under the revolving credit facility. Loans under the new credit facility will bear interest at:

     - the prime rate of the administrative agent (or, if higher, the secondary market rate for certificates of deposit plus 1% or the federal funds rate plus 0.5%) plus a specified margin based on the type of loan and the then current ratio of senior debt to EBITDA (the "Applicable Margin") or

     - the Eurodollar rate plus the Applicable Margin. We will also pay certain fees with respect to the new credit facility. The term loan facility consists of three tranches with terms between six and one-half years and eight years, unless terminated sooner upon an event of default. The term loan facility must be repaid in quarterly installments commencing on March 31, 1999. The principal amounts under the term loan facility shall be repaid, as follows:

     - approximately $11.7 million in each of the calendar years 1999 and 2000,

     - approximately $14.2 million in each of the calendar years 2001, 2002, 2003 and 2004,

     - $85.8 million in the calendar year 2005 and

     - $79.0 million in 2006. The revolving credit facility has a term of six and one-half years, unless terminated sooner upon an event of default, and outstanding revolving credit loans will be payable on such date or such earlier date as may be accelerated following the occurrence of any event of default.

     The new credit facility contains various covenants that will restrict us from taking various actions and that will require us to achieve and meet certain financial tests, including meeting a consolidated leverage ratio, a consolidated senior debt ratio, a consolidated interest coverage ratio and a consolidated fixed charge coverage ratio. The new credit facility includes covenants relating to balance sheet, fixed charge coverage, interest coverage and leverage ratios and limitations on, among other things, capital and other permitted expenditures, liens, indebtedness, guarantees, mergers, acquisitions, disposition of assets, dividends, changes in business activities and certain corporate activities.

     The new credit facility also contains events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, material judgments and certain changes in control of Doane.

     Doane and certain restricted subsidiaries are required to guarantee amounts outstanding under the new credit facility. The indebtedness incurred pursuant to the new credit facility is secured by a first priority lien on substantially all of the material assets of Doane and its restricted domestic subsidiaries.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     $150 million principal amount of old notes are currently issued and outstanding. The maximum principal amount of exchange notes that will be issued in exchange for old notes is $150 million.

     The exchange notes will bear interest at a rate of 9 3/4% per year, payable semiannually on May 15 and November 15 of each year, beginning on May 15, 1999. Holders of exchange notes will receive interest on May 15, 1999 from the date of the original issuance of the old notes. Holders of exchange notes will not receive any interest on old notes.

     In order to exchange your old notes for transferable exchange notes in the exchange offer, you will be required to make the following representations:

     - any exchange notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the exchange notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, that you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered old notes or terminate the exchange offer and not accept for exchange any tendered old notes not already accepted if any conditions set forth under "-- Conditions of the Exchange Offer" shall not have been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

     If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
               , 1999, unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral (confirmed in writing) or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for purchase will remain subject to the exchange offer and may be accepted for purchase by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order such old notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for payment will be returned promptly to the tendering holders. In the event that the exchange offer is withdrawn or otherwise not completed, the exchange notes will not be given to holders of old notes who have validly tendered their old notes.

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not an "affiliate" of our company within the meaning of Rule 405 under the Securities Act;

     - such exchange notes are acquired in the ordinary course of your business; and

     - you do not intend to participate in the distribution of such exchange notes.

     If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     - you cannot rely on such interpretations by the SEC staff, and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling securityholder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange old notes validly tendered pursuant to the exchange offer (or defectively tendered, if such defect has been waived by us) after the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under "-- Conditions of the Exchange Offer." We will not accept old notes for exchange prior to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of old notes tendered under the exchange offer (subject to Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer), or

     - terminate the exchange offer and not accept for exchange any old notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, exchange notes will be issued only after timely receipt by the exchange agent of certificates representing old notes (or confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) and any other required documents.

     For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes (or defectively tendered old notes with respect to which we have waived such defect) if, as and when we give oral (confirmed in writing) or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to such holders. The exchange agent will deliver the exchange notes to holders of old notes accepted for exchange after the exchange agent receives such exchange notes.

     If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on our behalf, retain tendered old notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Conditions of the Exchange Offer" and "Withdrawal of Tenders" (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer).

     If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes -- Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered), unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

     Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described in "-- Transfer Taxes" or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

     Tender of Old Notes Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an Agent's Message to the exchange agent.

     The term "Agent's Message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

     Tender of Old Notes Held in Physical Form. For a holder to validly tender old notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO DOANE OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL

BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the old notes tendered therewith (or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of such old notes) or if any old notes for principal amounts not tendered are to be issued directly to such holder (or, if tendered by a participant in one of the book-entry transfer facilities, any old notes for principal amounts not tendered or not accepted for exchange are to be credited to such participant's account at such book-entry transfer facility) and the "Special Issuance Instructions" and the "Special Delivery Instructions" boxes on the letter of transmittal have not been completed, or

     - such old notes are tendered for the account of an eligible institution. An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States).

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC (DTC being a book-entry transfer facility) promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with such book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

     Guaranteed Delivery. If a holder desires to tender old notes and:

     (1) certificates representing such old notes are not lost but are not immediately available,

     (2) time will not permit such holder's letter of transmittal, certificates representing such old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

     (3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

a tender may be effected if all the following are complied with:

        - such tender is made by or through an eligible institution;

        - on or prior to the expiration date of the exchange offer, the exchange agent has received from such eligible institution a properly completed and validly executed notice of guaranteed delivery (by manually signed facsimile transmission, mail or hand delivery) in substantially the form provided with this prospectus. The notice of guaranteed delivery must: (a) set forth the name(s) and address(es) of the registered holder(s) and the principal amount of old notes being tendered, (b) state that the tender is being made thereby and (c) guarantee that, within three New York Stock Exchange ("NYSE") trading days after the date of the notice of guaranteed delivery, the letter of transmittal properly completed and validly executed (or a manually signed facsimile thereof), together with certificates representing the old notes (or confirmation of book-entry transfer of such old notes into the exchange agent's account with a book-entry transfer facility), and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

        - such letter of transmittal (or a manually signed facsimile thereof) properly completed and validly executed with any required signature guarantees, together with certificates for all old notes in proper form for transfer (or confirmation of book-entry transfer of such old notes into the exchange agent's account with a book-entry transfer facility) and any other required documents, are received by the exchange agent within three NYSE trading days after the date of such notice of guaranteed delivery.

     Other Matters. Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) such old notes,

     - a letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes.

     Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding.

     Any defect or irregularity in connection with tenders of old notes must be cured within such time as we determine, unless waived by us. Tenders of old notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither our company, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

     - you are not an "affiliate," as defined in Rule 405 of the Securities Act, of our company or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn and

     - identify the old notes to be withdrawn, including the principal amount of such old notes.

     If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any exchange notes for, any old notes tendered, and we may terminate, extend or amend the exchange offer and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of old notes so tendered if, on or prior to the expiration date of the exchange offer, any of the following shall have occurred:

     - any action or proceeding concerning the exchange offer is pending or threatened before any court, governmental, regulatory or administrative agency that is, or is reasonably likely to be, in our sole judgment, materially adverse to us or our affiliates, or would or might, in our sole judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

     - any development occurs that would, in our sole judgment, materially adversely affect our business or the business of our affiliates;

     - an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction arises that, in our sole judgment, would prevent consummation of the exchange offer or is materially adverse to us or our affiliates;

     - any event affecting the business or financial affairs of our company or our affiliates occurs, that, in our sole judgment, would or might prevent consummation of the exchange offer;

     - the trustee under the indenture takes any action that could, in our sole judgment, adversely affect the consummation of the exchange offer or takes any action that challenges the validity of the procedures used by us in the exchange offer or the acceptance of, the old notes; or

     - any of the following occurs:

        (1) any general suspension of, or limitation on prices for, trading in securities in U.S. or Canadian securities or financial markets,

        (2) any significant change in the price of the old notes or any publicly traded securities of our company or any of our affiliates that is adverse to us or any of our affiliates,

        (3) a material impairment in the trading market for debt securities,

        (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada,

        (5) any limitation, whether or not mandatory, by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions,

        (6) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or

        (7) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

     ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF SUCH AMENDMENTS AS MAY BE REQUIRED BY APPLICABLE LAW.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of old notes pursuant to the exchange offer. If, however:

     - delivery of the exchange notes, and/or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

     - tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any other reason other than the transfer and exchange of old notes to us or our order,

the amount of any such transfer taxes, whether imposed on the recordholder or any other person, will be payable by the tendering holder prior to the issuance of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your old notes for exchange notes in the exchange offer, you will remain subject to the restrictions on transfer of such old notes:

     - as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the confidential memorandum distributed in connection with the private offering of the old notes.

     In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.

Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the exchange notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

EXCHANGE AGENT

     Wilmington Trust Company has been appointed as exchange agent for the exchange offer. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent at an address listed below. You should also direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent addressed as follows:

                            WILMINGTON TRUST COMPANY

By Registered or Certified Mail
     or Overnight Courier:         By Hand in New York City:          By Hand in Delaware:
   Wilmington Trust Company         Wilmington Trust Company        Wilmington Trust Company
     Rodney Square North          c/o Harris Trust Co. of New      1105 North Market Street,
   1100 North Market Street              York, as Agent                    1st Floor
  Wilmington, Delaware 19890       88 Pine Street, 19th Floor      Wilmington, Delaware 19890
    Attn: Corporate Trust              Wall Street Plaza             Attn: Corporate Trust
          Operations                New York, New York 10005               Operations
                                     Attn: Corporate Trust
                                           Operations

                                         By Facsimile:
                                   (for Eligible Institutions
                                             only)
                                         (302) 651-1079

                                     Confirm by Telephone:
                                         (302) 651-1562
                                          Kristin Long

                               THE EXCHANGE NOTES

GENERAL

     We will issue the exchange notes under the indenture dated as of November 12, 1998 that we entered into with Wilmington Trust Company, as trustee, in connection with the issuance of the old notes. We have summarized certain provisions of the exchange notes and the indenture below. For a complete description, you should refer to the indenture, which we have filed with the SEC. Please read "Where You Can Find More Information" on page 97 of this prospectus. We have used certain capitalized terms in this summary, which are defined on page 80 under "-- Certain Definitions." As used in this summary, the term "Company" refers to Doane Pet Care Company and not to any of its subsidiaries.

     Principal of, premium, if any, and interest on the exchange notes will be payable, and the exchange notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York, except that, at the option of the Company, payment of interest may be made by check mailed to the registered addresses of the holders.

     The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The old notes and the exchange notes will constitute a single class of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for exchange notes will vote together with holders of the exchange notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by holders, including acceleration following an event of default, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of the old notes and the exchange notes will vote together as a single series for all such purposes. All references in this prospectus to specified percentages in aggregate principal amount of the old notes means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the exchange notes collectively then outstanding.

TERMS OF NOTES

     The exchange notes are unsecured senior subordinated obligations of the Company, limited to $150.0 million aggregate principal amount, and will mature on May 15, 2007. Each exchange note will bear interest at the rate of 9 3/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year commencing on May 15, 1999 to holders of record at the close of business on the May 1 or November 1 (whether or not a business day) immediately preceding the interest payment date.

OPTIONAL REDEMPTION

     Except as set forth below, the exchange notes will not be redeemable at the option of the Company prior to May 15, 2002. On and after such date, the exchange notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to the registered address of each holder of exchange notes to be redeemed, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     If redeemed during the 12-month period commencing on May 15 of the years set forth below:

                                                              REDEMPTION
                          PERIOD                                PRICE
                          ------                              ----------
2002......................................................     104.875%
2003......................................................     103.250%
2004......................................................     101.625%
2005 and thereafter.......................................     100.000%

     In addition, at any time and from time to time prior to May 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of exchange notes with the cash proceeds of one or more equity offerings received by, or invested in, the Company at a redemption price (expressed as a percentage of principal amount) of 109.750%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the aggregate principal amount of the exchange notes remain outstanding after each such redemption.

     At any time on or prior to May 15, 2002, the exchange notes may also be redeemed as a whole at the option of the Company upon the occurrence of a change of control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such change of control) mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     "Applicable Premium" means, with respect to an exchange note at any redemption date, the greater of 1.0% of the principal amount of such exchange note and the excess of the present value at such time of the redemption price of such exchange note at May 15, 2002 (such redemption price being described under "-- Optional Redemption") plus all required interest payments due on such exchange note through May 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points over the principal amount of such exchange note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 15, 2002; provided, however, that if the period from the redemption date to May 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     In the case of any partial redemption, selection of the exchange notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no exchange note of $1,000 in original principal amount or less will be redeemed in part. If any exchange note is to be redeemed in part only, the notice of redemption relating to such exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original exchange note.

RANKING

     The payment of Indebtedness evidenced by, and all other obligations in respect of, the exchange notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. At September 30, 1998 on a pro forma basis after giving effect to the refinancing transactions, the aggregate amount of the Company's Senior Indebtedness would have been approximately $320.7 million. Although the indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

     "Senior Indebtedness" means the principal of, premium (if any), and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company regardless of whether post-filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, the Bank Indebtedness and all other Indebtedness of the Company, whether outstanding on the exchange date or thereafter issued, unless, in the instrument creating or evidencing the same, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the exchange notes; provided, however, that Senior Indebtedness will not include:

     - any obligation of the Company to any Subsidiary;

     - any liability for federal, state, foreign, local or other taxes owed or owing by the Company;

     - any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

     - any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations; or

     - any Capital Stock.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the exchange notes in accordance with the provisions of the indenture. The exchange notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any), or interest on, or liquidated damages with respect to, or make any payment on account of any other obligations with respect to, the exchange notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any exchange notes (collectively, "pay the exchange notes") if:

     (1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

     (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

     However, the Company may pay any such amounts without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

     During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay any amounts in respect of the exchange notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the exchange notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the exchange notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to holders of the exchange notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the exchange notes is accelerated because of an event of default, the Company or the trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the exchange notes until five business days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the exchange notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of exchange notes, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the exchange notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Senior Subordinated Indebtedness.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder of the exchange notes will have the right to require the Company to repurchase all or any part of such holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) prior to the first public offering of Voting Stock of the Company or Doane Pet Care Enterprises, Inc., as the case may be, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of majority voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company or Doane Pet Care Enterprises, Inc., as the case may be, any merger, consolidation, liquidation or dissolution of the Company or Doane Pet Care Enterprises, Inc., as the case may be, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders will be deemed to beneficially own any Voting Stock of a person (the "specified corporation") held by any other person (the "parent corporation") so long as the Permitted Holders beneficially own, directly or indirectly, a majority of the voting power of the Voting Stock of the parent corporation);

          (2) following the first public offering of Voting Stock of the Company or Doane Pet Care Enterprises, Inc., as the case may be, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or Doane Pet Care Enterprises, Inc., as the case may be; provided that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or Doane Pet Care Enterprises, Inc., as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or Doane Pet Care Enterprises, Inc., as the case may be (for purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this clause (2)), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

          (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all the outstanding exchange notes in connection with such Change of Control, the Company shall mail a notice to each holder of record of the exchange notes with a copy to the trustee stating:

     - that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

     - the circumstances and relevant facts and financial information concerning such Change of Control;

     - the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     - the procedures determined by the Company, consistent with the indenture, that a holder must follow in order to have its exchange notes purchased.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the new credit facility. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the exchange notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the new credit facility generally prohibit the Company's prepayment of the exchange notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other Senior Indebtedness containing similar restrictions or obtain requisite consents or waivers, as described above, the Company will be unable to fulfill its repurchase obligations if holders of exchange notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the indenture.

CERTAIN COVENANTS

     The indenture contains certain covenants including, among others, the following:

     Limitation on Indebtedness.

     (1) The Company shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness; provided, however, that the Company and any of its Subsidiaries may incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00.

     (2) Notwithstanding the foregoing paragraph (1), the Company and its Subsidiaries may incur the following Indebtedness:

        - Bank Indebtedness provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause does not exceed an amount outstanding at any time equal to $330.0 million less the aggregate amount of permanent reductions of commitments and repayments of principal thereof (without duplication of repayments required as a result of such reductions of commitments);

        - Indebtedness of the Company to any Wholly-Owned Subsidiary and of any Subsidiary to the Company or any Wholly-Owned Subsidiary;

        - Indebtedness represented by the exchange notes, any Indebtedness (other than the Indebtedness described above outstanding on November 12, 1998 and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause;

        - Indebtedness represented by the Note Guarantees and certain Guarantees of Indebtedness;

        - Indebtedness under Currency Agreements and Interest Rate Agreements which are entered into for bona fide hedging purposes of the Company or its Subsidiaries (as determined in good faith by the board of directors or senior management of the Company) and correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Subsidiaries incurred without violation of the indenture or to business transactions of the Company or its Subsidiaries on customary terms entered into in the ordinary course of business; and

        - Indebtedness of the Company or any of its Subsidiaries (which may comprise Bank Indebtedness) in an aggregate principal amount at any time outstanding not in excess of $15.0 million.

     (3) Notwithstanding any other provision of this covenant, the Company shall not incur any Indebtedness:

        - pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the exchange notes to at least the same extent as such Subordinated Obligations or

        - pursuant to paragraph (1) or (2) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

     (4) The Company shall not incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the exchange notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     Limitation on Restricted Payments.

     (1) The Company shall not, and shall not permit any Subsidiary, directly or indirectly, after November 12, 1998 to:

     - declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable to the Company or another Subsidiary (and, if such Subsidiary is not a Wholly-Owned Subsidiary, to its other stockholders on a pro rata basis);

     - purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Subsidiary held by persons other than the Company or another Subsidiary;

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

     - make any Investment (other than a Permitted Investment) in any person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Subsidiary makes such Restricted Payment: a Default shall have occurred and be continuing (or would result therefrom); or the Company could not incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) under "Limitation on Indebtedness"; or the aggregate amount of such Restricted Payment and all other Restricted Payments declared (the amount so expended, if other than in cash, to be determined in good faith by the board of directors, whose determination shall be conclusive and evidenced by a resolution of the board of directors) or made subsequent to (but not on) November 12, 1998 would exceed the sum of:

        (A) 50% of the Consolidated Net Income (disregarding any impact on Consolidated Net Income caused by the Company's distribution to Doane Pet Care Enterprises, Inc. on November 12, 1998 of an amount required to enable Doane Pet Care Enterprises, Inc. to repay in full the convertible subordinated promissory note issued to Heinz Pet Products Company) accrued during the period (treated as one accounting period) from November 12, 1998 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

        (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other cash contributions to its capital subsequent to November 12, 1998 (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries);

        (C) aggregate Net Cash Proceeds from the issue or sale of its Capital Stock to an employee stock ownership plan or similar trust, provided, however, that if such plan or trust incurs any Indebtedness to or Guaranteed by the Company to finance the acquisition of such Capital Stock, such aggregate amount shall be limited to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such plan or trust with respect to Indebtedness incurred by it to finance the purchase of such Capital Stock; and

        (D) the amount by which Indebtedness of the Company or its Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to November 12, 1998 of any Indebtedness of the Company or its Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company or any Subsidiary upon such conversion or exchange).

     (2) The provisions of paragraph (1) shall not prohibit:

        - any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and the Net Cash Proceeds from such sale shall be excluded from clause (B) of paragraph (1);

        - any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

        - any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

        - dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

        - payment of dividends or other distributions by the Company for the purposes set forth in clauses (A) through (C) below; provided, however, that any such dividend or distribution described in clauses
          (A) and (B) will be excluded in the calculation of the amount of Restricted Payments and any such dividend or distribution described in clause (C) will be included in the calculation of the amount of Restricted Payments:

           (A) in amounts equal to the amounts required for Doane Pet Care Enterprises, Inc. to pay franchise taxes and other fees required to maintain its legal existence and provide for audit, accounting, legal and other operating costs of up to $500,000 per fiscal year;

           (B) in amounts equal to amounts required for Doane Pet Care Enterprises, Inc. to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; and

           (C) in amounts equal to amounts expended by the Company or Doane Pet Care Enterprises, Inc. to repurchase Capital Stock of the Company or Doane Pet Care Enterprises, Inc. owned by employees (including former employees) of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount paid, loaned or advanced pursuant to this clause (C) shall not, in the aggregate, exceed the sum of $3.0 million plus any amounts contributed by Doane Pet Care Enterprises, Inc. to the Company as a result of resales of such repurchased shares of Capital Stock; or

        - any repurchase of equity interest deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options.

     Limitation on Restrictions on Distributions From Subsidiaries. Except for agreements of IPES, Doane Pet Care Spain, S.L. or Effeffe, S.p.a. governing Indebtedness existing prior to November 12, 1998 or incurred thereafter in accordance with the "Limitation of Indebtedness" restrictions described above, the Company shall not, and shall not permit any of its Subsidiaries to:

     (1) create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to pay dividends, make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company;

     (2) make any loans or advances to the Company; or

     (3) transfer any of its property or assets to the Company except:

        - any encumbrance or restriction pursuant to an agreement in effect on November 12, 1998, including those arising under the Senior Credit Documents;

        - any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Company);

        - any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in this subsection or contained in any amendment, supplement or modification (including an amendment and restatement) to an agreement referred to in this subsection; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment taken as a whole are no less favorable to the holders of the exchange notes in any material respect than encumbrances and restrictions contained in such agreements;

        - any encumbrance or restriction:

           (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract,

           (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the indenture, or

           (C) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements;

        - any such restriction imposed by applicable law;

        - any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; and

        - purchase obligations for property acquired in the ordinary course of business that impose certain restrictions on the property so acquired.

     Limitation On Sales of Assets.

     (1) The Company shall not, and shall not permit any Subsidiary to, make any Asset Disposition unless:

        - the Company or such Subsidiary receives consideration (including by way of relief from, or by any other person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition,

        - at least 85% of the consideration thereof received by the Company or such Subsidiary is in the form of cash and

        - an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Subsidiary, as the case may be):

           (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly-Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness (other than

               Preferred Stock) of a Wholly-Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

           (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Subsidiary with Net Available Cash received by the Company or another Subsidiary) within one year after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

           (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase exchange notes pursuant and subject to the conditions of the indenture to the holders of exchange notes at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date; and

           (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to acquire Additional Assets (other than Indebtedness and Capital Stock) or to prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within one year from the receipt of such Net Available Cash or, if the Company has made an offer pursuant to clause (C), six months from the date such offer is consummated.

     In connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions, the Company and its Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant at any time exceed $1.0 million. The Company shall not be required to make an offer for exchange notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $10.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     For the purposes of this covenant, the following will be deemed to be cash:

        - the assumption of Indebtedness (other than Disqualified Stock) of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and

        - securities received by the Company or any Subsidiary of the Company from the transferee that are promptly converted by the Company or such Subsidiary into cash.

     (2) In the event of an Asset Disposition that requires the purchase of exchange notes pursuant to clause (1)(C) above, the Company will be required to purchase exchange notes tendered pursuant to an offer by the Company for the exchange notes at a purchase price of 100% of their principal amount plus accrued interest to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the exchange notes tendered pursuant to the offer is less than the Net Available Cash allotted to the purchase of the exchange notes, the Company will apply the remaining Net Available Cash in accordance with clause (1)(D) above.

     (3) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to the indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue thereof.

     Limitation On Affiliate Transactions. (1) The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

     - the terms of such Affiliate Transaction are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a person who is not such an Affiliate;

     - in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction have been approved by a majority of the members of the board of directors of the Company and by a majority of the disinterested members of such board, if any; and

     - in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

     (2) The provisions of the foregoing paragraph (1) will not prohibit:

     - any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments;"

     - the performance of the Company's or Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;

     - payment of compensation to, and indemnity provided on behalf of, employees, officers, directors or consultants in the ordinary course of business;

     - maintenance in the ordinary course of business of benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans or

     - any transaction between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

     Limitation On Sale of Subsidiary Capital Stock. The Company will not, and will not permit any Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Subsidiary to any person (other than to the Company or a Wholly-Owned Subsidiary), and the Company will not permit any Subsidiary to issue any of its Capital Stock to any person other than to the Company or a Wholly-Owned Subsidiary; provided, however, that the foregoing shall not prohibit such conveyance, sale, lease or other disposition of all the Capital Stock of a Subsidiary if the net cash proceeds from such transfer, conveyance, sale, lease, other disposition or issuance are applied in accordance with the covenant described above under "-- Limitation on Sales of Assets."

     SEC Reports. Notwithstanding that the Company may not be required to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, and within 15 days after such reports are filed, provide the trustee and the holders (at their addresses as set forth in the register of exchange notes) with the annual reports and the information, documents and other reports which are otherwise required pursuant to Section 13 and 15(d) of the Exchange Act. In addition, following the registration of the common stock of the Company pursuant to Section 12(b) or 12(g) of the Exchange

Act, the Company shall furnish to the trustee and the holders, promptly upon their becoming available, copies of the Company's annual report to stockholders and any other information provided by the Company to its public stockholders generally.

     Future Note Guarantors. The Company will cause each Subsidiary (other than Foreign Subsidiaries) which incurs Indebtedness or which is a guarantor of Indebtedness incurred pursuant to clause (2) of the covenant described under "-- Limitation on Indebtedness" to execute and deliver to the trustee a Note Guarantee pursuant to which such Subsidiary (other than Foreign Subsidiaries) will Guarantee, jointly and severally, to the holders and the trustee, subject to subordination provisions substantially the same as those described above, the full and prompt payment of the exchange notes. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     Limitation On Lines of Business. The Company will not, and will not permit any Subsidiary to, engage in any business, other than the pet food business and such other business activities which are incidental or related thereto.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless:

     - the resulting, surviving or transferee person (the "Successor Company") is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the exchange notes and the indenture;

     - immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     - immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of Indebtedness pursuant to paragraph (1) of "-- Limitation on Indebtedness;"

     - immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

     - the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor, the Company, in the case of a lease of all or substantially all its assets, will not be released from the obligation to pay the principal of and interest on the exchange notes.

     Notwithstanding the foregoing clauses, any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly-Owned Subsidiary of the Company, and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

EVENTS OF DEFAULT

     An Event of Default is defined in the indenture as:

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

     (1) a default in any payment of interest on any exchange note when due, continued for 30 days,

     (2) a default in the payment of principal of any exchange note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

     (3) the failure by the Company to comply with its obligations under "-- Merger and Consolidation" above,

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "-- Change of Control" above or under covenants described under "-- Certain Covenants" above (in each case, other than a failure to purchase exchange notes which shall constitute an Event of Default), other than "-- Merger and Consolidation,"

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the indenture,

     (6) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million and such default shall not have been cured or such acceleration rescinded within a 10-day period (the "cross acceleration provision"),

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "Bankruptcy provisions"),

     (8) any judgement or decree for the payment of money in excess of $5.0 million (to the extent not covered by insurance) is rendered against the Company or a Significant Subsidiary and such judgment or decree shall remain undischarged or unstayed for a period of 60 days after such judgment becomes final and non-appealable (the "judgment default provision") or

     (9) the failure of any Note Guarantee to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any Note Guarantor of its obligations under the indenture or any Note Guarantee if such default continues for 10 days. However, a default under clauses (4) and (5) will not constitute an Event of Default until the trustee or the holders of at least 25% in principal amount of the outstanding exchange notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding exchange notes by notice to the Company may declare the principal of and accrued and unpaid interest on all the exchange notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the exchange notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding exchange notes may rescind any such acceleration with respect to the exchange notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the exchange notes unless:

     - such holder has previously given the trustee notice that an Event of Default is continuing,

     - holders of at least 25% in principal amount of the outstanding exchange notes have requested the trustee to pursue the remedy,

     - such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

     - the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

     - the holders of a majority in principal amount of the outstanding exchange notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding exchange notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any exchange note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of exchange notes. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the exchange notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the exchange notes then outstanding. However, without the consent of each holder of an outstanding exchange note affected, no amendment may, among other things:

     - reduce the amount of exchange notes whose holders must consent to an amendment,

     - reduce the rate of or extend the time for payment of interest on any exchange note,

     - reduce the principal of or extend the Stated Maturity of any exchange note,

     - reduce the premium payable upon the redemption or repurchase of any exchange note or change the time at which any exchange note may be redeemed as described under "Optional Redemption" above,

     - make any exchange note payable in money other than that stated in the exchange note,

     - make any change to the subordination provisions of the indenture that adversely affects the rights of any holder of the exchange notes,

     - impair the right of any holder to receive payment of principal of and interest on such holder's exchange notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's exchange notes or

     - make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the trustee may amend the indenture to:

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

     - cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

     - provide for uncertificated exchange notes in addition to or in place of certificated exchange notes (provided that the uncertificated exchange notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated exchange notes are described in Section 163(f) (2) (B) of the Code),

     - add Guarantees with respect to the exchange notes,

     - secure the exchange notes,

     - add to the covenants of the Company for the benefit of the holders of the exchange notes or

     - surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the exchange notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes. The Company at any time may terminate its obligations under covenants described under "-- Certain Covenants" (other than "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Events of Default" above and the limitations contained under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Subsidiaries), or (8) or (9) under "-- Events of Default" above or because of the failure of the Company to comply with certain clauses under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the exchange notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

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

CONCERNING THE TRUSTEE

     Wilmington Trust Company is the trustee under the indenture.

GOVERNING LAW

     The indenture provides that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

     (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Subsidiary in a Related Business;

     (2) the Capital Stock of a person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Subsidiary; or

     (3) Capital Stock constituting a minority interest in any person that at such time is a Subsidiary; provided, however, that, in the case of clauses (2) and (3), such Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person, any person who is a director or officer of such person or any Subsidiary of such person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock", "-- Limitation on Restricted Payments" and "-- Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than:

     - a disposition by a Subsidiary to the Company or a Wholly-Owned Subsidiary or by the Company or a Subsidiary to a Wholly-Owned Subsidiary;

     - a disposition of inventory or Temporary Cash Investments in the ordinary course of business;

     - a disposition of obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business;

     - the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause does not exceed $1.0 million in the aggregate in any fiscal year and $5.0 million in the aggregate prior to May 15, 2007;

     - for the purposes of the covenant described under "Certain
       Covenants -- Limitation on Sales of Assets" only, a disposition subject to the covenant described under "-- Limitation on Restricted Payments;" and

     - the disposition of all or substantially all of the assets of the Company in the manner permitted pursuant to the provisions described under the caption "-- Merger and Consolidation" or any disposition that constitutes a Change of Control pursuant to the indenture.

     "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the exchange notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by the amount of such payment by the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the New Credit Documents and any Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) Indebtedness under such New Credit Documents including Indebtedness that refinances such Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

     "Board of directors" means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

     "Business day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Wilmington, Delaware are authorized or required by law to close.

     "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

     "Cash Equivalents" means:

     (1) securities issued or directly and fully guaranteed or insured by the United States Government, or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition;

     (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

     (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Group, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500.0 million;

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

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and
         (3) entered into with any bank meeting the qualifications specified in clause (3) above;

     (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Group or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and

     (6) interests in any investment company which invests solely in instruments of the type specified in clauses (1) through (5) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Cash Flow" for any period means the Consolidated Net Income for such period, plus, to the extent deducted in calculating such Consolidated Net Income:

     - income tax expense,

     - Consolidated Interest Expense,

     - depreciation expense,

     - amortization expense, in each case for such period,

     - fees and expenses related to the Windy Hill Acquisition and the Windy Hill Merger and non-recurring fees and expenses related to the Transactions and

     - other non-cash charges, reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), in each case for such period, and minus, to the extent not already deducted in calculating Consolidated Net Income the aggregate amount of "earnout" payments paid in cash during such period in connection with acquisitions previously made by the Company and non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

     (1) if the Company or any of its Subsidiaries has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

     (2) if since the beginning of such period the Company or any of its Subsidiaries shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense attributable to any Indebtedness of the Company or any of its Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Subsidiary of the Company is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale);

     (3) if since the beginning of such period the Company or any of its Subsidiaries (by merger or otherwise) shall have made an Investment in any Subsidiary of the Company (or any person which becomes a Subsidiary of the Company) or an acquisition of assets, including any Investment in a Subsidiary of the Company or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period; and

     (4) if since the beginning of such period any person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Subsidiary of the Company during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Subsidiaries, plus, to the extent not included in such interest expense:

     - interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness;

     - amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on November 12, 1998);

     - capitalized interest;

     - non-cash interest expense;

     - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     - interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other person;

     - net costs associated with Currency Agreements and Interest Rate Agreements (including amortization of fees);

     - the product of all Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries of the Company and Disqualified Stock of the Company held by persons other than the Company or a Wholly-Owned Subsidiary multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and

     - the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income (loss) of any person if such person is not a Subsidiary, except that subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (3) below) and the Company's equity in a net loss of any such person for such period shall be included in determining such Consolidated Net Income;

     (2) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income (loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (4) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person;

     (5) any extraordinary gain or loss; and

     (6) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending prior to the taking of any action for the purpose of which the determination is being made as the par or stated value of all outstanding Capital Stock of the Company plus paid in capital or capital surplus relating to such Capital Stock plus any retained earnings or earned surplus less any accumulated deficit and any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement as to which such person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means the Bank Indebtedness and any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $5.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

     "Disqualified Stock" means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

     - matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

     - is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     - is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the exchange notes.

     "Equity Investors" means the equity owners (including those holding warrants) of Doane Pet Care Enterprises, Inc. on November 12, 1998.

     "Equity Offering" means any public or private sales of equity securities (excluding Disqualified Stock) of the Company or Doane Pet Care Enterprises, Inc.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on November 12, 1998 including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of any other person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary.

     "Indebtedness" means, with respect to any person on any date of determination (without duplication):

     (1) the principal of and premium (if any) in respect of indebtedness of such person for borrowed money,

     (2) the principal of and premium (if any) in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

     (3) all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit),

     (4) all obligations of such person to pay the deferred and unpaid purchase price of property or services (other than contingent or "earn-out" payment obligations and Trade Payables and accrued expenses incurred in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

     (5) all Capitalized Lease Obligations and all Attributable Indebtedness of such person,

     (6) all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person, provided, however, that the amount of Indebtedness of such person shall be the lesser of the fair market value of such asset at such date of determination and the amount of such Indebtedness of such other persons,

     (7) all Indebtedness of other persons to the extent Guaranteed by such person,

     (8) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends) and

     (9) to the extent not otherwise included in this definition, obligations of such person under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above as such amount would be reflected on a balance sheet in accordance with GAAP and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means with respect to any person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such person is party or a beneficiary.

     "Investment" in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such person) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such person.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

     - all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     - all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     - all distributions and other payments required to be made to any person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

     - the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Subsidiary of the Company after such Asset Disposition; and

     - any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition) provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Subsidiary.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "New Credit Agreement" means the New Credit Facility to be entered into among the Company and the lenders parties thereto in conjunction with the issuance of the old notes.

     "New Credit Documents" means the collective reference to the New Credit Agreement, the notes issued pursuant thereto, the Guarantee and the mortgages and other security agreements, guarantees and other instruments and documents executed and delivered pursuant to any of the foregoing or the New Credit Agreement, in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amounts of available borrowing thereunder provided that such increase in borrowing is permitted by the covenant described under the caption
"-- Limitation on Indebtedness" or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement whether by the same or any other agent, lender or group of lenders.

     "Note Guarantee" means any guarantee which may from time to time be executed and delivered by a Subsidiary of the Company pursuant to the provisions of the covenant described under "Certain Covenants -- Future Note Guarantors." Each such Note Guarantee will have subordination provisions equivalent to those contained in the indenture.

     "Note Guarantor" means any Subsidiary that has issued a Note Guarantee.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to the Company or the trustee.

     "Permitted Holders" means the Equity Investors and their respective Affiliates.

     "Permitted Investment" means:

     - any Investment in a Subsidiary of the Company or a Person which will, upon making such Investment, become a Subsidiary; provided, however, that the primary business of such Subsidiary is a Related Business;

     - any Investment in another person if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary of the Company; provided, however, that such person's primary business is a Related Business;

     - any Investment in Temporary Cash Investments;

     - receivables owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     - loans or advances to employees made in the ordinary course of business of the Company or such Subsidiary;

     - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries or in satisfaction of judgments or claims;

     - Investments the payment for which consists exclusively of equity securities (exclusive of Disqualified Stock) of the Company;

     - any Investment existing on November 12, 1998;

     - loans or advances to employees and directors to purchase equity securities of the Company or Doane Pet Care Enterprises, Inc.; provided that the aggregate amount of such loans and advances shall not exceed $2.0 million at any time outstanding;

     - any Investment in another person to the extent such Investment is received by the Company or any Subsidiary as consideration for Asset Disposition effected in compliance with the covenant under "Limitations on Sales of Assets";

     - prepayment and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries;

     - Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations; and

     - any Investment in another person provided that the aggregate Investments made pursuant to this clause shall not exceed in the aggregate $4.0 million at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value) provided further that such amount shall be increased by an amount equal to any return of capital received from any Investment.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal" of an exchange note means the principal of the exchange note plus the premium, if any, payable on the exchange note which is due or overdue or is to become due at the relevant time.

     "Refinancing Indebtedness" means Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on November 12, 1998 or Incurred in compliance with the indenture (including Indebtedness of the Company that refinances Indebtedness of any Subsidiary and Indebtedness of any Subsidiary that refinances Indebtedness of another Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

     - the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

     - the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced; and

     - such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus the amount of any premium required to be paid in connection therewith and plus reasonable fees and expenses in connection therewith);

provided further that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary which refinances Indebtedness of the Company.

     "Related Business" means the pet food business and such other business activities which are incidental or related thereto.

     "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a person and the Company or a Subsidiary leases it from such person.

     "SEC" or "Commission" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Subordinated Indebtedness" means the exchange notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the exchange notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on November 12, 1998 or thereafter incurred) which is subordinate or junior in right of payment to the exchange notes pursuant to a written agreement.

     "Subsidiary" of any person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person, such person and one or more Subsidiaries of such person or one or more Subsidiaries of such person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Company.

     "Temporary Cash Investments" means any of the following:

     (1) any Investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof;

     (2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company's long-term debt, is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

     (3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
         (2) above; or

     (4) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group.

     "Trade Payables" means, with respect to any person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors or managers.

     "Wholly-Owned Subsidiary" means a Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

                         OLD NOTES REGISTRATION RIGHTS

     We agreed pursuant to a registration agreement for the benefit of the holders of the old notes, at our cost, to use our reasonable best efforts to:

     - file with the SEC a registration statement within 90 days after the date of the original issuance of the old notes (November 12, 1998) with respect to a registered offer to exchange the old notes for the exchange notes, and

     - cause such exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date of the original issuance of the old notes.

     We are offering the holders of old notes who are not prohibited by any law or policy of the SEC from participating in this exchange offer the opportunity to exchange their old notes for exchange notes registered under the Securities Act that are substantially identical to the old notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest. We have agreed to use our reasonable best efforts to keep this exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of this exchange offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to this exchange offer, the holder of such old note will receive a registered exchange note having a principal amount equal to that of the surrendered old note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on such old note, from the date of its original issue. Under existing SEC interpretations, the exchange notes will be freely transferable by holders, other than affiliates of our Company, after this exchange offer without further registration under the Securities Act if the holder of the old notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of our Company, as such terms are interpreted by the SEC; provided that broker-dealers receiving exchange notes in this exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes with the prospectus contained in the exchange offer registration statement. Under the registration agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.

     A holder of old notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in this exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the exchange notes and that it is not an "affiliate" of our Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If applicable interpretations of the staff of the SEC do not permit us to effect this exchange offer, for any other reason the exchange offer registration statement is not declared effective within 150 days after the date of the original issuance of the old notes or the registered exchange offer is not consummated within 45 days after the effective date of the exchange offer registration statement or any holder is not eligible to participate in this exchange offer or such holder does not receive freely tradeable exchange notes in the registered exchange offer other than by reason of such holder being an affiliate of our Company, we will, at our cost, use our reasonable best efforts to:

     - as promptly as practicable, file a shelf registration statement covering resales of the old notes or the exchange notes, as the case may be;

     - cause the shelf registration statement to be declared effective under the Securities Act; and

     - keep the shelf registration statement effective until two years after its effective date.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. A holder selling such old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification obligations).

     If:

     - the registered exchange offer has not been consummated on or prior to the 45th day following the effective date of the exchange offer registration statement;

     - a shelf registration statement has not been filed on or prior to 30 days after the obligation to do so arises; or

     - after either the exchange offer registration statement or the shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable in connection with resales of old notes or exchange notes in accordance with and during the periods specified in the registration agreement, special interest will accrue on the old notes and the exchange notes (in addition to the stated interest on the old notes and the exchange notes) from and including the date on which any such registration default occurs to, but excluding, the date on which all registration defaults have been cured. The special interest will accrue at a rate of 0.5% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.5% per annum.

     All accrued special interest will be paid to holders of the old notes in the same manner in which payments of other interest are made pursuant to the indenture governing the old notes.

     The summary herein of certain provisions of the registration agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration agreement, a copy of which we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion generally summarizes the principal U.S. federal income tax consequences of the exchange of old notes for exchange notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code and judicial and administrative interpretations thereof, all as in effect and available as of the date of this prospectus and all of which are subject to change, possibly retroactively or different interpretation. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the exchange offer. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to you in light of your specific circumstances or to you if you are subject to special treatment under the Code. This discussion does not address the effect of any applicable U.S. federal estate and gift tax laws or state, local or foreign tax laws.

     The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes, and if you are otherwise subject to U.S. federal income tax you will be subject to such tax on the same amount and in the same manner and at the same times as you would have been as a result of holding the old notes. If you are a cash-basis exchanging holder, you will not recognize in income any accrued and unpaid interest on the old notes by reason of the exchange. The basis and holding period of an exchange note will be the same as the basis and holding period of the corresponding old note.

     THIS DESCRIPTION IS INCLUDED IN THIS PROSPECTUS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER WITH RESPECT TO YOUR PARTICULAR SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                       TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES OF THE OLD NOTES

     The old notes were not registered under the Securities Act and may not be offered or sold, except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the old notes were offered and sold only (i) in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) to institutional "accredited investors," as defined under Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

     Each purchaser of old notes represented and agreed to each of the following:

     - it acquired the old notes for its own account or for an account with respect to which it exercises sole investment discretion, and that it or such account is a qualified institutional buyer or an institutional accredited investor;

     - it acknowledged that the old notes have not been registered under the Securities Act, and may not be sold, pledged or otherwise transferred except as permitted below;

     - it agreed that such old notes were offered only in a transaction not involving any public offering within the meaning of the Securities Act;

     - it agreed that:

      (1) if within two years after the date of original issuance of the old notes or if within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the issuer, it decides to resell, pledge or otherwise transfer such old notes on which the legend set forth below appears, such old notes may be resold, pledged or transferred only:

         (a) to the issuer,

         (b) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A,

         (c) to an institutional accredited investor who has certified to the issuer and the trustee for the old notes that such transferee is an institutional accredited investor and is acquiring the old notes for investment purposes and not for distribution in violation of the Securities Act or any other applicable securities laws,

         (d) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act or

         (e) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States,

      (2) the purchaser will, and each subsequent holder is required to, notify any purchaser of old notes from it of the resale restrictions referred to in (1) above, if then applicable, and

      (3) with respect to any transfer of old notes by an institutional accredited investor, such holder will deliver to the issuer and the trustee such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions;

     - it understands that the notification requirement referred to above will be satisfied, in the case only of transfer by physical delivery of certificated old notes other than a global security, by virtue of the fact that the following legend will be placed on the old notes unless otherwise agreed by the issuer:

             "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER OF THIS SECURITY THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE SECOND ANNIVERSARY OF THE ISSUANCE HEREOF (OR A PREDECESSOR SECURITY HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE ISSUER AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE ISSUER,
        (2) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), (3) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a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a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IT IS HOLDING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION;"

     - it:

        (1) is able to fend for itself in the transactions contemplated by this prospectus;

        (2) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the old notes; and

        (3) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

     - it received a copy of the confidential memorandum relating to the old notes and acknowledged that it had access to such financial and other information, and was afforded the opportunity to ask questions of the issuer and receive answers thereto, as it deemed necessary in connection with its decision to purchase the old notes;

     - it understood that the issuer and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agreed that if any of the acknowledgments, representations and agreements deemed to have been made by its purchase of the old notes are no longer accurate, it would promptly notify the issuer; and if it acquired the old notes as a fiduciary or agent for one or more investor accounts, it represented that it had sole investment discretion with respect to each such account and it had full power to make the foregoing acknowledgments, representations and agreements on behalf of such account; and

     - it did not acquire the old notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided that the disposition of its property and the property of any accounts for which it is acting as fiduciary shall remain at all times within its control.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for old notes unless you are:

     - an "affiliate" of our company within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired old notes directly from us; or

     - a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the exchange notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. Broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the exchange notes.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of exchange notes. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

     If you wish to exchange your old notes for exchange notes in the exchange offer, you will be required to make certain representations to us as set forth in "The Exchange Offer -- Exchange Terms" and "-- Procedures for Tendering Old Notes" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such exchange notes.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers who receive exchange notes for their own account pursuant to the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

     - in negotiated transactions;

     - through the writing of options on the exchange notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; or

     - at prices related to such prevailing market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes it received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the old notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering of the exchange notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Doane Pet Care Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Windy Hill Pet Food Holdings, Inc. as of December 27, 1997 and December 28, 1996 and for the period from inception (March 1, 1995) through December 30, 1995 and for the years ended December 28, 1996 and December 27, 1997 have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Pet Food Division (a division of Hubbard Milling Company) as of April 30, 1997 and 1996 and for each of the years in the three-year period ended April 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
DOANE PET CARE COMPANY
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997 and September 30, 1998 (unaudited)................   F-3
  Consolidated Statements of Income for the years ended
     December 31, 1995, 1996 and 1997 and for the nine
     months ended September 30, 1997 and 1998 (unaudited)...   F-4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997 and for the nine
     months ended September 30, 1997 and 1998 (unaudited)...   F-5
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1995, 1996 and 1997 and for
     the nine months ended September 30, 1998 (unaudited)...   F-6
  Notes to Consolidated Financial Statements................   F-7
DOANE PET CARE COMPANY
  Supplemental Condensed Combined Balance Sheet as of
     September 30, 1998.....................................  F-22
  Supplemental Condensed Combined Statement of Income for
     the nine months ended September 30, 1998...............  F-23
  Supplemental Condensed Combined Statement of Cash Flows
     for the nine months ended September 30, 1998...........  F-24
  Notes to Supplemental Condensed Combined Financial
     Statements.............................................  F-25
WINDY HILL PET FOOD HOLDINGS, INC.
  Independent Auditors' Report..............................  F-29
  Consolidated Balance Sheets as of December 28, 1996,
     December 27, 1997 and June 27, 1998 (unaudited)........  F-30
  Consolidated Statements of Operations for the ten months
     ended December 30, 1995, for the years ended December
     28, 1996 and December 27, 1997, and for the six months
     ended June 28, 1997 and June 27, 1998 (unaudited)......  F-31
  Consolidated Statements of Changes in Stockholders' Equity
     for the ten months ended December 30, 1995, for the
     years ended December 28, 1996 and December 27, 1997,
     and for the six months ended June 28, 1997 and June 27,
     1998 (unaudited).......................................  F-32
  Consolidated Statements of Cash Flows for the ten months
     ended December 30, 1995, for the years ended December
     28, 1996 and December 27, 1997, and for the six months
     ended June 28, 1997 and June 27, 1998 (unaudited)......  F-33
  Notes to Consolidated Financial Statements................  F-34
HUBBARD MILLING COMPANY
  Independent Auditors' Report..............................  F-51
  Balance Sheets as of April 30, 1995, 1996 and 1997........  F-52
  Statements of Earnings for the years ended April 30, 1995,
     1996 and 1997..........................................  F-53
  Statements of Cash Flows for the years ended April 30,
     1995, 1996 and 1997....................................  F-54
  Notes to Financial Statements.............................  F-55

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Doane Pet Care Company:

     We have audited the accompanying consolidated balance sheets of Doane Pet Care Company -- Successor as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows of Doane Pet Care Company -- Successor for the years ended December 31, 1997 and 1996 and for the three month period ended December 31, 1995, and the consolidated statements of income, stockholders' equity and cash flows of Doane Pet Care Company -- Predecessor for the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Doane Pet Care Company -- Successor at December 31, 1997 and 1996, and the results of operations and cash flows of Doane Pet Care Company -- Successor for the years ended December 31, 1997 and 1996 and for the three month period ended December 31, 1995 and of Doane Pet Care Company -- Predecessor for the nine month period ended September 30, 1995 in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Houston, Texas
February 13, 1998

                             DOANE PET CARE COMPANY

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                DECEMBER 31,
                                                             -------------------   SEPTEMBER 30,
                                                               1996       1997         1998
                                                             --------   --------   -------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents................................  $     --   $     --     $  3,285
  Trade accounts receivable, net of allowances.............    68,279     66,369       65,332
  Inventories..............................................    30,737     32,426       35,148
  Deferred income tax benefits.............................       881      1,252           --
  Prepaid expenses and other assets........................     6,487      2,298       19,008
                                                             --------   --------     --------
          Total Current Assets.............................   106,384    102,345      122,773
Property, plant, and equipment, net........................    93,083     99,994      121,388
Goodwill and other intangible assets, net..................   126,068    122,882      135,282
Other assets, net..........................................    12,758     12,963       13,288
                                                             --------   --------     --------
          Total Assets.....................................  $338,293   $338,184     $392,731
                                                             ========   ========     ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt...................  $ 10,417   $ 11,667        6,977
  Accounts payable.........................................    51,303     42,422       44,256
  Accrued liabilities......................................    18,541     22,611       27,448
                                                             --------   --------     --------
          Total current liabilities........................    80,261     76,700       78,681
Long-term debt, excluding current installments.............   196,186    188,743      229,437
Post-retirement benefit liability..........................     4,030      4,081        4,091
Deferred income tax liability..............................       409      4,169        7,540
                                                             --------   --------     --------
          Total liabilities................................   280,886    273,693      319,749
Senior exchangeable preferred stock, 10,000 shares
  authorized, 1,200 shares issued..........................    24,160     30,545       35,898
Stockholders' equity:
  Common stock, par value $.01, authorized and issued 1,000
     shares................................................        --         --           --
  Additional paid-in capital...............................    40,825     41,675       43,272
  Accumulated other comprehensive income...................        --         --          472
  Accumulated deficit......................................    (7,578)    (7,729)      (6,660)
                                                             --------   --------     --------
          Total stockholders' equity.......................    33,247     33,946       37,084
                                                             --------   --------     --------
          Total liabilities and stockholders' equity.......  $338,293   $338,184     $392,731
                                                             ========   ========     ========

          See accompanying notes to consolidated financial statements.

                             DOANE PET CARE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997
    AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)

                                      PREDECESSOR                               SUCCESSOR
                                     -------------   ----------------------------------------------------------------
                                                                                                      NINE MONTH
                                      NINE MONTH     THREE MONTH                                     PERIOD ENDED
                                     PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED       SEPTEMBER 30,
                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------
                                         1995            1995           1996           1997         1997       1998
                                     -------------   ------------   ------------   ------------   --------   --------
                                                                                                      (UNAUDITED)
Net sales..........................    $303,633        $114,958       $513,217       $564,741     $411,399   $422,157
Cost of goods sold.................     247,394          97,184        446,776        482,896      352,877    348,086
                                       --------        --------       --------       --------     --------   --------
Gross profit.......................      56,239          17,774         66,441         81,845       58,522     74,071
Operating expenses:
  Promotion and distribution.......      17,675           6,484         26,480         31,876       23,798     26,236
  Selling, general and
    administrative.................       8,558           3,677         15,050         17,985       12,505     17,646
  Non-recurring transition costs...       9,440              --             --             --           --      4,074
                                       --------        --------       --------       --------     --------   --------
        Income from operations.....      20,566           7,613         24,911         31,984       22,219     26,115
Interest expense, net..............       3,611           5,806         22,471         22,463       16,973     16,614
Non-recurring finance charge.......          --              --          4,815             --           --         --
Equity in earnings of joint
  venture..........................          --              --             --           (186)        (117)       (29)
Other (income) expense, net........          (8)             29             (2)            84           65       (118)
                                       --------        --------       --------       --------     --------   --------
        Income (loss) before
          taxes....................      16,963           1,778         (2,373)         9,623        5,298      9,648
Income tax expense (benefit).......         217             754           (855)         3,389        1,917      3,226
                                       --------        --------       --------       --------     --------   --------
        Net income (loss)..........    $ 16,746        $  1,024       $ (1,518)      $  6,234     $  3,381   $  6,422
                                       ========        ========       ========       ========     ========   ========
Net income (loss) applicable to
  common stock.....................          --        $   (314)      $ (7,264)      $   (151)    $ (1,323)  $  1,069
Basic and diluted net income (loss)
  per common share.................          --        $   (314)      $ (7,264)      $   (151)    $ (1,323)  $  1,069
Pro forma earnings data
  (unaudited)......................
Net income as reported.............    $ 16,746
Pro forma adjustment for federal
  and state income tax expense.....       5,861
                                       --------
Pro forma net income...............    $ 10,885
                                       ========
Pro forma basic net income per
  common share.....................    $    189
                                       ========        ========       ========       ========     ========   ========
Weighted average shares
  outstanding......................      57,500           1,000          1,000          1,000        1,000      1,000
                                       ========        ========       ========       ========     ========   ========

                             DOANE PET CARE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997
         AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)

                                                 PREDECESSOR                               SUCCESSOR
                                                -------------   ---------------------------------------------------------------
                                                                                                                 NINE MONTH
                                                 NINE MONTH     THREE MONTH                                     PERIOD ENDED
                                                PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED      SEPTEMBER 30,
                                                SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ------------------
                                                    1995            1995           1996           1997         1997      1998
                                                -------------   ------------   ------------   ------------   --------   -------
Cash flows from operating activities:
  Net income (loss)...........................    $ 16,746       $   1,024      $  (1,518)      $  6,234     $  3,381   $ 6,422
  Items not requiring (providing) cash:
    Depreciation and amortization.............       3,694           2,359         15,972         12,141        8,880    10,640
    Stock compensation expense................          --              --             --             --           --       250
    Loss on sale of property and equipment....          10              --             26            115           85        --
    Deferred income tax expense (benefit).....          --           1,102           (855)         3,389        1,937     2,871
    Equity in foreign joint venture...........          --              --             --           (186)        (117)      (29)
    Other.....................................         (93)             23            282             51         (127)     (114)
    Changes in:
      Accounts receivable.....................       1,800          (7,620)       (21,176)         1,910       11,012     5,325
      Inventories.............................      (2,424)         (2,954)        (3,141)        (1,689)        (394)     (506)
      Prepaid expenses and other..............        (498)           (571)        (5,479)         3,818        4,232    (5,771)
      Accounts payable........................     (11,526)          4,084         32,155         (8,881)     (15,568)   (3,693)
      Accrued expenses........................       5,245           7,034          2,317          4,070       (3,718)    2,626
      Other...................................          --          (1,770)            --             --           --        --
                                                  --------       ---------      ---------       --------     --------   -------
         Net cash provided by operating
           activities.........................      12,954           2,711         18,583         20,972        9,603    18,021
                                                  --------       ---------      ---------       --------     --------   -------
Cash flows from investing activities:
  Proceeds from sale of property and
    equipment.................................         571              --             26             39           25        72
  Capital expenditures, including interest
    capitalized...............................      (4,224)         (1,297)        (7,901)       (14,437)     (12,933)  (12,779)
  Acquisition related payments................          --        (207,961)        (1,087)            --           --        --
  Investment in foreign joint venture.........          --              --         (1,979)            --           --   (26,190)
  Purchase of Industrial Development Bonds....          --              --             --             --           --    (9,000)
  Other.......................................         (24)            (88)          (548)          (763)        (284)     (423)
                                                  --------       ---------      ---------       --------     --------   -------
         Net cash used in investing
           activities.........................      (3,677)       (209,346)       (11,489)       (15,161)     (13,192)  (48,320)
                                                  --------       ---------      ---------       --------     --------   -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt....      (7,225)        204,348        163,136          5,698        4,919    34,121
  Increase in debt issuance costs.............          --              --         (5,909)          (468)        (468)       --
  Retirement of prior indebtedness............          --         (46,013)            --             --           --        --
  Net borrowings under short-term credit
    agreements................................         595          (6,800)            --             --           --        --
  Net borrowings (repayments) under revolving
    credit agreement..........................          --              --          1,475         (1,475)       6,100     3,310
  Principal payments on long-term debt........        (786)         (4,400)      (167,746)       (10,416)      (7,812)   (5,419)
  Dividends paid..............................     (13,152)             --             --             --
  Proceeds from issuance of preferred stock...          --          17,075             --             --
  Capital contribution........................          --          40,425            400            850          850     1,347
                                                  --------       ---------      ---------       --------     --------   -------
         Net cash provided by (used in)
           financing activities...............     (20,568)        204,635         (8,644)        (5,811)       3,589    33,359
                                                  --------       ---------      ---------       --------     --------   -------
         Effect of exchange rates on cash.....          --              --             --             --           --       225
                                                  --------       ---------      ---------       --------     --------   -------
         Increase (decrease) in cash and cash
           equivalents........................     (11,291)         (2,000)        (1,550)            --           --     3,285
Cash and cash equivalents, beginning of
  period......................................      14,841           3,550          1,550             --           --        --
                                                  --------       ---------      ---------       --------     --------   -------
Cash and cash equivalents, end of period......    $  3,550       $   1,550      $      --       $     --     $     --   $ 3,285
                                                  ========       =========      =========       ========     ========   =======

                See accompanying notes to financial statements.

                             DOANE PET CARE COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997
              AND NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                                                                    PREDECESSOR
                               -------------------------------------------------------------------------------------
                                                                                  ACCUMULATED
                                 COMMON STOCK                 TREASURY STOCK         OTHER
                               ----------------   PAID-IN   ------------------   COMPREHENSIVE   RETAINED
                               SHARES    AMOUNT   CAPITAL   SHARES     AMOUNT       INCOME       EARNINGS    TOTAL
                               -------   ------   -------   -------   --------   -------------   --------   --------
Balances, December 31,
  1994.......................  100,000..  $50     $    --   (42,500)  $(34,000)      $           $ 65,709   $ 31,759
  Net income.................       --     --          --        --         --                     16,746     16,746
  Dividends declared.........       --     --          --        --         --                    (13,152)   (13,152)
                               -------    ---     -------   -------   --------       ----        --------   --------
Balances, September 30,
  1995.......................  100,000    $50     $    --   (42,500)  $(34,000)      $           $ 69,303   $ 35,353
                               =======    ===     =======   =======   ========       ====        ========   ========

                                                                    SUCCESSOR
                               ------------------------------------------------------------------------------------
Beginning balances, October
  1, 1995....................      --    $--     $    --        --   $     --       $           $     --   $     --
  Capital contribution.......   1,000     --      40,425        --         --                         --     40,425
  Net income.................      --     --          --        --         --                      1,024      1,024
  Preferred stock
     dividends...............      --     --          --        --         --                     (1,069)    (1,069)
  Accretion of preferred
     stock...................      --     --          --        --         --                       (269)      (269)
                               ------    ---     -------   -------   --------       ----        --------   --------
Balances, December 31,
  1995.......................   1,000     --      40,425        --         --                       (314)    40,111
  Capital contribution.......      --     --         400        --         --                         --        400
  Net loss...................      --     --          --        --         --                     (1,518)    (1,518)
  Preferred stock
     dividends...............      --     --          --        --         --                     (4,670)    (4,670)
  Accretion of preferred
     stock...................      --     --          --        --         --                     (1,076)    (1,076)
                               ------    ---     -------   -------   --------       ----        --------   --------
Balances, December 31,
  1996.......................   1,000     --      40,825        --         --                     (7,578)    33,247
  Capital contribution ).....      --     --         850        --         --                         --        850
  Net income.................      --     --          --        --         --                      6,234      6,234
  Preferred stock
     dividends...............      --     --          --        --         --                     (5,308)    (5,308)
  Accretion of preferred
     stock...................      --     --          --        --         --                     (1,077)    (1,077)
                               ------    ---     -------   -------   --------       ----        --------   --------
Balances, December 31,
  1997.......................   1,000     --      41,675        --         --                     (7,729)    33,946
Stock compensation expense
  (unaudited)................      --     --         250        --         --         --              --        250
  Capital contribution
     (unaudited).............             --       1,347        --         --                         --      1,347
  Net income (unaudited).....      --     --          --        --         --                      6,422      6,422
  Other comprehensive income
     (unaudited).............      --     --          --        --         --        472                        472
  Preferred stock dividends
     (unaudited).............      --     --          --        --         --                     (4,546)    (4,546)
  Accretion of preferred
     stock (unaudited).......      --     --          --        --         --                       (807)      (807)
                               ------    ---     -------   -------   --------       ----        --------   --------
Balances, September 30, 1998
  (unaudited)................   1,000    $--     $43,272        --   $     --       $472        $ (6,660)  $ 37,084
                               ======    ===     =======   =======   ========       ====        ========   ========

          See accompanying notes to consolidated financial statements.

                             DOANE PET CARE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
        SEPTEMBER 30, 1998 (UNAUDITED) DECEMBER 31, 1997, 1996 AND 1995

(ALL INFORMATION RELATED TO THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1998 IS UNAUDITED.)

(1) ACQUISITIONS

     On October 5, 1995, Doane Pet Care Enterprises, Inc. ("Enterprises"), a newly organized Delaware corporation acquired Doane Pet Care Company (the Company), formerly Doane Products Company. The purchase price was $249.1 million, including existing indebtedness. The acquisition was financed with a senior credit facility which provides term loan borrowings of $90 million and revolving loan borrowings of up to $25 million, $120 million of senior subordinated increasing rate notes, and $30 million of 14.25% Senior Exchangeable Preferred Stock. The cost of the acquisition has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. The allocation resulted in goodwill of approximately $129 million. The goodwill is being amortized over 40 years on a straight-line basis.

     For financial statement purposes, the Acquisition was accounted for as a purchase acquisition effective October 1, 1995. The effects of the acquisition have been reflected in the Company's assets and liabilities at that date. As a result, the Company's financial statements for the periods subsequent to September 30, 1995 are presented on the Successor's new basis of accounting, while financial statements for September 30, 1995 and prior periods are presented on the Predecessor's historical cost basis of accounting.

     In connection with the Acquisition, the Company recorded certain merger related expenses of $9,440 consisting primarily of bonus payments to certain members of management, which have been charged to operations as of September 30, 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     The Company manufactures dry pet foods and operates a machine shop and a structural steel fabrication plant. The Company extends unsecured credit in the form of current accounts receivable, principally to large distributors and retailers throughout the United States, with credit extended to one customer approximating 70%, 65% and 66% of accounts receivable at December 31, 1996 and 1997, and September 30, 1998 (unaudited), respectively.

  Principles of Consolidation

     In November 1996, the Company formed a UK holding company, DPC International, Ltd., a wholly-owned subsidiary of the Company, to account for its 50% investment in a foreign joint venture. The Company is accounting for its investment under the equity method of accounting. The accompanying consolidated financial statements for December 31, 1996 and 1997, and September 30, 1998 (unaudited), include the accounts of the Company and its wholly-owned subsidiary. All inter-company transactions and balances have been eliminated.

  Basis of Presentation

     Certain reclassifications have been made to the fiscal 1995 and 1996 consolidated financial statements to conform with the fiscal 1997 presentation.

  Interim Consolidated Financial Statements

     The unaudited interim consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote

                             DOANE PET CARE COMPANY
disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of results to be expected for an entire year.

  Cash and Cash Equivalents

     The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of repurchase agreements and certificates of deposit.

  Inventories

     All inventories are valued at the lower of cost or market. Cost is determined using the FIFO method.

  Property and Equipment

     Property and equipment are depreciated over the estimated useful life of each asset ranging from three to forty years. Annual depreciation is computed using the straight-line method.

     In fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long Lived Assets to be Disposed Of (SFAS 121). Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The adoption of SFAS 121 did not have a material impact on the Company's consolidated financial statements.

  Income Taxes

     Effective October 1, 1995, concurrent with the Acquisition and the Company's change from an S Corporation for federal income tax purposes to a C Corporation, the Successor Company began applying the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (FAS
109). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying current tax laws. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the Acquisition and is being amortized by the straight-line method over 40 years. The Company's policy is to periodically evaluate such cost to determine whether there has been any impairment in value. Accumulated amortization was $4,046, $7,300 and $9,740 at December 31, 1996 and 1997, and September 30, 1998 (unaudited), respectively.

  Recognition of Revenue

     Revenue is recognized at the time the product is shipped.

  Commodity Hedges

     The Company manages price risk created by market fluctuations by hedging portions of its primary commodity products purchases, principally through exchange traded futures and options contracts which are designated as hedges. The terms of such contracts are generally less than one year. Settlement of positions are

                             DOANE PET CARE COMPANY
either through financial settlement with the exchanges or via exchange for the physical commodity in which case the Company delivers the contract against the acquisition of the physical commodity.

     The Company's policy does not permit speculative commodity trading. Futures and options contracts are accounted for as hedges, and gains and losses are recognized in the period realized as part of the cost of products sold and in the cash flows. The deferred net futures and options position is reported on the balance sheet as a current asset for net loss positions and as a deferred credit for net gain positions. In addition to futures and options, the Company also contracts for future physical procurement, in which case unrealized gains and losses are deferred to the applicable accounting period. Typically, maturities vary and do not exceed twelve months.

     Deferred losses on these outstanding contracts were $5,398, $917 and $1,769 at December 31, 1996 and 1997, and September 30, 1998 (unaudited), respectively.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Pro Forma Financial Data

     Pro forma net income per common share and pro forma income taxes are set forth herein because the Predecessor Company previously operated as a subchapter S Corporation.

     Pro forma net income per share of common stock is calculated based on net income reduced by pro forma income taxes, divided by the weighted average number of shares of common stock outstanding.

     Pro forma income taxes reflect federal income taxes that would have been incurred had the Predecessor Company been subject to such taxes. Such amounts have been deducted from net income in the accompanying statements of income, pursuant to the rules and regulations of the Securities and Exchange Commission.

  Financial Instruments

     Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The Company believes that the carrying amounts of its current assets, current liabilities and long-term debt approximate the fair value of such items.

  Net Income (Loss) Per Common Share

     In fiscal 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128). In accordance with SFAS 128, basic net income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period. Net income (loss) is decreased (increased) by unpaid cumulative preferred stock dividends and the accretion of the preferred stock in calculating net income (loss) attributable to the common shareholder.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed

                             DOANE PET CARE COMPANY
in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company adopted SFAS 130 in the fiscal year ending December 31, 1998. The Company's total comprehensive earnings, which consist of foreign currency translation adjustments, are as follows for the periods presented.

                                                             NINE MONTHS ENDED   NINE MONTHS ENDED
                                                               SEPTEMBER 30,       SEPTEMBER 30,
                                                                   1998                1997
                                                             -----------------   -----------------
                                                                (UNAUDITED)         (UNAUDITED)
Net income (loss) applicable to common stock................      $1,069              $(1,323)
Other comprehensive income..................................         472                   --
                                                                  ------              -------
Total comprehensive income (loss)...........................      $1,541              $(1,323)
                                                                  ======              =======

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), was issued by the Financial Accounting Standards Board in June 1998. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value an cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

     The Company will adopt SFAS 133 beginning in fiscal 2000. The Company has not determined the impact that SFAS 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

(3) INVENTORIES

     Inventories consisted of the following:

                                                        DECEMBER 31,
                                                      -----------------   SEPTEMBER 30,
                                                       1996      1997          1998
                                                      -------   -------   --------------
                                                                           (UNAUDITED)
Raw materials.......................................  $ 7,268   $ 8,449      $ 7,389
Packaging materials.................................   10,609    10,735       14,469
Finished goods......................................   12,860    13,242       13,290
                                                      -------   -------      -------
                                                      $30,737   $32,426      $35,148
                                                      =======   =======      =======

                             DOANE PET CARE COMPANY

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                        DECEMBER 31,
                                                      -----------------   SEPTEMBER 30,
                                                       1996      1997          1998
                                                      -------   -------   --------------
                                                                           (UNAUDITED)
Land................................................  $ 3,987   $ 4,037      $  4,672
Buildings and improvements..........................   25,395    29,439        34,498
Machinery and equipment.............................   65,377    76,442        90,659
Furniture and fixtures..............................    1,932     2,536         6,716
Automotive equipment................................    1,000     1,016         1,302
Construction in progress............................    3,504     1,972         9,869
                                                      -------   -------      --------
                                                      101,195   115,442       147,716
Less accumulated depreciation.......................    8,112    15,448        26,328
                                                      -------   -------      --------
                                                      $93,083   $99,994      $121,388
                                                      =======   =======      ========

(5) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                         DECEMBER 31,
                                                       -----------------   SEPTEMBER 30,
                                                        1996      1997         1998
                                                       -------   -------   -------------
                                                                            (UNAUDITED)
Salaries and commissions.............................  $ 3,223   $ 4,714      $ 7,232
Accrued interest.....................................    6,379     6,223        2,231
Rebates and other promotions.........................    7,510     9,064       11,174
Other................................................    1,429     2,610        7,061
                                                       -------   -------      -------
                                                       $18,541   $22,611      $27,698
                                                       =======   =======      =======

(6) LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                       DECEMBER 31,
                                                   --------------------    SEPTEMBER 30,
                                                     1996        1997          1998
                                                   --------    --------    -------------
                                                                            (UNAUDITED)
Senior Credit Facility...........................  $ 46,603    $ 34,712      $ 42,600
Senior Notes.....................................   160,000     160,000       160,000
Industrial Development Revenue Bonds (net of
  reserve funds).................................        --       5,698         8,496
Debt -- Foreign Subsidiaries.....................        --          --        25,318
                                                   --------    --------      --------
                                                    206,603     200,410       236,414
Less current maturities..........................    10,417      11,667         6,977
                                                   --------    --------      --------
                                                   $196,186    $188,743      $229,437
                                                   ========    ========      ========

  Senior Credit Facility

     In connection with the Acquisition, the Company entered into a senior credit facility effective October 5, 1995 (the Senior Credit Facility) with several lending institutions. The Senior Credit Facility, as amended, provides for an aggregate principal amount of loans of up to $85,000 consisting of $60,000 in aggregate principal amount of term loans (the Term Loan Facility) and a $25,000 revolving credit facility (the Revolving Credit Facility).

     The Term Loan Facility matures on September 30, 2000 and is due in quarterly installments in increasing amounts, ranging from $2,100 to $3,700, commencing September 30, 1996. The Senior Credit Facility provides for mandatory prepayments of the Term Loan Facility based on certain performance targets as well

                             DOANE PET CARE COMPANY
as proceeds of asset sales which are subject to certain permitted exceptions. The Revolving Credit Facility matures on September 30, 2000. Prior to the amendment of the Senior Credit Facility as discussed below, the Company was required to reduce borrowings under the Revolving Credit to $10,000 or less for 30 consecutive days during the fiscal years ended September 30, 1996 and 1997, and to $7,500 or less for 30 consecutive days during each fiscal year ended September 30 thereafter.

     Indebtedness under the Senior Credit Facility bears interest at a rate based, at the Company's option, upon (i) the Base Rate plus 1.50% with respect to Base Rate Loans and (ii) the LIBOR Rate for one, two, three or six months plus 2.75% with respect to LIBOR Rate Loans; provided, however, the interest rates are subject to reductions in the event the Company meets certain performance targets. The Revolving Credit Facility bore interest at 9.5% and 9.3% for the years ended December 31, 1996 and 1997, respectively. The Term Loan Facility bore interest at a weighted average rate of 8.47% for the period from October 5, 1995 to December 31, 1995, and 7.95% and 8.44% for the years ended December 31, 1996 and 1997, respectively.

     The Company is required to pay a commitment fee based on the committed undrawn amount of the Revolving Credit Facility during the preceding quarter equal to .375% per annum, payable in arrears on a quarterly basis during 1996 and equal to .5% per annum, payable in arrears on a quarterly basis, thereafter; provided, such fee may be reduced after 1996 to as low as .25% based on certain performance targets.

     The Senior Credit Facility is secured by substantially all of the assets of the Company and a pledge of all of the Company's common stock held by DPCAC.

     The Senior Credit Facility requires the Company to meet certain financial tests, including minimum cash flow, minimum cash flow coverage ratio and maximum leverage ratios. The Senior Credit Facility also contains covenants which, among other things, will limit the incurrence of additional indebtedness, the nature of the business of the Company and its subsidiaries, investments, leases of assets, ownership of subsidiaries, dividends, transaction with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

     The Company had approximately $24,225 available under the revolving credit agreement at December 31, 1997 which expires in 1999.

     Effective April 13, 1998, the Company amended its senior credit facility pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement (the "Amended Senior Credit Facility"). Under the Amended Senior Credit Facility funding was increased under the "Term Loan Facility" from the outstanding balance of $31,795 to $41,794 and a new $7,000 purchase money facility was created, which may be drawn upon at a later time. The "Revolving Credit Facility" remains at $25,000. The term of the Amended Senior Credit Facility has been extended from September 30, 2000 to September 30, 2001. Concurrent with the extension of the term of the facility, the amortization of the Term Loan Facility has been extended and quarterly principal payments reduced, initially from $2,917 to $2,500.

     The Company has the option to draw funds at either a Base Rate of LIBOR Rate plus an Applicable Margin, which margin is determined from a pricing grid predicated upon the ratio of Consolidated Total Debt to Consolidated EBITDA. In general the LIBOR margins have decreased by .375% and the Base Rate margins have decreased by .5%.

     The predecessor agreement required the Company to cause the aggregate principal amount of all Revolving Credit and Swing Loans to be less than $7,500 for a minimum period of 30 consecutive days each fiscal year, which provision, together with the Excess Cash Flow Recapture provision, has been eliminated. Additionally, certain financial covenants have been amended consistent with the extended term of the facility.

  Bridge Notes

     The bridge notes (the Bridge Notes) matured on October 5, 1996 and bore interest at a floating rate equal to the sum of (i) the prime rate, (ii) 5.00%, and (iii) an additional percentage amount, equal to 1.00% effective from March 30, 1996 and increasing by .50% effective from and including each quarterly anniversary

                             DOANE PET CARE COMPANY
of such date until the Bridge Notes are paid in full; provided that the interest rate shall not exceed 20% per annum. On March 4, 1996, the Bridge Notes were repaid with the proceeds from the issuance of the Senior Notes. The Bridge Notes bore interest at a rate of 13.50% per annum at December 31, 1995 and for the period January 1, 1996 to March 4, 1996. In connection with this debt refinancing, the Company incurred a $4,815 non-recurring finance charge to write-off debt issuance costs associated with the Bridge Notes.

  Senior Notes

     The Senior Notes (the Senior Notes) bear interest at the rate of 10.625% per annum, payable semiannually on March 1 and September 1 of each year, commencing on September 1, 1996. The Senior Notes are redeemable, at the Company's option, in whole or in part, from time to time, on or after March 1, 2001, initially at 105.313% of their principal amount and thereafter at prices declining to 100% at March 1, 2004 until maturity, in each case together with accrued and unpaid interest to the redemption date. In addition, at any time on or prior to March 1, 1999, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more public equity offerings, at 109.625% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date; provided that at least $104,000 in principal amount of the Senior Notes remain outstanding immediately after any such redemption.

     The Senior Notes are general senior unsecured obligations of the Company, ranking senior to all subordinated indebtedness of the Company and ranking pari passu in right of payment to all other senior indebtedness of the Company. Lenders under the Senior Credit Facility have claims with respect to the assets constituting collateral for such indebtedness that are effectively senior and right of payment to the claims of holders of the Senior Notes. The Senior Notes were issued pursuant to the Note Indenture which contains covenants restricting or limiting the ability of the Company and its subsidiaries to pay dividends or make other restricted payments, incur additional indebtedness and issue preferred stock, create liens, incur dividends and other payment restrictions affecting subsidiaries, enter into mergers or consolidations, make asset sales, enter into transactions with affiliates, and engage in other lines of business. Under certain circumstances, the Company is required to offer to purchase all outstanding Senior Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase, with the proceeds of certain asset sales. Upon a Change of Control (as defined in the Note Indenture) each holder of Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.

  Industrial Revenue Bonds

     On March 12, 1997 the Company issued $6,000 of industrial development revenue bonds (the "Bonds") through the Ottawa County Finance Authority in Miami, Oklahoma. The Bonds bear interest at the rate of 7.25% payable on each December 1 and June 1, commencing December 1, 1997. The Bonds are subject to mandatory redemption prior to maturity, in part, at a redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date, in varying principal amounts on June 1 of each year from 2007 through 2017. The Bonds are general secured obligations of the Company, ranking senior to all subordinated indebtedness of the Company and on a parity in right of payment with all other senior indebtedness of the Company. The Bonds are additionally secured by a Mortgage and Security Agreement.

     On July 24, 1998, the $9,000 Oklahoma Development Finance Authority, Industrial Development Revenue Bonds, Series 1998 (Doane Products Company Clinton, Oklahoma Project) (the "Bonds") were issued by the Oklahoma Development Finance Authority. The net proceeds of the issuances were loaned to the Company to finance the Company's acquisition and construction of a new dry pet food manufacturing facility in Clinton, Oklahoma. At September 30, 1998 (unaudited), $2,798 had been drawn down by the Company. The Bonds bear interest at the rate of 6.25% payable on each of January 15 and July 15, commencing January 15, 1999. The Bonds are subject to mandatory redemption prior to maturity, in part, at a

                             DOANE PET CARE COMPANY
redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date, in varying principal amounts on July 15 of each year from 2018 through 2023. The Bonds are general obligations of the Company and rank on parity in right of payment with all other senior indebtedness of the Company. The Bonds, which approximate fair value, are secured by the Clinton, Oklahoma manufacturing facility and certain related equipment. The above-referenced Bonds were purchased by the Company's wholly owned subsidiary, DPC Funding Corp., which has changed its name to Doane/Windy Hill Joint Venture Corp. It is anticipated that such entity will attempt to sell the Bonds.

                                     *****

     Aggregate annual maturities of long-term debt at December 31, 1997 were:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
1998........................................................    $11,667
1999........................................................     11,667
2000........................................................     11,378
Thereafter..................................................    165,698

     On November 12, 1998, the Company refinanced the Senior Credit Facility, and its Senior Notes. See discussion of subsequent events at Note 17 below.

(7) SENIOR EXCHANGEABLE PREFERRED STOCK

     The Company has authorized 10,000 shares of Senior Exchangeable Preferred Stock of which the Company issued 1,200 shares in connection with the financing of the Acquisition.

     The Senior Exchangeable Preferred Stock has an initial liquidation preference of $25.00 per share (aggregate initial liquidation preference is $30,000). The Senior Exchangeable Preferred Stock was recorded at the net proceeds of $17,075 after deducting $12,925 paid to DPCAC for warrants of DPCAC which were issued in conjunction with the Senior Exchangeable Preferred Stock. The excess of the liquidation preference over the carrying value is being accreted quarterly over a twelve year period ended September 30, 2007 by a direct reduction to retained earnings.

     Dividends on the Senior Exchangeable Preferred Stock are payable quarterly at the rate of 14.25% per annum per share. Dividends on the Senior Exchangeable Preferred Stock accrete to the liquidation value of the Senior Exchangeable Preferred Stock and, at the option of the holders of a majority of the shares of Senior Exchangeable Preferred Stock, may be paid through the issuance of additional shares of Senior Exchangeable Preferred Stock on each dividend payment date through September 30, 2000. The Company does not expect to pay dividends on the Senior Exchangeable Preferred Stock in cash for any period prior to September 30, 2000. Cumulative dividends on Senior Exchangeable Preferred Stock that have not been paid at December 31, 1996 and 1997, and September 30, 1998 (unaudited), are $5,739, $11,047 and $12,510, respectively and are included in the carrying amount of the Senior Exchangeable Preferred Stock. As of December 31, 1997, and September 30, 1998 (unaudited), the cumulative accretion to redemption value and cumulative dividends on the Senior Exchangeable Preferred Stock are $2,422 and $3,229, respectively and $11,047 and $15,591, respectively.

     Prior to September 30, 1998, the Company may, at its option, redeem up to one-third of the then outstanding Senior Exchangeable Preferred Stock with the net proceeds of an initial public offering of its common stock at a redemption price of 114% of the then liquidation value of the Senior Exchangeable Preferred Stock, plus accrued and unpaid dividends. On and after September 30, 1998, and prior to September 30, 2000, the Company is not precluded from purchasing in whole or in part the Senior Exchangeable Preferred Stock on the open market at prevailing prices. On and after September 30, 2000, the

                             DOANE PET CARE COMPANY

Company may, at its option, redeem the Senior Exchangeable Preferred Stock in whole or in part at redemption prices per share set forth below, together with accrued and unpaid dividends:

    YEAR                                                                 PERCENT OF
  BEGINNING                                                              LIQUIDATION
SEPTEMBER 30,                                                               VALUE
-------------                                                            -----------
   2000...............................................................     107.125%
   2001...............................................................       105.700
   2002...............................................................       104.275
   2003...............................................................       102.850
   2004...............................................................       101.425
   2005...............................................................       100.000
   2006...............................................................       100.000

     The Company will be required to redeem all outstanding shares of Senior Exchangeable Preferred Stock on September 30, 2007 at 100% of the then liquidation value, together with accrued and unpaid dividends.

     The Senior Exchangeable Preferred Stock will be exchangeable, in whole or in part, at the option of the Company on any dividend payment date for 14.25% Junior Subordinated Exchange Debentures.

     In the event of a change of control, as defined, the holders of Senior Exchangeable Preferred Stock have the right to require the Company to redeem such Senior Exchangeable Preferred Stock, in whole or in part, at a price equal to 101% of the then liquidation value together with any unpaid dividends.

     The terms of the Senior Exchangeable Preferred Stock prohibit (i) the payment of dividends on securities ranking on a parity with or junior to the Senior Exchangeable Preferred Stock and (ii) redemption, repurchase or acquisition of any Junior Securities with certain exceptions, in each case, unless full cumulative dividends have been paid on the Senior Exchangeable Preferred Stock.

     Holders of the Senior Exchangeable Preferred Stock have limited voting rights customary for preferred stock, and the right to elect two additional directors upon certain events such as the Company failing to declare and pay dividends on any six consecutive dividend payment dates.

(8) STOCK OPTION PLAN

     Effective November 1, 1996, the Company's parent, Enterprises, adopted a management stock option plan, as amended. Certain employees of the Company are covered under this plan, and each stock option granted allows for the purchase of one share of Enterprises common stock. The options vest based on the attainment of certain performance levels as defined by the plan. The Company and its parent have elected to continue to follow APB Opinion No. 25. For the nine months ended September 30, 1998 (unaudited), the Company recorded compensation expense of $250 as an addition to additional paid-in-capital in connection with 1998 stock option grants under the plan. No compensation expense was recorded in fiscal 1996 and 1997 for grants in those years.

(9) MAJOR CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for approximately 65% of the Predecessor Company's total revenue. For the three months ended December 31, 1995, the years ended December 31, 1996 and 1997, and the unaudited nine months ended September 30, 1998, the same customer accounted for approximately 65%, 63%, 61% and 60%, respectively, of the Successor Company's total revenue. The Company does not have a long-term contract with this customer.

                             DOANE PET CARE COMPANY

(10) INCOME TAXES

     The Predecessor had elected under both Federal and certain state income tax laws to be taxed as an S Corporation. Under this election, the Company's taxable income was taxed to the stockholders on their individual income tax returns. The provision for income taxes reflects the accrual of corporation income taxes due in states which do not recognize the S Corporation status.

     Effective October 1, 1995, concurrent with the Acquisition, the Company changed from an S Corporation for Federal income tax purposes to a C Corporation and began applying the provisions of SFAS 109.

     The Company elected to step up the tax basis in the assets acquired. Goodwill recorded in the acquisition is deductible for tax purposes over 15 years.

     The components of income tax expense (benefit) are:

                                                   THREE MONTH
                                                  PERIOD ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                      1995            1996           1997
                                                  -------------   ------------   ------------
Current:
  Federal.......................................     $ (318)         $  --          $   --
  State.........................................        (30)            --              --
Deferred:
  Federal.......................................      1,102           (855)          3,084
  State.........................................         --             --             305
                                                     ------          -----          ------
          Total income tax expense (benefit)....     $  754          $(855)         $3,389
                                                     ======          =====          ======

     The difference between the statutory rate and the effective tax rate is a result of nondeductible meals and entertainment expenses and other miscellaneous expenses.

     The tax effects of temporary differences that give rise to the significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------   --------
CURRENT DEFERRED
Deferred tax assets:
  Accounts receivable.......................................  $    19   $     40
  Inventory.................................................      286        291
  Accruals and provisions...................................      576        921
                                                              -------   --------
          Current deferred tax asset........................  $   881   $  1,252
                                                              =======   ========
NONCURRENT DEFERRED
Deferred tax assets -- net operating loss carryforwards.....    8,656     10,093
                                                              -------   --------
                                                                8,656     10,093
Deferred tax liabilities:
Tax over book amortization..................................   (4,088)    (5,751)
Difference between book and tax basis of property and
  equipment.................................................   (4,977)    (8,511)
                                                              -------   --------
                                                               (9,065)   (14,262)
Net noncurrent deferred tax liability.......................     (409)    (4,169)
                                                              -------   --------
          Total net deferred tax asset (liability)..........  $   472   $ (2,917)
                                                              =======   ========

                             DOANE PET CARE COMPANY

     There is no valuation allowance as of fiscal year ended December 31, 1997. It is the opinion of management that future operations will more likely than not generate taxable income to realize deferred tax assets.

     At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $27,000 which are available to offset future taxable income, if any, through 2011.

(11) EMPLOYEE BENEFIT PLANS

     The Company has a defined benefit, noncontributory pension plan (terminated on May 31, 1998) covering substantially all non-bargaining employees. Benefits under the plan are based on the employee's compensation during the five most highly compensated consecutive years during the ten years preceding normal retirement date. The Company's funding policy for the plan is to make the minimum annual contribution required by applicable regulations.

     Net periodic pension cost for the Company's defined benefit pension plans consisted of the following components for the years ended:

                                      PREDECESSOR                    SUCCESSOR
                                     -------------   ------------------------------------------
                                      NINE MONTH     THREE MONTH
                                     PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1995            1995           1996           1997
                                     -------------   ------------   ------------   ------------
Service cost (benefits) earned.....     $   714         $ 237          $1,059        $ 1,276
Interest cost on projected benefit
  obligation.......................         515           197             781            903
Actual return on plan assets.......      (1,509)         (377)           (906)        (1,914)
Net amortization and deferral......         997           180              71            983
                                        -------         -----          ------        -------
Net periodic pension cost..........     $   717         $ 237          $1,005        $ 1,248
                                        =======         =====          ======        =======

     Assumptions used by the Company in the determination of pension plan information consisted of the following as of:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1995    1996    1997
                                                              ----    ----    ----
Discount rate...............................................  7.0%    7.0%    7.0%
Rate of increase in compensation levels.....................  5.5%    5.5%    5.5%
Expected long-term rate of return on plan assets............  7.5%    7.5%    7.5%

                             DOANE PET CARE COMPANY

     The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheets as of:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $ (7,940)   $ (8,936)
                                                              ========    ========
  Accumulated benefits......................................  $ (8,172)   $ (9,192)
                                                              ========    ========
  Projected benefits........................................  $(13,060)   $(14,818)
  Plan assets at fair value.................................    12,428      14,557
                                                              --------    --------
          Projected benefit obligation in excess of plan
            assets..........................................      (632)       (261)
Items not yet recognized in earnings:
  Unrecognized net loss (gain)..............................       (45)     (1,144)
  Unrecognized net asset at December 31, 1986, being
     recognized over 14.49 to 17.95 years...................       333         313
                                                              --------    --------
          Pension liability recognized in the balance
            sheet...........................................  $   (344)   $ (1,092)
                                                              ========    ========

     The Company sponsors a defined contribution postretirement plan which provides medical coverage for eligible retirees and their dependents (as defined in the plan). On October 1, 1995, the Company adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The following sets forth the plans' funded status reconciled with the amount shown in the Company's consolidated balance sheets and consolidated statements of income on an accrual basis rather than a pay-as-you-go (cash) basis as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Accumulated postretirement benefit obligation:
Retirees and dependents.....................................  $  825    $  824
Fully eligible active plan participants.....................     356       382
Other active plan participants..............................     316       363
                                                              ------    ------
Accrued postretirement benefit cost.........................  $1,497    $1,569
                                                              ======    ======

                                                  THREE MONTH
                                                  PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1995           1996           1997
                                                  ------------   ------------   ------------
Net periodic postretirement benefit cost
  included the following components:
  Service cost -- benefits attributed to service
     during the period..........................      $ 17           $ 17           $ 18
  Interest cost on accumulated postretirement
     benefit obligation.........................       100            104            102
                                                      ----           ----           ----
          Net periodic postretirement benefit
            cost................................      $117           $121           $120
                                                      ====           ====           ====

     For measurement purposes, per capita claims costs for participants over age 65 were assumed to increase at a 7.07% and 6.50% annual rate for 1996 and 1997, respectively; the rate was assumed to decrease gradually to 4.0% for 2001 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997

                             DOANE PET CARE COMPANY
by $214 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended 1997 by $18.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for December 31, 1996 and 1997.

     As of June 1, 1998 the Company adopted the Doane Products Company Savings and Investment Plan for eligible employees not covered by collective bargaining arrangements and the Doane Products Company Savings and Investment Plan -- Union Plan for eligible union employees at the Joplin, Missouri plant. The plans are intended to be qualified retirement plans under the Internal Revenue Code. Both plans permit employee contributions between 1% and 15% of pre-tax earnings subject to annual dollar limits set by the IRS, an annual employer profit sharing contribution of $400 for each eligible participant and a variety of investment options. The Doane Products Company Savings and Investment Plan also includes an employer matching contribution in an amount equal to 50% of participant contribution, up to 6% of compensation. Vesting for the employer match is 25% per year for each full year of service.

     Windy Hill adopted the Windy Hill Pet Food Company, Inc. Profit Sharing and Savings Plan on March 1, 1995, as amended. The plan is intended to be a qualified plan under the Internal Revenue Code. It permits employee contributions from 1% to 15% of pre-tax earnings subject to annual dollar limits set by the IRS. The Windy Hill Pet Food Company, Inc. Profit Sharing and Savings Plan also includes an employer matching contribution in an amount equal to 50% of participant contribution, up to 6% of compensation. In addition, the plan provides for contribution to participant accounts of amounts equal to 2 1/2% of the employee's compensation.

(12) DEFERRED COMPENSATION AGREEMENTS AND SALARY CONTINUATION PLAN

     The Company has deferred compensation agreements with two individuals which provide, upon retirement, annual payments to be paid over ten consecutive years. The liability is approximately $1,190, $1,150, and $1,117 at December 31, 1996 and 1997 and September 30, 1998 (unaudited), respectively.

     The Company also has a salary continuation plan in which there were twenty-three and twenty-two participants at December 31, 1996 and 1997, respectively. Participants in the plan, who reach age fifty-five and have ten years of service with the Company, become vested as to benefits which are payable in ten equal annual installments after retirement. The Company has recorded an expected future liability equal to the present value of future payments under this plan. The liability is approximately $1,343, $1,362, and $1,347 at December 31, 1996 and 1997 and September 30, 1998 (unaudited), respectively.

(13) ADDITIONAL CASH FLOW INFORMATION

     The following is additional cash flow information for the nine month period ended September 30, 1995, for the three month period ended December 31, 1995, and for the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited).

                                 PREDECESSOR                              SUCCESSOR
                                -------------   --------------------------------------------------------------
                                                                                                NINE MONTH
                                 NINE MONTH     THREE MONTH                                    PERIOD ENDED
                                PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED      SEPTEMBER 30,
                                SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -----------------
                                    1995            1995           1996           1997        1997      1998
                                -------------   ------------   ------------   ------------   -------   -------
Additional cash payment
  information:
Interest paid (net of amounts
  capitalized)................     $5,114           $192         $21,028        $21,924      $20,646   $20,124
Income taxes paid
  (refunded)..................        302            (51)            351             --           --        --

                             DOANE PET CARE COMPANY

(14) COMMITMENTS AND CONTINGENCIES

     The Company is party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the resolution of such matters is not expected to have a material impact on the financial condition or results of operations of the Company.

     On October 30, 1998 the Company initiated a product recall for certain dry dog food manufactured at its Temple, Texas plant. The recall covers dry dog food manufactured at its Temple plant between July 1 and August 31, 1998 and does not apply to dry dog food manufactured at other plants or the Company's dry cat food, biscuits, treats or canned products. The recall resulted from reported sickness and death of dogs in the State of Texas. These conditions were attributed to elevated aflatoxins in corn which, is an ingredient in dry dog food. Aflatoxins are compounds produced from certain kinds of crop molds that can be caused by extreme weather conditions such as drought and heat. The Company has an extensive corn testing program for the detection of aflatoxins and that program has been intensified since the problems were reported. The Company maintains insurance against losses from illness or death of animals; however, the cost of the product recall is not covered by insurance. The Company estimates the cost of the product recall to be $3.0 million, net of insurance recoveries, and has recorded a charge to non-recurring costs in the fourth quarter of fiscal 1998.

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      FIRST      SECOND     THIRD      FOURTH
                       1997                          QUARTER    QUARTER    QUARTER    QUARTER
                       ----                          --------   --------   --------   --------
Net sales..........................................  $141,741   $137,215   $132,445   $153,340
Gross margins......................................    19,016     18,885     20,623     23,321
Net income.........................................       995        481      1,905      2,853

                                                      FIRST      SECOND     THIRD      FOURTH
                       1996                          QUARTER    QUARTER    QUARTER    QUARTER
                       ----                          --------   --------   --------   --------
Net sales..........................................  $122,000   $116,132   $127,256   $147,829
Gross margins......................................    18,247     15,416     14,508     18,270
Net income (loss)..................................    (1,650)      (236)      (609)       977

(16) NON-RECURRING TRANSITION EXPENSES

     Non-recurring transition expenses for the nine months ended September 30, 1998 (unaudited) represent the non-recurring costs incurred in connection with the acquisition and integration of Windy Hill with the Company as follows:

Relocation expense..........................................  1,674
Merger bonuses..............................................  1,477
Severance (former CEO of Doane).............................    629
Miscellaneous...............................................    531
                                                              -----
                                                              4,311
                                                              =====

     The relocation expense represents liability incurred to relocate personnel from the former Doane corporate office to merged corporate headquarters. Merger bonuses are being paid to Doane personnel in connection with the acquisition. As of September 30, 1998, $3.5 million of these expenses were accrued and expected to be paid in the next six months.

                             DOANE PET CARE COMPANY

(17) BUSINESS ACQUISITIONS (UNAUDITED)

     Ipes Iberica, S.A. Acquisition

     On April 17, 1998 the Company purchased 100% of the outstanding stock of Ipes Iberica, S.A. ("Ipes") for $28.3 million. Ipes is a private label pet food manufacturer located in Spain with 1997 net sales of $21.1 million. The transaction was financed through a $20.9 million non recourse facility provided by the HSBC Investment Bank, Plc. in Spain, and $7.4 million from the Company's Senior Credit Facility.

(18) SUBSEQUENT EVENTS (UNAUDITED)

  Windy Hill Merger and Refinancing Transactions

     On August 3, 1998, the Company's parent (Doane Pet Care Enterprises, Inc.) acquired Windy Hill for approximately 1.6 million shares of Common Stock and the assumption of $183.5 million of indebtedness. Windy Hill is a leading manufacturer of pet food products. Windy Hill manufactures products for both dogs and cats, including dry, canned, semi-moist, soft dry and soft treats and dog biscuits. This acquisition has been accounted for by the parent as a purchase with the purchase price and direct acquisition costs allocated based on fair value of assets acquired and liabilities assumed. Goodwill of approximately $19,000 was recorded in connection with this transaction. The goodwill is being amortized over 40 years on a straight-line basis.

     On November 12, 1998, Windy Hill was merged with and into the Company. In connection with the merger, the Company refinanced the Senior Credit Facility, the Windy Hill Credit Facility, a Windy Hill bridge loan facility, the Windy Hill Subordinated Notes, and the Company's senior notes (the "Refinancing Transactions"). The unaudited supplemental condensed combined financial statements as of and for the nine months ended September 30, 1998 are included giving effect to the merger of Doane Products Company and Windy Hill as of August 3, 1998 as entities under common control.

     These are supplemental condensed combined financial statements for the nine months ended September 30, 1998 and the related footnotes after giving effect to the merger of Doane Pet Care Company and Windy Hill Pet Food Company, Inc. as of August 3, 1998 as discussed in Note 18 in the Doane Pet Care Company Notes to Consolidated Financial Statements.

                             DOANE PET CARE COMPANY

                 SUPPLEMENTAL CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                                               (UNAUDITED)
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................    $  3,833
  Trade and other accounts receivable, net..................      86,759
  Inventories...............................................      52,901
  Deferred income tax benefits..............................       6,562
  Prepaid expenses and other assets.........................      16,333
                                                                --------
          Total current assets..............................     166,388
Property and equipment, net.................................     201,665
Goodwill and other intangible assets, net...................     263,368
Other assets, net...........................................      33,431
                                                                --------
          Total assets......................................    $664,852
                                                                ========

                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current installments of long-term debt....................    $  8,859
  Accounts payable..........................................      64,782
  Accrued liabilities.......................................      42,091
                                                                --------
          Total current liabilities.........................     115,732
Long-term debt, excluding current liabilities...............     401,512
Post retirement benefit liability...........................       6,562
Deferred income tax liability...............................      22,744
Other long-term liabilities.................................       1,753
                                                                --------
          Total liabilities.................................     548,303
                                                                --------
Senior exchangeable preferred stock, 3,000,000 shares
  authorized, 1,200,000 shares issued.......................      35,898
                                                                --------
Stockholder's equity:
  Common stock, $0.01 par value; 1,000 shares authorized,
     1,200,000 shares issued................................          --
  Additional Paid-in capital................................      86,841
  Accumulated other comprehensive income....................         472
  Accumulated deficit.......................................      (6,662)
                                                                --------
          Total stockholder's equity........................      80,651
                                                                --------
          Total liabilities and stockholder's equity........    $664,852
                                                                ========

                             DOANE PET CARE COMPANY

              SUPPLEMENTAL CONDENSED COMBINED STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
Net sales...................................................    $462,991
Cost of goods sold..........................................     378,583
                                                                --------
          Gross profit......................................      84,408
                                                                --------
Operating expenses:
  Promotion and distribution................................      30,381
  Selling, general and administrative.......................      20,855
  Non-recurring transition expense..........................       4,311
                                                                --------
          Income from operations............................      28,861
  Interest expense, net.....................................      19,444
  Equity in earnings of joint ventures......................        (111)
  Other income, net.........................................        (118)
                                                                --------
Income before taxes.........................................       9,646
  Income tax expense........................................       3,226
                                                                --------
Net income..................................................    $  6,420
                                                                ========
Net income applicable to common stock.......................    $  1,069
Basic net income per common share...........................    $  1,069
Weighted average shares outstanding.........................       1,000
                                                                ========

                             DOANE PET CARE COMPANY

            SUPPLEMENTAL CONDENSED COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
Cash flows from operating activities:
  Net income................................................    $  6,420
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depreciation and amortization..........................      11,450
     Stock compensation expense.............................         250
     Amortization of deferred debt issuance costs...........         942
     Deferred tax expense...................................       2,871
     Equity in foreign joint venture........................        (111)
     Other..................................................        (304)
Changes in working capital components.......................      (5,501)
                                                                --------
Net cash provided by operating activities...................      16,017
                                                                --------
Cash flows from investing activities:
  Proceeds from the sale of property and equipment..........          72
  Capital expenditures, including interest capitalized......     (14,132)
  Increase in debt issuance costs...........................          --
  Payment for the acquisition of business, net of cash
     acquired...............................................     (26,190)
  Purchase of Industrial Development Bonds..................      (9,000)
  Other.....................................................      (2,723)
                                                                --------
Net cash used in investing activities.......................     (51,973)
                                                                --------
Cash flows from financing activities:
  Net borrowings under revolving credit agreement...........       9,710
  Proceeds from issuance of long-term debt..................      34,121
  Principal payments on long-term debt......................      (5,614)
  Contributed capital.......................................       1,347
                                                                --------
Net cash provided by financing activities...................      39,564
                                                                --------
Effect of exchange rate changes on cash.....................         225
                                                                --------
Increase in cash and cash equivalents.......................       3,833
Cash and cash equivalents, beginning of period..............          --
                                                                --------
Cash and cash equivalents, end of period....................    $  3,833
                                                                ========

                             DOANE PET CARE COMPANY

         NOTES TO SUPPLEMENTAL CONDENSED COMBINED FINANCIAL STATEMENTS
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     On August 3, 1998, Doane Products Company's parent, Doane Pet Care Enterprises, Inc. ("Enterprises"), acquired Windy Hill Pet Food Holdings, Inc. ("Holdings"), the parent company of Windy Hill Pet Food Company, Inc. ("Windy Hill"), for approximately 1,600 shares of common stock of Enterprises and the assumption of approximately $183,500 of indebtedness. On November 12, 1998, Enterprises contributed the shares of Windy Hill to Doane Products Company, and Windy Hill was immediately merged with and into Doane Products Company, which subsequently changed its name to Doane Pet Care Company (the "Company"), and is the surviving entity after the merger. The transaction has been accounted for under the purchase method of accounting. The interim supplemental condensed combined financial statements of Doane Pet Care Company, included herein, give retroactive effect to the merger of Doane Products Company and Windy Hill to August 3, 1998 and will become the historical financial statements upon the Company's filing of its report on Form 10-K for 1998.

     The interim supplemental condensed combined financial statements of the Company included herein, have not been audited by the Company's independent accountants. The statements include all adjustments, such as normal recurring accruals, which management considers necessary for a fair presentation of the financial position and operating results of the Company for the periods presented. The interim supplemental condensed combined financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The operating results for the nine months ended September 30, 1998 are not necessarily indicative of results to be expected for an entire year.

     The Company's interim supplemental condensed combined financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's 1997 Form 10-K (including related exhibits) and Windy Hill's 1997 Form 10-K.

2. INVENTORIES

     Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. Inventories consist of the following:

                                                                COMBINED
                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
                                                               (UNAUDITED)
Raw materials...............................................     $11,466
Packaging materials.........................................      24,007
Finished goods..............................................      17,428
                                                                 -------
                                                                 $52,901
                                                                 =======

3. LONG TERM DEBT

     On April 13, 1998, the Company amended its senior credit facility pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement (the "Senior Credit Facility"). Under the Senior Credit Facility funding was increased under the "Term Loan Facility" from the outstanding balance of $31,795 to $41,794 and a new $7,000 purchase money facility was created. The 'Revolving Credit Facility' remained at $25,000.

                             DOANE PET CARE COMPANY

                    NOTES TO SUPPLEMENTAL CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     On November 12, 1998 the Company refinanced the Senior Credit facility, a Windy Hill bridge loan facility, Windy Hill Subordinated Notes and its Senior Notes. See discussion of Subsequent Events in Note 6 below.

     On July 24, 1998, the $9,000 Oklahoma Development Finance Authority, Industrial Development Revenue Bonds, Series 1998 (Doane Products Company Clinton, Oklahoma Project) (the "Bonds") were issued by the Oklahoma Development Finance Authority. The net proceeds of the issuance were loaned to the Company to finance the Company's acquisition and construction of a new dry pet food manufacturing facility in Clinton, Oklahoma. At September 30, 1998 $2,798 were drawn down by the Company. The Bonds bear interest at the rate of 6.25%, and accrued interest is payable on each of January 15 and July 15, commencing January 15, 1999. The Bonds are subject to mandatory redemption prior to maturity, in part, at a redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date, in varying principal amounts on July 15 of each year from 2018 through 2023. The Bonds are general obligations of the Company and rank on parity in right of payment with all other senior indebtedness of the Company. The Bonds are secured by the Clinton, Oklahoma manufacturing facility and certain related equipment.

     The above-referenced Bonds were purchased by the Company's wholly owned subsidiary, DPC Funding Corp. It is anticipated that DPC Funding Corp. will attempt to sell the Bonds after information regarding the merger of the Company and Windy Hill Pet Food Holdings, Inc. ("Windy Hill"), and the associated refinancing of such companies, is completed. See Subsequent Events below.

4. ADOPTION OF ACCOUNTING STANDARDS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in a company's equity, including, among other things, foreign currency translation adjustments, notes receivable from employee stock ownership plans, deferred gains (losses) on hedging activities, and unrealized gains (losses) on marketable securities classified as available-for-sale. The Company's total comprehensive earnings, which consist of foreign currency translation adjustments, are as follows for the periods presented.

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (UNAUDITED)
Net income applicable to common stock.......................        $1,069
Other comprehensive income..................................           472
                                                                    ------
Total comprehensive income..................................        $1,541
                                                                    ======

5. BUSINESS ACQUISITION

     On April 17, 1998, the Company purchased 100% of the outstanding stock of Ipes Iberica, S.A. ("Ipes") for approximately $26,190 (net of cash purchased of $1,900) and the assumption of indebtedness of $1,900. Ipes is a private label pet food manufacturer located in Spain with 1997 net sales of $21,100. The Company financed the Ipes acquisition through non-recourse borrowings in Spain for $21,300 of the purchase price and borrowings under the Company's Senior Credit Facility for the remainder.

     On August 3, 1998, Doane Products Company's parent, Enterprises, acquired Windy Hill Pet Food Holdings, Inc. ("Holdings"), the parent company of Windy Hill Pet Food Company, Inc. ("Windy Hill"), for approximately 1,600 shares of common stock of Enterprises and the assumption of approximately $183,500 of indebtedness. On November 12, 1998, Enterprises contributed the shares of Windy Hill to Doane Products Company, and Windy Hill was immediately merged with and into Doane Products Company, which subsequently changed its name to Doane Pet Care Company, and is the surviving entity after the merger.

                             DOANE PET CARE COMPANY

                    NOTES TO SUPPLEMENTAL CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Both acquisitions were accounted for under the purchase method of accounting. Accordingly, acquired assets and assumed liabilities were recorded at their estimated fair values, which resulted in goodwill of approximately $13,800 and $19,000 for the acquisition of Ipes and Windy Hill, respectively. Goodwill is being amortized over 40 years.

     Had the acquisitions taken place on January 1, 1998, the Company's unaudited pro forma net sales, income before income taxes, and net income for the nine months ended September 30, 1998 would have been as follows:

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (UNAUDITED)
Net sales...................................................       $641,674
Income before income taxes..................................          2,034
Net loss....................................................           (567)

6. SUBSEQUENT EVENT

     Concurrent with the Windy Hill merger transaction discussed in Note 5, the Company refinanced its capital structure with a series of transactions (the "Transactions") which included the following:

     - An offer to exchange to certain institutional investors (the "Exchange Offer") for its 9 3/4% Senior Subordinated Notes due 2007 (the "Exchange Notes") the 9 3/4% Senior Subordinated Notes due 2007 of Windy Hill (the "Windy Hill Notes") and a limited amount of the outstanding 10 5/8% Senior Notes due 2006 of the Company;

     - An offer to purchase (the "Doane Offer to Purchase") for cash all outstanding 10 5/8% Senior Notes due 2006 of the Company (the "Doane Notes");

     - An offer to purchase (the "Change of Control Offer") for cash all outstanding Windy Hill Notes due to a change in control of Windy Hill;

     - Establishment by the Company of a bridge facility (the "Bridge Notes") providing for up to $120,000 of financing for the purchase of Windy Hill Notes pursuant to the Change of Control Offer, of which $47,324 was drawn on October 15, 1998;

     - The establishment by the Company of a new $345,000 credit facility (the "New Credit Facility") providing for $245,000 of term loan borrowings and $100,000 of revolving loan borrowings of which $292,000 in aggregate principal amount was drawn at the closing of the Transactions;

     - Obtaining the consent of the holders of 14.25% Senior Exchangeable Preferred Stock due 2007 of the Company to the merger of Windy Hill into the Company.

     The primary uses of the securities issued in and the funds provided by, the Transactions included:

     - The repurchase of Windy Hill Notes pursuant to the Change of Control
       Offer;

     - The repurchase of Doane Notes pursuant to the Doane Offer to Purchase;

     - The exchange of Windy Hill Notes and a limited amount of Doane Notes into $150,000 of Exchange Notes pursuant to the Exchange Offer;

     - The repayment of $95,779 in aggregate principal amounts outstanding under the existing credit facilities of the Company and or Windy Hill;

     - The repayment of $47,324 in principal amounts outstanding under the Bridge Notes;

     - The distribution by the Company to Enterprises of $13,449 for the repayment of all of the outstanding principal amount and accrued interest on convertible subordinated promissory notes of Holdings;

                             DOANE PET CARE COMPANY

                    NOTES TO SUPPLEMENTAL CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     - The repayment of approximately $7,600 in accrued interest on all retired debt;

     - The payment of approximately $33,128 in prepayment premiums and discounts related to the Doane Offer to Purchase, the Change of Control Offer and the Exchange Offer;

     - The payment of approximately $8,770 of advisory, legal, consent and other fees and expenses related to the Transactions.

7. CAPITAL CONTRIBUTIONS

     The Company received capital contributions of $1,347 from DPCAC, its parent company, during the nine-month period ended September 30, 1998.

     On November 12, 1998, Holdings was liquidated and DPCAC contributed the shares of Windy Hill to the Company, which included $170,400 of the indebtedness assumed by DPCAC in connection with the acquisition of Holdings. (See note 5).

8. COMMITMENTS AND CONTINGENCIES

     The Company is party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the resolution of such matters is not expected to have a material impact on the financial condition or results of operations of the Company.

     On October 30, 1998 the Company initiated a product recall for certain dry dog food manufactured at its Temple, Texas plant. The recall covers dry dog food manufactured at its Temple plant between July 1 and August 31 and does not apply to other plants or the Company's dry cat food, biscuits, treats or canned products.

     The recall resulted from reported sickness and death of dogs in the State of Texas. These conditions were attributed to elevated aflatoxins in corn which is an ingredient in dry dog food. Aflatoxins are compounds produced from certain kinds of crop molds which can be caused by extreme weather conditions such as drought and heat. Doane has an extensive corn testing program for the detection of aflatoxins and that program has been intensified since the problems were reported.

     The Company maintains insurance against losses from illness or death of animals; however, the cost of the product recall is not covered by insurance. The Company estimates the cost of the product recall to be $3.0 million, net of insurance recoveries, and has recorded a charge to non-recurring costs in the fourth quarter of fiscal 1998.

9. NON-RECURRING TRANSITION EXPENSE

     Non-recurring transition expenses for the nine months ended September 30, 1998 (unaudited) represent the non-recurring costs incurred in connection with the acquisition and integration of Windy Hill with the Company as follows:

Relocation expense..........................................  1,674
Merger bonuses..............................................  1,477
Severance (former CEO of Doane).............................    629
Miscellaneous...............................................    531
                                                              -----
                                                              4,311
                                                              =====

     The relocation expense represents liability incurred to relocate personnel from the former Doane corporate office to merged corporate headquarters. Merger bonuses are being paid to Doane personnel in connection with the acquisition. As of September 30, 1998, $3.5 million of these expenses were accrued and expected to be paid in the next six months.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Windy Hill Pet Food Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Windy Hill Pet Food Holdings, Inc. as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten-month period ended December 30, 1995, and for the years ended December 28, 1996 and December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Windy Hill Pet Food Holdings, Inc. as of December 28, 1996 and December 27, 1997, and the results of their operations and their cash flows for the years then ended and for the ten-month period ended December 30, 1995 in conformity with generally accepted accounting principles.

                                                      /s/ KPMG LLP

San Francisco, California
March 13, 1998

                       WINDY HILL PET FOOD HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 28,   DECEMBER 27,    JUNE 27,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $   570        $    731      $  1,063
  Accounts receivable (net of $48, $372 and $386 allowance,
     respectively)..........................................      8,224          19,252        21,894
  Accounts receivable -- other..............................         19           1,694         1,716
  Inventories (Note 4)......................................      5,141          13,312        17,181
  Prepaid expenses..........................................        811             990         1,356
  Current deferred tax asset (Note 11)......................         30           2,335         2,394
                                                                -------        --------      --------
          Total current assets..............................     14,795          38,314        45,604
Property, plant and equipment, net (Note 5).................     22,484          60,774        79,277
Investments in joint ventures (Note 6)......................         --           3,527         1,975
Goodwill and other intangible assets, net (Note 7)..........     51,515          98,465       108,570
Other assets, net (Note 8)..................................      3,431          13,612        15,617
                                                                -------        --------      --------
          Total assets......................................    $92,225        $214,692      $251,043
                                                                =======        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (Note 9)................    $ 5,800        $  1,312      $  1,937
  Senior secured revolving debt facility (Note 9)...........      2,000           2,000            --
  Accounts payable..........................................      9,816          20,178        21,140
  Accrued liabilities.......................................      2,699           8,154        10,750
                                                                -------        --------      --------
          Total current liabilities.........................     20,315          31,644        33,827
Accrued interest -- non-current (Note 9)....................        962           2,595         3,458
Deferred tax liability (Note 11)............................      1,867          12,390        13,004
Senior secured term debt (Note 9)...........................     35,750          13,688        44,223
Senior subordinated notes (Note 9)..........................      7,551         120,000       120,000
PIK A promissory notes (Note 9).............................      3,750           3,750         3,750
PIK A-1 promissory note (Note 9)............................         --             417           417
Convertible subordinated promissory note (Note 9)...........     10,500          10,500        10,500
Other liabilities...........................................        325           3,257         4,788
                                                                -------        --------      --------
          Total liabilities.................................     81,020         198,241       233,967
                                                                -------        --------      --------
Stockholders' equity:
  Preferred stock, $1.00 par value; 45,000 shares
     authorized, 4,167 shares issued and outstanding,
     liquidation preference of $4,163 (Note 16).............      3,750           4,167         4,167
  Class A common stock, $0.01 par value; 5,000 shares
     authorized, 2,540 shares issued and outstanding (Note
     16)....................................................         --              --            --
  Class B common stock, $0.01 par value; 2,000 shares
     authorized, 569 shares issued and outstanding (Note
     16)....................................................         --              --            --
  Additional paid-in capital (Note 16)......................      7,681          16,624        16,624
  Accumulated deficit.......................................       (226)         (4,340)       (3,715)
                                                                -------        --------      --------
          Total stockholders' equity........................     11,205          16,451        17,076
                                                                -------        --------      --------
Commitments and contingent liabilities (Notes 9, 12 and 17)
          Total liabilities and stockholders' equity........    $92,225        $214,692      $251,043
                                                                =======        ========      ========

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                            SIX MONTHS
                                            TEN MONTH             YEARS ENDED                  ENDED
                                           PERIOD ENDED   ---------------------------   -------------------
                                           DECEMBER 30    DECEMBER 28,   DECEMBER 27,   JUNE 28,   JUNE 27,
                                               1995           1996           1997         1997       1998
                                           ------------   ------------   ------------   --------   --------
                                                                                            (UNAUDITED)

Net sales................................    $34,481        $82,993        $164,288     $60,323    $127,791
Cost of good sold                             22,107         54,379         113,288      39,330      92,580
                                             -------        -------        --------     -------    --------
          Gross profit...................     12,374         28,614          51,000      20,993      35,211
                                             -------        -------        --------     -------    --------
Operating expenses:
     Promotion and distribution..........      8,483         17,165          28,980      13,581      16,217
     Selling, general and
       administrative....................      1,978          4,934          10,886       4,171       8,943
     Non-recurring transition costs (Note
       10)...............................         --             --           1,571         107         513
                                             -------        -------        --------     -------    --------
          Total operating expenses.......     10,461         22,099          41,437      17,859      25,673
                                             -------        -------        --------     -------    --------
          Operating income...............      1,913          6,515           9,563       3,134       9,538
Interest expense, net....................      1,192          4,981          12,241       4,424       8,561
Equity in earnings of joint ventures.....         --             --            (377)        (29)       (485)
Other expenses, net......................         --             40              93          31          58
                                             -------        -------        --------     -------    --------
          Income (loss) before income
            taxes and extraordinary
            item.........................        721          1,494          (2,394)     (1,292)      1,404
Income tax expense (benefit).............         --            824            (574)       (514)        779
                                             -------        -------        --------     -------    --------
          Income (loss) before
            extraordinary item...........        721            670          (1,820)       (778)        625
Extraordinary loss on early
  extinguishment of debt, net of tax of
  $0 in 1996 and $1,529 in 1997 (Note
  9).....................................         --            604           2,294       2,294          --
                                             -------        -------        --------     -------    --------
          Net income (loss)..............    $   721        $    66        $ (4,114)    $(3,072)   $    625
                                             =======        =======        ========     =======    ========

                See accompanying notes to financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                               CLASS A           CLASS B          PREFERRED                  RETAINED
                                            COMMON STOCK      COMMON STOCK          STOCK                    EARNINGS
                                MEMBERS'   ---------------   ---------------   ---------------   PAID-IN   (ACCUMULATED
                                CAPITAL    SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL     DEFICIT)      TOTAL
                                --------   ------   ------   ------   ------   ------   ------   -------   ------------   -------
Members' capital contribution,
  net of syndication costs of
  $109........................   $5,891       --    $  --      --     $  --       --    $  --    $    --     $    --      $ 5,891
Net income....................       --       --       --      --        --       --       --         --         721          721
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 30,
  1995........................    5,891       --       --      --        --       --       --         --         721        6,612
Contribution of Windy Hill Pet
  Food Company, LLC members'
  capital to Windy Hill Pet
  Food Holdings, Inc. (Note
  1)..........................   (5,891)     500       --      --        --    3,750    3,750      2,141          --           --
Deferred tax liability
  recognized..................       --       --       --      --        --       --       --         --      (1,013)      (1,013)
Capital contribution from
  Windy Hill Pet Food
  Holdings, Inc., net of
  syndication cost of $210....       --      500       --     301        --       --       --      4,540          --        4,540
Warrants issued (Note 16).....       --       --       --      --        --       --       --      1,000          --        1,000
Net income....................       --       --       --      --        --       --       --         --          66           66
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 28,
  1996........................       --    1,000       --     301        --    3,750    3,750      7,681        (226)      11,205
Contribution, net of
  syndication cost of $224....       --    1,429       --     240        --       --       --      9,776          --        9,776
Warrants exercised (Note
  16).........................       --      111       --      28        --      417      417       (833)         --         (416)
Net loss......................       --       --       --      --        --       --       --         --      (4,114)      (4,114)
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 27,
  1997........................       --    2,540       --     569        --    4,167    4,167     16,624      (4,340)      16,451
Net loss (unaudited)..........       --       --       --      --        --       --       --         --         625          625
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at June 27, 1998
  (unaudited).................   $   --    2,540    $  --     569     $  --    4,167    $4,167   $16,624     $(3,715)     $17,076
                                 ======    =====    =====     ===     =====    =====    ======   =======     =======      =======

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                           SIX MONTH
                                          TEN MONTH             YEARS ENDED              PERIODS ENDED
                                         PERIOD ENDED   ---------------------------   --------------------
                                         DECEMBER 30,   DECEMBER 28,   DECEMBER 27,   JUNE 28,    JUNE 27,
                                             1995           1996           1997         1997        1998
                                         ------------   ------------   ------------   ---------   --------
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................    $    721       $     66      $  (4,114)    $  (3,072)  $    625
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:
     Depreciation and amortization.....         787          2,719          6,882         2,543      4,470
     Interest expense -- non-current...          --            962          1,633         1,077      1,365
     Deferred income taxes.............          --            824          2,582         5,809        923
     Early extinguishment of debt, net
       of tax..........................          --            604          2,294         2,294         --
     Gain on sale of fixed assets......          --             --              4            --         --
     Equity in earnings of joint
       ventures........................          --             --           (377)          (29)      (485)
     Operating advances from joint
       ventures........................          --             --          1,015            84      1,063
     Change in assets and liabilities,
       net of effects of businesses
       acquired:
       (Increase) decrease in accounts
          receivable...................        (960)        (3,941)        (4,650)        1,348        540
       (Increase) decrease in
          inventories..................         352           (454)        (1,726)         (243)     2,123
       Increase in prepaid expenses....         (34)          (412)           (50)           66       (960)
       Increase (decrease) in accounts
          payable......................         847          6,250            313        (3,121)    (1,390)
       Increase (decrease) in accrued
          liabilities..................          --          1,063          4,436        17,150      2,262
                                           --------       --------      ---------     ---------   --------
          Net cash provided by
            operating activities.......       1,713          7,681          8,242        23,906     10,537
                                           --------       --------      ---------     ---------   --------
Cash flows from investing activities:
  Additions to property, plant and
     equipment.........................      (1,120)        (1,091)        (4,175)         (944)    (3,700)
  Change to other non-current assets
     and liabilities...................        (321)          (357)        (1,087)       (2,534)      (678)
  Proceeds from sale of assets.........          --             --         51,704        49,889         --
  Payment for acquisition of
     businesses, net of cash
     acquired..........................     (22,165)       (56,768)      (135,350)     (138,528)   (34,523)
                                           --------       --------      ---------     ---------   --------
          Net cash used in investing
            activities.................     (23,606)       (58,216)       (88,908)      (92,117)   (38,901)
                                           --------       --------      ---------     ---------   --------
Cash flows from financing activities:
  Proceeds from senior secured term and
     revolving debt....................      17,000         48,000         71,500       189,917     34,000
  Proceeds from senior subordinated
     notes.............................          --          8,500        120,000            --         --
  Proceeds from PIK A promissory
     notes.............................          --          3,750             --            --         --
  Proceeds from convertible
     subordinated promissory note......          --         10,500             --            --         --
  Repayment of borrowings..............          --        (21,450)      (109,952)     (109,952)    (5,263)
  Capital contributions................       6,000          4,750         10,000         9,583
  Debt issuance and syndication
     costs.............................        (780)        (3,272)       (10,721)      (10,565)       (41)
                                           --------       --------      ---------     ---------   --------
          Net cash provided by (used
            in) financing activities...      22,220         50,778         80,827        78,983     28,696
                                           --------       --------      ---------     ---------   --------
Increase (decrease) in cash and cash
  equivalents..........................         327            243            161        10,772        332
Cash and cash equivalents, beginning of
  period...............................          --            327            570           570        731
                                           --------       --------      ---------     ---------   --------
Cash and cash equivalents, end of
  period...............................    $    327       $    570      $     731     $  11,342   $  1,063
                                           ========       ========      =========     =========   ========
Supplemental cash flow disclosure:
  Cash paid for interest...............    $  1,179       $  3,759      $   6,660     $   3,391   $  3,757
  Income taxes paid....................    $     --       $     --      $   8,806     $      --   $     --

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     (All information related to the six-month periods ended June 28, 1997 and June 27, 1998 is unaudited.)

NOTE 1 -- THE COMPANY

  Organization

     Windy Hill Pet Food Holdings, Inc. ("Holdings"), a Delaware corporation, is a private holding company formed in April 1996 to invest in pet food processing operations. Holdings owns 100% of its indirect subsidiary, Windy Hill Pet Food Company, Inc. (the "Company"), which is a Minnesota corporation. The Company commenced operations March 1, 1995, under its previous ownership structure as Windy Hill Pet Food Company, L.L.C. ("LLC"). In connection with the Company's acquisition of certain brands from Heinz Pet Products ("Heinz") in April 1996, as further described in Note 3, LLC's net assets were contributed at net book value to Holdings.

     On May 21, 1997, Windy Hill Pet Food Acquisition Co., a newly formed indirect subsidiary of Holdings, merged with and into Hubbard Milling Company ("Hubbard"), and Windy Hill Pet Food Company, Inc. ("Old Windy Hill") purchased all of the stock of Armour Corporation. Concurrently, Hubbard, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc., and Holdings transferred all of the operating assets and liabilities of Old Windy Hill to the Company (Note 3). The Company was capitalized with a senior secured term debt facility and senior subordinated notes (Note 9).

  Operations

     The Company manufactures and sells dog and cat food products and treats, which are sold throughout the United States. The products are manufactured out of thirteen plants, nine of which are wholly-owned and four of which are managed under joint venture agreements in which the Company owns a 50% equity interest.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The policies utilized by Holdings in the preparation of the consolidated financial statements conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The accompanying consolidated financial statements include the accounts of Holdings and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

  Fiscal Year

     Holdings' fiscal year ends on the last Saturday of December. Certain prior year amounts have been reclassified to conform to the current year's presentation.

  Cash and Cash Equivalents

     Holdings considers all highly liquid financial instruments with a maturity of three months or less to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market value. Cost is determined using the first-in first-out (FIFO) method. Inventories include the cost of raw materials, packaging, labor and manufacturing overhead.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets ranging from four to thirty years. Costs which improve an asset or extend its useful life are capitalized, while repairs and maintenance costs are expensed as incurred. Leasehold improvements are amortized over the estimated useful life of the property or over the terms of the leases, whichever is shorter.

  Goodwill and Other Intangible Assets

     Goodwill and other intangible assets include goodwill, trademarks and certain identifiable intangible assets. Trademarks and goodwill are being amortized over four to forty years using the straight-line method. Other intangible assets are being amortized using the straight-line method over periods ranging from four to five years. Amortization of goodwill and other intangible assets charged against income during the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997 and for the unaudited six-month periods ended June 28, 1997 and June 27, 1998 was $0.3 million, $1.1 million, $2.9 million, $0.8 million and $1.8 million, respectively.

  Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. Holdings has evaluated the carrying value for evidence of impairment, and management believes at December 27, 1997, there were no indications of impairment.

     Holdings assesses the recoverability of long-lived assets by determining whether the recorded balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based upon projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the asset will be impacted if estimated future operating cash flows are not achieved.

  Other Assets

     Other assets consist of debt issuance costs, packaging design costs, and other miscellaneous assets. Debt issuance costs of the senior subordinated notes are being amortized using the interest method over the term of the respective notes. Debt issuance costs of the senior secured debt are being amortized using the straight-line method over the terms of the related debt. Aggregate amortization of debt issuance costs and other assets charged against income in the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited six-month periods ended June 28, 1997 and June 27, 1998 was $67,000, $259,000, $715,000, $154,000, and $486,000,
respectively. Amortization of packaging design costs charged against income was $158,000, $205,000, $283,000, $120,000 and $230,000, for the same periods respectively.

  Disclosure About Fair Value of Financial Instruments

     For purposes of financial reporting, Holdings has determined that the fair value of its financial instruments approximates book value at December 28, 1996, December 27, 1997, and June 27, 1998 (unaudited) based on terms currently available to the Company in financial markets for similar instruments.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  Concentration of Credit Risk

     The Company sells its products to supermarkets, wholesalers and other retailers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and had no significant concentration of credit risk at December 28, 1996, December 27, 1997, and June 27, 1998 (unaudited).

  Income Taxes

     Holdings records income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This method of accounting for income taxes uses an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between he carrying amounts and the tax bases of assets and liabilities.

NOTE 3 -- BUSINESS ACQUISITIONS

     On April 29, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of the Kozy Kitten(R) and Tuffy's(R) dry pet food brands (the "Heinz Business") from Heinz Pet Products ("Heinz"), a division of Heinz, Inc. The purchase price was $52.5 million, which included a contractually agreed upon amount of working capital (as defined in the agreement). In conjunction with the acquisition, the Company and Heinz entered into a royalty-free licensing agreement, which entitles the Company to use the Kozy Kitten trademark and trade name for dry cat food until April 29, 2006. The Trademark License and Option Agreement gives the Company the irrevocable right to purchase the trademark and trade name from Heinz no earlier than April 29, 2001 and no later than April 29, 2006 for a cash payment of $2.5 million. The acquired assets also included a manufacturing facility in Perham, Minnesota. The acquisition was accounted for using the purchase method of accounting and the results of operations have been included since the date of acquisition.

     In order to effect the Heinz Business acquisition and to refinance the $17.0 million of existing debt of LLC at April 29, 1996, the Company entered into a series of financings, as further described in Note 9. The financings included (i) a capital contribution of $19.8 million from Holdings, (ii) senior secured term debt of $43.0 million and a senior secured revolving debt facility of $9.0 million, and (iii) issuance of a senior subordinated note in the amount of $8.5 million.

     The purchase price of the acquired Heinz Business has been allocated to tangible and intangible assets as follows (dollars in thousands):

Cash paid to acquire assets.................................  $ 52,500
Other acquisition costs.....................................     4,257
                                                              --------
                                                                56,757
Cost assigned to net tangible assets........................   (19,282)
                                                              --------
Cost assigned to intangible assets..........................  $ 37,475
                                                              ========

     Concurrent with the 1996 purchase of assets, the Company and Heinz entered into a five year co-packing agreement in which the Company will manufacture certain pet food products for Heinz. The agreement requires Heinz to meet a minimum supply amount at a co-packing rate which covers the variable costs of the pet food products as well as an amount to cover a specified rate of fixed costs at the Perham facility where the products are manufactured.

     On May 21, 1997, Windy Hill Pet Food Acquisition Co. merged with and into Hubbard, and Old Windy Hill purchased all of the capital stock of Armour Corporation, a holding company which prior to the closing of

                       WINDY HILL PET FOOD HOLDINGS, INC.

the transaction owned 5% of the capital stock of Hubbard and after the consummation of the transaction owned 39% of the capital stock of Hubbard. Concurrently, Hubbard, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc., and Old Windy Hill transferred all the operating assets and liabilities, including $27.0 million of equity and $51.0 million of indebtedness (the "Existing Indebtedness") of Old Windy Hill to the Company. The net combined purchase price of Hubbard and the Armour Corporation stock was approximately $131.1 million (net of cash acquired). For financial reporting purposes, these transactions were accounted for as a purchase of Hubbard by Old Windy Hill and the results of operations of Hubbard have been included since the date of acquisition. The allocation of the purchase price has been finalized.

     The acquisition and the repayment of Existing Indebtedness was financed with (i) a $9.8 million net capital contribution from Holdings, (ii) term debt of $20.0 million and revolving debt of $45.0 million under a $65.0 million senior secured debt facility, and (iii) proceeds from the issuance of $120.0 million of senior subordinated notes. Immediately following the merger, the Company sold its animal feed business to Feed-Rite (US) Animal Feeds, Inc., a subsidiary of the Ridley Group. The net after tax proceeds, subject to certain adjustments, were approximately $50.0 million. The net proceeds were used to repay $5.0 million of the senior secured term debt and $45.0 million of net senior secured revolving debt facility.

     The purchase price of the acquisitions have been allocated to tangible and intangible assets as follows (in thousands):

                                                              HUBBARD
                                                              --------
Cash paid to acquire business, net of cash acquired.........  $131,052
Other acquisition costs.....................................     5,438
                                                              --------
                                                               136,490
Cost assigned to net tangible assets and assets held for
  sale......................................................   (86,305)
                                                              --------
Cost assigned to intangible assets..........................  $ 50,185
                                                              ========

     The unaudited pro forma information below has been prepared assuming the businesses were acquired December 31, 1995 (dollars in thousands):

                                                             YEARS ENDED
                                                     ----------------------------
                                                     DECEMBER 27,    DECEMBER 28,
                                                         1997            1996
                                                     ------------    ------------
Net sales..........................................    $208,100        $216,709
                                                       ========        ========
Income before taxes and extraordinary item.........         882           4,465
                                                       ========        ========
Net income.........................................    $ (1,625)       $  2,679
                                                       ========        ========

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have resulted had the acquisitions occurred on the date indicated. The pro forma results reflect certain adjustments for amortization, interest expense, fixed overhead and general and administrative expenses.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 4 -- INVENTORIES

     Inventories consist of the following (dollars in thousands):

                                           DECEMBER 28,   DECEMBER 27,     JUNE 27,
                                               1996           1997           1998
                                           ------------   ------------   ------------
                                                          (UNAUDITED)
Raw materials............................    $ 1,253        $ 3,004        $ 3,787
Packaging supplies.......................      2,339          5,536          8,230
Finished goods...........................      1,549          4,772          4,597
                                             -------        -------        -------
                                             $ 5,141        $13,312        $16,614
                                             =======        =======        =======

     At December 27, 1997, the Company had commitments to purchase raw materials aggregating approximately $13.2 million.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     JUNE 27,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Land..........................................    $   203         $ 2,663         $ 2,968
Machinery and equipment.......................     17,043          42,882          56,393
Buildings and improvements....................      6,266          16,328          19,781
Furniture and fixtures........................        238           1,390           1,517
Computer equipment............................         70             127             155
Construction-in-progress......................         11           1,626           5,098
                                                  -------         -------         -------
                                                   23,831          65,016          85,912
  Less accumulated depreciation...............      1,347           4,242         (6,636)
                                                  -------         -------         -------
                                                  $22,484         $60,774         $79,276
                                                  =======         =======         =======

     At December 27, 1997, the Company had commitments for facility construction and related machinery and equipment purchases aggregating approximately $332,000.

NOTE 6 -- INVESTMENTS IN JOINT VENTURES

     The Company has a 50% equity interest in each of four manufacturing joint ventures with each of the following joint venture partners, none of which are affiliates of the Company or Holdings: Merrick PetFoods, Inc., MFA, Inc., J.R. Simplot Company, and Flint River Mills, Inc. See Note 3. The Company accounts for the joint ventures using the equity method of accounting.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 7 -- GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     JUNE 27,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Goodwill......................................    $ 7,588         $ 35,122       $ 46,948
Trademarks....................................     45,000           66,807         66,807
Other intangibles.............................        332              852            852
                                                  -------         --------       --------
                                                   52,920          102,781        114,607
  Less accumulated amortization...............      1,405            4,316          6,037
                                                  -------         --------       --------
                                                  $51,515         $ 98,465       $108,570
                                                  =======         ========       ========

NOTE 8 -- OTHER ASSETS

     Other assets consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     JUNE 27,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Debt issuance costs...........................     $2,978         $10,464         $10,464
Defined benefit pension plan asset............         --           2,474           2,923
Packaging, plate cost and other costs.........      1,059           1,899           4,171
                                                   ------         -------         -------
                                                    4,037          14,837          17,558
  Less accumulated amortization...............        606           1,225           1,941
                                                   ------         -------         -------
                                                   $3,431         $13,612         $15,617
                                                   ======         =======         =======

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 9 -- LONG TERM DEBT

     Long term debt consists of the following (dollars in thousands):

                                                        DECEMBER 28,    DECEMBER 27,     JUNE 27,
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
SENIOR SECURED DEBT
Senior secured tranche A-1 debt; interest rate of
  8.29% at December 28, 1996..........................    $27,550         $     --       $     --
Senior secured tranche A-2 debt; interest rate of
  8.29% at December 28, 1996..........................     14,000               --             --
Senior secured revolving debt facility -- interest
  rate of 8.37% at December 28, 1996..................      2,000               --             --
Senior secured term debt -- interest rate of 8.38% at
  December 27, 1997; principal due in quarterly
  installments through November 21, 2003; floating
  interest rate at the prime rate plus 1.5% or,
  alternatively, the one, three or six month
  Eurodollar rate plus 2.5% payable quarterly at the
  termination of the Eurodollar contract period.......         --           15,000         46,160
Senior secured revolving debt facility -- interest
  rate of 10.0% at December 27, 1997; principal due
  November 21, 2003; floating interest rate at the
  prime rate plus 1.50% or alternatively, the one,
  three, or six month Eurodollar rate plus 2.50%;
  payable quarterly or at the termination of the
  Eurodollar contract period..........................         --            2,000             --
SENIOR SUBORDINATED NOTES
Senior subordinated note issued April 29, 1996; coupon
  interest rate of 12.0% with interest payable
  quarterly; net of original issue discount of
  $949,000............................................      7,551               --             --
Senior subordinated notes issued May 15, 1997 at par
  value of $120,000; coupon interest rate of 9.75%
  with interest payable each May 15 and November 15;
  matures on May 15, 2007.............................         --          120,000        120,000
PROMISSORY NOTES
PIK A promissory notes issued April 29, 1996; coupon
  interest rate of (i) 10% per annum through April 29,
  2003 and (ii) interest payable at 12.0% per annum
  from April 30, 2003 through December 31, 2005;
  compounded semi-annually with interest payable
  annually beginning April 29, 2004; matures on
  December 31, 2005, with original principal and
  accrued interest through April 29, 2003.............      3,750            3,750          3,750
PIK A-1 promissory note issued May 21, 1997, effective
  April 29, 1996; coupon interest rate of (i) 10% per
  annum through April 29, 2003 and (ii) interest
  payable at 12.0% per annum from April 30, 2003
  through December 31, 2005; compounded semi-annually
  with interest payable annually beginning April 29,
  2004; matures on December 31, 2005, with original
  principal and accrued interest through April 29,
  2003................................................         --              417            417

                       WINDY HILL PET FOOD HOLDINGS, INC.

                                                        DECEMBER 28,    DECEMBER 27,     JUNE 27,
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
Convertible subordinated promissory note issued April
  29, 1996; coupon interest rate of (i) 10% per annum
  through April 29, 2003 and (ii) interest payable at
  12.0% per annum from April 30, 2003 through April
  29, 2006; compounded semi-annually with interest
  payable annually beginning April 29, 2004; matures
  on April 29, 2006, with original principal and
  accrued interest through April 29, 2003.............     10,500           10,500         10,500
                                                          -------         --------       --------
                                                           65,351          151,667        180,827
Less: current portion of senior secured debt..........      5,800            1,312          1,937
      current portion of senior secured revolving debt
      facility........................................      2,000            2,000             --
                                                          -------         --------       --------
Long term debt........................................    $57,551         $148,355       $178,890
                                                          =======         ========       ========

     Annual principal payments for the next five years and thereafter consist of the following (dollars in thousands):

                                                              DECEMBER 27,
                                                                  1997
                                                              ------------
1998........................................................    $  3,312
1999........................................................       1,781
2000........................................................       2,156
2001........................................................       2,531
2002........................................................       2,906
Thereafter..................................................     138,981
                                                                --------
                                                                $151,667
                                                                ========

  Senior Secured Debt

     Old Windy Hill and Holdings entered into a Credit and Guarantee Agreement, dated April 29, 1996 (the "Agreement"), with several banks for $43.0 million of senior secured term debt and a senior secured revolving debt facility. The proceeds from the debt were used to acquire certain assets and brands from Heinz, pay fees and expenses and fund working capital. The debt was guaranteed by Holdings and Old Windy Hill. The Agreement contained optional prepayment provisions with no premium. Substantially all of the assets of Old Windy Hill were pledged as collateral for the debt.

     The Agreement included $9.0 million of available borrowing under a senior secured revolving debt facility, of which $2.5 million was reserved to support the Trademark License and Option Agreement (Note 3). The available borrowings were also subject to limitations related to aggregate inventory and accounts receivable levels. The Agreement required a commitment fee of 0.50% per annum payable quarterly on the unused portions of the revolving debt facility.

     In conjunction with the acquisition of Hubbard, the Company entered into a Credit Agreement, dated May 21, 1997 (the "Credit Agreement"), among Windy Hill Pet Food Acquisition Co., Credit Suisse First Boston, The Chase Manhattan Bank and the several banks and other financial institutions parties thereto, which provided the Company with senior secured debt facilities (the "Senior Bank Facilities") in the aggregate principal amount of $85.0 million. The proceeds from the Senior Bank Facilities and the $120.0 million senior subordinated notes were used to retire the senior secured term debt and the senior secured revolving debt facility under the Agreement.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     The Senior Bank Facilities consist of (i) a senior secured term loan facility providing for term loans to the Company in a principal amount of $20.0 million (the "Term Loan Facility"), (ii) an acquisition debt facility (the "Acquisition Facility") providing revolving loans to the Company for permitted acquisitions in a principal amount of $45.0 million, and (iii) a working capital revolving debt facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company as well as swing line loans in an aggregate principal amount of $20.0 million. The senior secured working capital debt facility is subject to a commitment fee of 0.5% per annum payable quarterly on the unused portions of the facility.

     As a result of the Hubbard and Heinz acquisitions, the Existing Indebtedness and the $17.0 million of existing debt of LLC were refinanced and in conjunction with the retirement of those debt facilities, $604,000 (together with unamortized note discounts and other charges totaling $1.2 million in fiscal 1997) and $2.6 million of debt issuance costs were written off as extraordinary items in the statements of operations for the years ended December 28, 1996 and December 27, 1997, respectively. The effective tax rate was applied to the write-off for the year ended December 27, 1997, while no income tax effect was reflected to the write-off for the year ended December 28, 1996, as the write-off was attributable to the members of LLC.

     The Credit Agreement includes restrictive covenants, which limit borrowings, cash dividends, and capital expenditures, while also requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants at December 27, 1997.

  Senior Subordinated Notes

     On April 29, 1996, Old Windy Hill issued a senior subordinated note (the "Old Note") in the amount of $8.5 million to a bank. The Old Note could be prepaid at any time, subject to a prepayment penalty of 4% in the first year, 3% in the second year, 2% in the third year, and 1% in the fourth year, and no prepayment penalty thereafter.

     The Old Note included a provision for warrants for 10% of the stock of Holdings with a nominal exercise price. The warrants were subject to anti-dilution covenants. The warrants would have expired the later of ten years from the date of issuance or four years after the Old Note has been repaid. The warrants were freely assignable and detachable. The holder of the Old Note also had the right to "put" the warrants or stock to Holdings, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Old Note. The value assigned to the warrants as of the issuance date was $1.0 million and was recorded at Holdings and contributed to Old Windy Hill as paid in capital. The capital contribution was recorded by Old Windy Hill with a corresponding discount to the value of the Old Note. The discount was being amortized over eight years, or the life of the Old Note. Accumulated amortization as of December 28, 1996 was $51,000. In conjunction with the acquisition of Hubbard, the holder of the Old Note exercised its warrants for common and preferred stock of Holdings and a note due from Holdings for $416,667.

     In conjunction with the acquisition of Hubbard on May 21, 1997, the Company issued $120.0 million of senior subordinated notes (the New Notes). The proceeds from the New Notes, along with the proceeds from the Senior Bank Facilities and a capital contribution from Holdings (Note 3), were used to (i) retire the senior secured term debt and the senior secured revolving debt facility financed under the Agreement, (ii) retire the Old Note and (iii) acquire Hubbard. In connection with the retirement of the Old Note, $606,000 of debt issuance costs were written off as an extraordinary item in the statement of operations for the year ended December 27, 1997. The effective tax rate was applied to the extraordinary item.

     The Company may redeem the New Notes at any time after May 15, 2002, at the redemption price together with accrued and unpaid interest. In addition, the Company may redeem up to $42.0 million of the New Notes at any time prior to May 15, 2002, subject to certain requirements, with the cash proceeds received from one or more equity offerings (as defined), at a redemption price of 109.750% together with accrued and unpaid interest. Upon a change of control (as defined), the Company has an option at any time

                       WINDY HILL PET FOOD HOLDINGS, INC.

prior to May 15, 2002, to redeem the New Notes at a redemption price of 100% plus the applicable premium (as defined), together with accrued and unpaid interest. If the Company does not redeem the New Notes or if the change of control occurs after May 15, 2002, the Company is required to offer to repurchase the New Notes at a price equal to 101% together with accrued and unpaid interest.

     The New Notes include restrictive covenants, which limit additional borrowings, cash dividends, sale of assets, mergers and the sale of stock. The Company was in compliance with these covenants at December 27, 1997.

  PIK A Promissory Notes

     On April 29, 1996, Holdings issued $3,750,000 in PIK A promissory notes ("PIK A Notes") to shareholders of Holdings. The PIK A Notes can be prepaid at any time without penalty. The PIK A Notes include restrictive covenants, which limit cash dividends and distributions.

  PIK A-1 Promissory Note

     On May 21, 1997, in conjunction with the exercise of the warrants by the holder of the Old Note, Holdings issued a $416,667 PIK A-1 Note ("PIK A-1 Note"). The PIK A-1 Note can be prepaid at any time without penalty. The PIK A-1
Note includes restrictive covenants, which limit cash dividends and distributions.

  Convertible Subordinated Promissory Note

     On April 29, 1996, Holdings issued a $10.5 million convertible subordinated promissory note ("Promissory Note") to Heinz. The Promissory Note can be prepaid at any time without penalty. The Promissory Note includes restrictive covenants, which limit cash dividends and distributions.

  Interest Rate Hedge Agreements

     The Company uses interest rate collar agreements (the "Agreements") to reduce the impact of changes in interest rates on its floating rate term debt. Premiums paid for such Agreements are being amortized to debt issuance costs over the terms of the Agreements. Unamortized premiums are included in other assets in the balance sheets. Amounts to be paid or received, if any, under the Agreements are recognized as an increase or decrease, respectively, in interest expense. The counterparty to the Company's Agreements is a major financial institution.

     The current effective cap rate is set at 7.50% (plus the applicable margin). The effective floor rate is set at 5.50% (plus the applicable margin). The notional principal under the Agreements is $25.0 million. As of December 28, 1996, and December 27, 1997, the Company had total variable rate debt outstanding in the amount of $43.6 million and $17.0 million, respectively. The aggregate premiums paid for the Agreements was $103,000.

     Under the Agreements, the Company would receive payments from the counterparty if the three-month LIBOR rate exceeds the cap rate and make payment to the counterparties if the three-month LIBOR rate falls below the floor rates. The payments would be calculated based upon the respective notional principal amount. During fiscal 1996 and 1997 the Company made no payments under the Agreements. At December 27, 1997, the three-month LIBOR rate was 5.91%.

     Risk associated with the Agreements include those associated with changes in market value and interest rates. At December 27, 1997, the fair value of the Company's interest rate collars was immaterial and management considers the potential loss in future earnings and cash flows attributable to such Agreements to be immaterial.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 10 -- TRANSITION RELATED COSTS

     Transition related expenses represent one time costs incurred to integrate the Hubbard acquisition. These costs include transitional employee compensation, relocation expenses, recruiting fees, training costs, system conversion costs and other unique transitional expenses. Transition related costs for the year ended December 27, 1997 were approximately $1.6 million.

NOTE 11 -- INCOME TAXES

     Holdings files a federal income tax return on a consolidated basis with its wholly-owned subsidiaries. State income tax returns are filed by Holdings and the Company on a separate company basis or on a combined basis depending on the particular laws in each state. Holdings' income tax provision is computed as if all income tax returns were filed on a consolidated basis.

     The income tax expense (benefit) is summarized as follows (dollars in thousands):

                                                      TEN MONTH             YEARS ENDED
                                                     PERIOD ENDED   ---------------------------
                                                     DECEMBER 30,   DECEMBER 28,   DECEMBER 27,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
Current tax expense:
  Federal..........................................      $ --           $ --         $ 7,763
  State............................................        --             --           1,443
                                                         ----           ----         -------
          Total current provision..................        --             --           9,206
                                                         ----           ----         -------
Deferred tax expense (benefit):
  Federal..........................................        --            641          (8,249)
  State............................................        --            183          (1,531)
                                                         ----           ----         -------
          Total deferred expense (benefit).........        --            824          (9,780)
                                                         ----           ----         -------
          Total income tax expense (benefit).......      $ --           $824         $  (574)
                                                         ====           ====         =======

     Holdings' tax provision in 1997 reflects taxes paid on the gain for tax purposes on the sale of the animal feed business as well as the recognition of a $12.3 million reduction in deferred taxes established for the gain at the time of the acquisition of Hubbard.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     Deferred tax assets and liabilities consist of the following (dollars in thousands):

                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1996           1997
                                                              ------------   ------------
Deferred tax assets -- current:
  Post-retirement benefits..................................    $    --        $  1,006
  Accrued expenses..........................................         --             502
  Package design costs......................................         --             323
  Other.....................................................         30             504
                                                                -------        --------
          Total deferred tax assets -- current..............         30           2,335
                                                                -------        --------
Deferred tax assets -- non-current:
  Loss carryforwards........................................      1,078              --
  State taxes...............................................         --             666
                                                                -------        --------
          Total deferred tax assets -- non-current..........      1,078             666
                                                                -------        --------
Deferred tax liabilities -- non-current:
  Depreciation..............................................       (202)         (7,805)
  Goodwill..................................................     (2,743)         (4,144)
  Prepaid pension...........................................         --            (981)
  Other.....................................................         --            (126)
                                                                -------        --------
          Total deferred tax liabilities -- non-current.....     (2,945)        (13,056)
                                                                -------        --------
          Net deferred tax liability........................    $(1,837)       $(10,055)
                                                                =======        ========

     Holdings has not recorded a valuation allowance for its deferred tax assets. Management believes that Holdings' deferred tax assets are more likely than not to be realized.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                                               YEARS ENDED
                                                       ---------------------------
                                                       DECEMBER 28,   DECEMBER 27,
                                                           1996           1997
                                                       ------------   ------------
(Benefit) provision for income taxes at U.S.
  statutory rate.....................................      $638          $(814)
(Decrease) increase in tax resulting from:
  Nondeductible expenses.............................        65            314
  State taxes, net of federal benefit................       121            (74)
                                                           ----          -----
                                                           $824          $(574)
                                                           ====          =====

NOTE 12 -- LEASES

     The Company leases certain facilities, machinery and equipment under operating lease agreements with varying terms and conditions. The leases are noncancellable operating leases which expire on various dates through 2012.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     Future annual minimum lease payments under these leases at December 27, 1997 are summarized as follows (dollars in thousands):

1998........................................................  $  890
1999........................................................     850
2000........................................................     748
2001........................................................     607
2002........................................................     604
Thereafter..................................................   2,037
                                                              ------
                                                              $5,736
                                                              ======

     Rent expense was $159,000, $248,000, $669,000, $160,000, and $412,000 for
the ten-month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and for the unaudited six-month periods ended June 28, 1997 and June 27, 1998, respectively.

NOTE 13 -- SAVINGS AND BENEFIT PLANS

     The Company maintains a defined contribution plan for all employees with eligibility conditioned upon full time employment. The Company makes annual contributions based upon a percent of the employee's annual taxable wages. Vesting in the plan is according to a graduated scale of one third per year with full vesting at the end of the third year of employment. The employer contribution for the ten month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited six-month periods ended June 28, 1997 and June 27, 1998 was $72,000, $206,000 and $369,000, $0,
and $0, respectively. Eligible employees are also given the opportunity to make their own contributions to the plan on a tax deferred basis.

  Employee Benefit Plans

     In connection with the acquisition of Hubbard, the Company succeeded in interest to two noncontributory, defined benefit pension plans covering hourly and salaried employees. The following tables set forth the funded status of the pension plans and the amount recognized in the Company's balance sheet as of December 27, 1997 (dollars in thousands):

                                                        HOURLY     SALARIED
                                                         PLAN        PLAN       TOTAL
                                                        -------    --------    -------
Actuarial present value of benefit obligations:
  Vested..............................................  $ 5,382    $ 9,739     $15,122
  Nonvested...........................................      325        311         636
                                                        -------    -------     -------
          Accumulated benefit obligation..............    5,707     10,050      15,758
Effect of projected future salary increases...........        1        939         940
                                                        -------    -------     -------
          Projected benefit obligation................    5,708     10,989      16,698
Market value of plan assets...........................    5,894     15,323      21,217
                                                        -------    -------     -------
          Plan assets in excess of projected benefit
            obligation................................      186      4,334       4,519
Unrecognized net gain.................................     (596)    (1,449)     (2,045)
                                                        -------    -------     -------
          (Pension liability) prepaid pension cost....  $  (410)   $ 2,885     $ 2,474
                                                        =======    =======     =======

                       WINDY HILL PET FOOD HOLDINGS, INC.

                                                        HOURLY     SALARIED
                                                         PLAN        PLAN       TOTAL
                                                        -------    --------    -------
The net periodic pension cost (benefit) components
  were as follows for the year ended December 27, 1997
  (dollars in thousands):
  Service cost earned during the year.................  $    54    $   148     $   202
  Interest cost on projected benefit obligation.......      277        531         808
  Actual return on plan assets........................   (1,340)    (2,775)     (4,115)
  Deferred gain.......................................      987      1,882       2,869
                                                        -------    -------     -------
          Pension (benefit)...........................  $   (22)   $  (214)    $  (236)
                                                        =======    =======     =======

     The principal actuarial assumptions used for December 27, 1997 were:

                                                              HOURLY   SALARIED
                                                               PLAN      PLAN
                                                              ------   --------
Discount rate...............................................  7.25%     7.25%
Long-term rate of compensation increase.....................   5.0%      5.0%
Long-term rate of return on plan assets.....................   8.0%      8.0%

  Other Benefits

     In connection with the acquisition of Hubbard, the Company acquired a retiree medical payment plan, which provides health care benefits for eligible retired associates and their covered dependents and spouses. Employees must be 55 years or older with 10 years of service upon retirement to be eligible for coverage under the current plan. Depending on the date of retirement, the retiree must pay the premium cost associated with health care coverage. The plan is not funded.

     The accumulated post-retirement obligation included the following components (dollars in thousands):

Retirees....................................................  $2,046
Eligible active plan participants...........................     114
Other active plan participants..............................     672
                                                              ------
          Accumulated post-retirement benefit obligation....   2,832
Unrecognized loss...........................................     318
                                                              ------
          Accrued post-retirement benefit obligation........  $2,514
                                                              ======

     Under Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, postretirement benefit expense included the following components (dollars in thousands):

Current service.............................................  $ 27
Interest on accumulated benefits obligation.................   111
                                                              ----
          Total postretirement benefit expense..............  $138
                                                              ====

     The discount rate used to determine the accumulated post-retirement benefit obligation was 7.25%. The assumed health care cost trend rate used to measure the obligation was 9.7% for 1997. A one-percentage point increase in the assumed health care cost trend rate would have increased the 1997 accumulated post-retirement obligation by $341,000.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 14 -- RELATED PARTY TRANSACTIONS

     The Company is party to an Amended and Restated Management Services Agreement, dated as of May 2, 1997, with Dartford Partnership, L.L.C. ("Dartford") pursuant to which Dartford provides management oversight to the Company. Management services provided by Dartford include, but are not limited to, operations oversight, corporate and financial planning, identification of possible acquisitions and advice on the financing thereof and definition and development of business opportunities. In the ten-month period ended December 30, 1995, and the years ended December 28, 1996 and December 27, 1997, the Company paid a total of $250,000, $458,000 and $807,000, respectively, in management fees to Dartford, a member of LLC, who is also a shareholder of Holdings. The annual management fee was $250,000 prior to the acquisition of the Heinz Pet Food Brands, $500,000 prior to the merger of Old Windy Hill and Hubbard, and $1.0 million after the merger of Old Windy Hill and Hubbard. The terms of the Amended and Restated Management Services Agreement were negotiated among the equity investors of Holdings.

     In connection with the acquisitions of the Heinz pet food brands and Hubbard, the Company paid to certain members of LLC and shareholders of Holdings, who are also represented on the Board of Directors or officers of the Company and beneficial owners, fees for services rendered in connection with the acquisitions of Heinz pet food brands and Hubbard and related financing of acquisitions. The aggregate amount paid to certain members of LLC and shareholders of Holdings was $2.5 million and was funded by the proceeds of the financings. Of this $2.5 million, $1.8 million was paid to Dartford and $0.7 million was paid to Bruckmann, Rosser, Sherrill & Co. The fee amounts were negotiated among the equity investors of Holdings.

     The Company paid certain members of LLC fees totaling $420,000 during the ten-month period ended December 30, 1995 and $525,000 during the year ended December 28, 1996. The fees were paid for services provided in identifying, negotiating and consummating the Company's acquisitions. The fees were included in the costs of the acquisitions.

NOTE 15 -- INCENTIVE COMPENSATION PLAN

     The Windy Hill Pet Food Holdings, Inc. Stockholders Agreement ("Stockholders Agreement") dated as of April 29, 1996 and amended as of May 21, 1997, contains an incentive compensation arrangement (the "Incentive Plan") a means by which certain key employees and other specifically designated persons ("Key Personnel") of the Company, and/or affiliated with the Company, may be given an opportunity to benefit from the appreciation in value of the Company. Under the Incentive Plan, Key Personnel were issued non-voting Class B Common Stock of Holdings ("Class B Stock"), at a $.01 per share, as a means to participate in the appreciation of the Company. The Class B Stock is subject to vesting requirements based on terms of employment or other factors. A portion of the vesting period was deemed achieved at date of issuance of the Class B Stock.

     The holders of vested Class B Stock will be entitled to receive certain payments or distributions based on the amounts paid or distributed to investors in Holdings. In general, there will be no payments to holders of vested Class B Stock until the Preferred Series A and B Stock of Holdings ("Preferred Stock") and associated accrued and unpaid dividends on the Preferred Stock, and Class A Common Stock of Holdings ("Class A Stock") have received their respective return of capital. The type of payment will be cash or non-cash consideration, depending on the type of distribution to the Holdings' investors. Shares of Class B Stock are convertible into an equal number of shares of Class A Stock once the Preferred Stock and Class A Stock have received their priority distribution.

     Based on management's assessment of the valuation of the Company at the date of issuance of the Class B Stock, there was no excess value attributable to the Class B stock and therefore, no accrual for compensation expense was necessary.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 16 -- STOCKHOLDERS' EQUITY

     On February 28, 1995, under Old Windy Hill's previous ownership structure, LLC was initially capitalized with a capital contribution from its members in the gross amount of $6.0 million. Offering costs associated with this capital contribution were $109,000. In connection with the acquisition of the Heinz Business (Note 3), LLC contributed its capital in the net amount of $5.9 million to Holdings. In exchange for the net capital contribution, LLC was issued Series B preferred stock and 500 shares of Class A common stock.

     On April 29, 1996, Holdings was capitalized with LLC's net capital contribution and an additional capital contribution from its shareholders in the gross amount of approximately $4.8 million. Offering costs associated with this capital contribution were $210,000. The aggregate equity capital along with the PIK A Notes and the Promissory Note were contributed to the Company and used to fund the Company's acquisition of certain assets from Heinz.

     On May 21, 1997, the shareholders of Holdings contributed an additional gross capital contribution of $10.0 million. Offering costs associated with this capital contribution were $224,000. In connection with the acquisition of Hubbard (Note 3), Holdings contributed its additional capital in the net amount of approximately $9.8 million to the Company. In exchange for the net capital contribution, the shareholders were issued 1,428.6 shares of Class A common stock.

  Preferred Stock

     Each holder of preferred stock is entitled to a cumulative 10% annual stock dividend on the stated value through April 29, 2003. Thereafter, each holder is entitled to a cumulative 12% annual return on the stated value. Each share of preferred stock (i) is not entitled to vote, with few exceptions, (ii) can be redeemed at the option of Holdings, and (iii) possess anti-dilution privileges. The stock dividend is payable upon the Board of Directors' approval and payment is also restricted by the Credit Agreement. In addition, when the holder of the Old Note exercised its warrants, the holder was issued 416.667 shares of Series B preferred stock of Holdings. The Company also has authorized 45,000 shares of Series A preferred stock with no shares issued.

  Common Stock

     In addition to the Company's issued and outstanding Class A common stock, the Company has also authorized 2,000 shares of Class B common stock, with 569 shares issued and outstanding. Under the securities purchase agreements dated April 29, 1996 and May 21, 1997, certain officers and Dartford were issued Class B common stock, par value $0.01 per share. In addition, when the holder of the Old Note exercised its stock warrants, the holder was issued 111.11 shares of Class A common stock of Holdings and 27.77 shares of Class B common stock of Holdings.

  Warrants

     On April 28, 1996, warrants were issued to a bank affiliate (Note 9), which entitled the holder to purchase up to 10% of the stock of Holdings at a nominal exercise price. The holder of the warrants was also the holder of the Old Note. The warrants were subject to anti-dilution covenants. The warrants expired the later of ten years from closing or four years after the Old Note was repaid. The holder of the warrants also had the right to "put" the warrants or stock to Holdings at a price as specified in the agreement, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Old Note.

     On May 21, 1997, in conjunction with the merger of Hubbard and Old Windy Hill and payment of the Old Note, the holder of the warrants exercised the warrants in exchange for 416.667 shares of Series B preferred stock of Holdings,
111.11 shares of Class A common stock of Holdings, 27.77 shares of Class B

                       WINDY HILL PET FOOD HOLDINGS, INC.

common stock of Holdings and was issued a PIK A-1 Promissory Note of Holdings in the principal amount of $416,667.

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

     The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 18 -- SUBSEQUENT EVENT (UNAUDITED)

     On February 23, 1998, the Company acquired all of the assets of the pet food division (the "AGP Business") of Consolidated Nutrition, L.C. The assets acquired by the Company include four plants located in the states of Alabama, Kansas, Missouri and Nebraska. The Company intends to use the acquired assets to produce its current products. The purchase price was approximately $12.4 million. The acquisition was accounted for using the purchase method of accounting. The Company financed the acquisition of the AGP Business and related costs with a $12.5 million borrowing under the terms of its Acquisition Facility.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Hubbard Milling Company:

     We have audited the accompanying balance sheets of Pet Food Division (a division of Hubbard Milling Company) as of April 30, 1995, 1996 and 1997, and the related statements of earnings and cash flows for each of the years in the three-year period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Food Division (a division of Hubbard Milling Company) at April 30, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                                      /s/ KPMG LLP

June 6, 1997
Minneapolis, Minnesota

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                               YEARS ENDED APRIL 30,
                                                     ------------------------------------------
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
Current assets:
  Cash and short-term investments, at cost which
     approximates market...........................  $ 11,882,585   $ 13,846,705   $ 15,006,116
  Trade receivables, less allowance for doubtful
     accounts of $274,000, $258,500 and $224,221,
     respectively..................................     4,999,458      5,773,101      5,356,769
  Inventories......................................     6,194,481      5,762,544      5,372,905
  Prepaid expenses.................................       177,467        102,155         59,764
                                                     ------------   ------------   ------------
          Total current assets.....................    23,253,991     25,484,505     25,795,554
Property, plant and equipment, at cost:
  Land.............................................     1,345,190      1,340,063      1,348,540
  Buildings........................................    11,641,431     12,085,731     12,904,693
  Equipment........................................    32,395,959     34,658,895     35,986,524
                                                     ------------   ------------   ------------
                                                       45,382,580     48,084,689     50,239,757
Less accumulated depreciation......................   (18,902,486)   (21,575,369)   (25,164,947)
                                                     ------------   ------------   ------------
                                                       26,480,094     26,509,320     25,074,810
Construction in progress...........................     1,422,542        117,342        174,959
                                                     ------------   ------------   ------------
  Net property, plant and equipment................    27,902,636     26,626,662     25,249,769
Investments in and advances to joint ventures and
  partnerships.....................................     2,342,012      4,756,956      4,190,414
Other assets.......................................     4,366,328      5,227,497      4,082,569
                                                     ------------   ------------   ------------
                                                     $ 57,864,967   $ 62,095,620   $ 59,318,306
                                                     ============   ============   ============

                       LIABILITIES AND INVESTMENT AND ADVANCES BY PARENT

Current liabilities:
  Accounts payable and accrued expenses............  $  7,274,333   $  8,686,131   $  7,341,254
  Associates' profit sharing trust, bonus and
     savings plan..................................     1,614,852      1,944,507        226,909
  Income tax payable...............................        25,862        223,144        262,430
                                                     ------------   ------------   ------------
          Total current liabilities................     8,915,047     10,853,782      7,830,593
Deferred credits...................................     2,864,497      1,565,007      2,393,560
Accrued postretirement and pension expense.........     1,085,814      1,423,852      1,610,471
                                                     ------------   ------------   ------------
          Total liabilities........................    12,865,358     13,842,641     11,834,624
Investment and advances by Parent..................    44,999,609     48,252,979     47,483,682
                                                     ------------   ------------   ------------
Contingencies......................................  $ 57,864,967   $ 62,095,620   $ 59,318,306
                                                     ============   ============   ============

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                             STATEMENTS OF EARNINGS

                                                                YEARS ENDED APRIL 30,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------   ------------   ------------
Net sales...........................................  $87,736,386   $102,268,658   $108,523,031
Cost of sales.......................................   67,052,037     80,658,065     87,767,776
                                                      -----------   ------------   ------------
          Gross profit..............................   20,684,349     21,610,593     20,755,255
Operating expenses:
  Warehouse and delivery............................      245,690        200,119        188,327
  Selling and advertising...........................    6,468,689      7,035,518      6,924,434
  General and administrative........................    5,743,380      5,917,179      6,098,926
                                                      -----------   ------------   ------------
          Total operating expenses..................   12,457,759     13,152,816     13,211,687
  Operating income..................................    8,226,590      8,457,777      7,543,568
Other income:
  Interest..........................................      789,672        774,582        867,180
  Equity in earnings of joint ventures..............    1,355,832        980,576        976,179
  Other.............................................       46,207         36,910         80,865
                                                      -----------   ------------   ------------
          Total other income........................    2,191,711      1,792,068      1,924,224
  Income before other expenses and income taxes.....   10,418,301     10,249,845      9,467,792
Other expenses......................................       41,124         26,456         10,778
  Earnings before income taxes......................   10,377,177     10,223,389      9,457,014
Income tax expense..................................    4,133,387      3,935,682      3,683,678
                                                      -----------   ------------   ------------
  Net earnings......................................  $ 6,243,790   $  6,287,707   $  5,773,336
                                                      ===========   ============   ============

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED APRIL 30,
                                                       ----------------------------------------
                                                           1995          1996          1997
                                                       ------------   -----------   -----------
Cash flows from operating activities:
  Net earnings.......................................  $  6,243,790   $ 6,287,707   $ 5,773,336
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation....................................     3,060,395     3,490,004     3,755,973
     Amortization of goodwill and other intangible
       assets........................................        31,797       265,668       269,623
     Deferred income taxes...........................       503,931    (1,916,094)    1,112,636
     Deferred compensation...........................       724,434       152,519       180,147
     (Gain) loss on disposal of property, plant and
       equipment.....................................        22,036        22,418        (1,017)
  Change in assets and liabilities excluding effects
     of acquisitions:
     (Increase) decrease in trade receivables........      (925,844)     (773,643)      416,332
     Decrease in inventories.........................       662,535       431,937       389,639
     Decrease in prepaid expenses....................       351,511        75,312        42,391
     (Increase) decrease in other assets.............      (226,584)     (662,752)      411,220
     Increase (decrease) in accounts payable and
       accrued expenses..............................     1,490,813     1,749,836    (1,158,260)
     Increase (decrease) in income taxes payable.....      (286,302)      197,282        39,286
     Increase (decrease) in other current
       liabilities...................................       423,347       329,655    (1,717,598)
                                                       ------------   -----------   -----------
          Total adjustments..........................     5,832,069     3,362,142     3,740,372
                                                       ------------   -----------   -----------
          Net cash provided by operating
            activities...............................    12,075,859     9,649,849     9,513,708
                                                       ------------   -----------   -----------
Cash flows from investing activities:
  Proceeds from disposal of property, plant and
     equipment.......................................       167,663           946        27,599
  Additions to property, plant and equipment.........    (2,607,308)   (3,839,178)   (2,405,805)
  Payments and advances for acquisitions, joint
     ventures and partnerships.......................   (10,597,258)     (813,160)      566,542
                                                       ------------   -----------   -----------
          Net cash used in investing activities......   (13,036,903)   (4,651,392)   (1,811,664)
                                                       ------------   -----------   -----------
Cash flows from financing activities:
  Increase (decrease) in intercompany account........     4,890,319    (3,034,337)   (6,542,633)
                                                       ------------   -----------   -----------
          Net cash provided by (used by) financing
            activities...............................     4,890,319    (3,034,337)   (6,542,633)
                                                       ------------   -----------   -----------
          Net increase in cash and cash
            equivalents..............................     3,929,275     1,964,120     1,159,411
                                                       ------------   -----------   -----------
Cash and cash equivalents at beginning of period.....     7,953,310    11,882,585    13,846,705
                                                       ============   ===========   ===========
Cash and cash equivalents at end of period...........  $ 11,882,585   $13,846,705   $15,006,116
                                                       ============   ===========   ===========

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                         APRIL 30, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General Information and Basis of Statement Presentation

     Pet Food Division ("Pet Food" or the "Company") is a division of Hubbard Milling Company ("Hubbard"). Pet Food is a North American manufacturer and marketer of private label dog and cat food.

     The accompanying financial statements do not necessarily reflect the financial position and results of operations of Pet Food in the future, or what the financial position and results of operations would have been had it been an independent entity during the periods presented.

  Receivables

     The Company provides an allowance for estimated collection losses. The estimated losses are based on a review of the current status of existing receivables in conjunction with historical collection experience.

  Inventories

     Inventories are valued substantially at the lower of cost (first in, first out) or market.

  Property, Depreciation and Amortization

     The cost of buildings and equipment is capitalized and charged to earnings utilizing the straight-line method of depreciation over the estimated useful lives of the related assets. The cost of significant improvements to properties is similarly depreciated, while the cost of repairs and routine maintenance is charged to earnings as incurred. Goodwill is generally amortized over a period of 15 years. Other intangible assets are amortized over the life of the related assets.

  Pension Plans

     The Company has defined benefit plans covering substantially all of its associates. The benefits are based on years of service and associate compensation. The Company's funding policy is to contribute annually the amount recommended by its actuaries. Contributions are intended to provide not only for benefits attributed to service to-date but also for those expected to be earned in the future.

  Other Postretirement Benefits

     The Company has adopted Statement of Financial Accounting Standards (SFAS) 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires the accrual of postretirement benefits over the years the associates provide service to the date of their first eligibility for such benefits. The Company is fully reserved to cover anticipated costs.

  Income Taxes

     The Company follows the practice of recognizing the income tax effects of transactions in the year in which they enter into the determination of accounting income, regardless of when they are recognized for income tax purposes. Accordingly, income tax expense includes charges and credits for deferred income taxes and the accumulated deferred income taxes are recorded in the accompanying balance sheets.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) 109 "Accounting for Income Taxes." SFAS 109 requires that deferred tax liabilities and assets be established based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Statements of Cash Flows

     Investments are valued at cost which approximates market. Short-term investments with maturities of 60 days or less and investments which can be redeemed immediately are considered cash equivalents.

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Cash paid for income taxes.......................  $4,777,076   $7,933,594   $2,747,334

     The noncash investment activity during the fiscal year ended April 30, 1996 of $1,601,784 was for a transfer of property, plant & equipment to a joint venture.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(2) SUPPLEMENTAL ASSET AND LIABILITY INFORMATION

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Inventories:
  Raw materials..................................  $1,090,260   $  980,509   $1,015,665
  Finished and in-process goods..................   2,070,094    2,205,168    2,005,206
  Packaging and supplies.........................   3,034,127    2,576,867    2,352,034
                                                   ----------   ----------   ----------
          Total inventories......................  $6,194,481   $5,762,544   $5,372,905
                                                   ==========   ==========   ==========
Other assets:
  Goodwill.......................................  $3,871,113   $3,615,663   $3,357,027
  Other intangible assets........................     123,696      114,574      104,158
  Deferred taxes.................................          --      464,085           --
  Restricted insurance deposits..................          --      229,971      288,886
  Other..........................................     371,519      803,204      332,498
                                                   ----------   ----------   ----------
          Total other assets.....................  $4,366,328   $5,227,497   $4,082,569
                                                   ==========   ==========   ==========
Accounts payable and accrued expenses:
  Accounts payable...............................  $4,912,216   $5,496,369   $4,368,548
  Accrued insurance..............................     841,987    1,631,510    1,246,563
  Accrued vacation...............................     612,890      852,068      889,363
  Other..........................................     907,240      706,184      836,780
                                                   ----------   ----------   ----------
          Total accounts payable and accrued
            expenses.............................  $7,274,333   $8,686,131   $7,341,254
                                                   ==========   ==========   ==========
Deferred credits:
  Deferred taxes.................................  $1,452,009   $       --   $  648,551
  Deferred compensation..........................   1,412,488    1,565,007    1,745,009
                                                   ----------   ----------   ----------
          Total deferred credits.................  $2,864,497   $1,565,007   $2,393,560
                                                   ==========   ==========   ==========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) INVESTMENT AND ADVANCES BY PARENT

     Investment and advances by parent represents Hubbard's ownership interest in the recorded net assets of Pet Food. All cash transactions and intercompany transactions flow through this account. A summary of the activity is as follows:

                                                         YEARS ENDED APRIL 30,
                                                ---------------------------------------
                                                   1995          1996          1997
                                                -----------   -----------   -----------
Balance at beginning of period................  $33,865,500   $44,999,609   $48,252,979
Net earnings..................................    6,243,790     6,287,707     5,773,336
Net intercompany activity.....................    4,890,319    (3,034,337)   (6,542,633)
                                                -----------   -----------   -----------
Balance at end of period......................  $44,999,609   $48,252,979   $47,483,682

(4) RELATED PARTY TRANSACTIONS

     Transactions with Hubbard include certain disbursements by Hubbard on behalf of Pet Food and charges for certain operating expenses including insurance, bonus, profit sharing, corporate aircraft, corporate accounting, information services and office services.

     Expenses are charged based upon the specific identification of applicable costs, and in certain instances, a proportional cost allocation based on proportional headcount. Management believes that the basis of all such charges is reasonable. The amount of general and administrative expenses charged by Hubbard to Pet Food is as follows:

       YEARS ENDED APRIL 30,
------------------------------------
   1995         1996         1997
----------   ----------   ----------
$2,358,819   $2,201,489   $2,872,473

     Sales to and purchases from the Hubbard Animal Feed Division amounted to the following:

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Sales............................................  $3,161,613   $3,631,688   $3,492,207
Purchases........................................  $  407,835   $  601,549   $  909,291

(5) ACQUISITIONS

     On April 3, 1995, the Company acquired substantially all the manufacturing assets of Triumph Pet Industries, Inc. for cash. The facility manufactures and markets pet biscuit products. The acquisition has been accounted for as a purchase and included in the accompanying financial statements from the date of purchase.

     The components of cash used for the acquisition, as reflected in the statement of cash flows, were as follows:

Fixed assets................................................   $ 6,147,745
Inventory...................................................     1,314,038
Prepaid expenses............................................       127,231
Goodwill....................................................     3,680,000
Noncompete agreements.......................................       100,000
                                                               -----------
                                                               $11,369,014
                                                               ===========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Assuming the acquisition had been made on May 1, 1994, pro forma net sales in fiscal year 1995 and earnings of the Company would have been $98,549,343 and $6,772,418, respectively.

(6) INCOME TAXES

     The Company is part of a consolidated federal income tax return with Hubbard and is allocated a federal tax provision as if the Company filed a separate return. The state tax provision is allocated by applying a weighted-average state tax rate to the Company's federal taxable income.

     Income tax expense is comprised of the following components:

                                                          YEARS ENDED APRIL 30,
                                                  -------------------------------------
                                                     1995         1996          1997
                                                  ----------   -----------   ----------
Current tax expense:
  Federal.......................................  $3,435,412   $ 6,294,306   $2,268,403
  State.........................................     754,759     1,450,830      472,021
Deferred federal and state......................     (56,784)   (3,809,454)     943,254
                                                  ----------   -----------   ----------
          Total income tax expense..............  $4,133,387   $ 3,935,682   $3,683,678
                                                  ==========   ===========   ==========

     Income tax expense on earnings before income taxes differs from the amounts derived by applying the federal statutory rate for the following reasons:

                                                                    YEAR ENDED
                                                                  APRIL 30, 1995
                                                              ----------------------
                                                                            PERCENT
                                                                           OF PRETAX
                                                                AMOUNT     EARNINGS
                                                              ----------   ---------
Computed "expected" federal tax expense.....................  $3,632,012     35.0%
State income tax, net of federal income tax benefit.........     487,727      4.7%
Other, net..................................................      13,648      0.1%
                                                              ----------     ----
          Total income tax expense..........................  $4,133,387     39.8%
                                                              ==========     ====

                                                         YEARS ENDED APRIL 30,
                                            -----------------------------------------------
                                                     1996                     1997
                                            ----------------------   ----------------------
                                                          PERCENT                  PERCENT
                                                         OF PRETAX                OF PRETAX
                                              AMOUNT     EARNINGS      AMOUNT     EARNINGS
                                            ----------   ---------   ----------   ---------
Computed "expected" federal tax expense...  $3,475,952     34.0%     $3,309,955     35.0%
State income tax, net of federal income
  tax benefit.............................     480,499      4.7%        406,652      4.3%
Other, net................................     (20,769)    (0.2%)       (32,929)    (0.3%)
                                            ----------     ----      ----------     ----
          Total income tax expense........  $3,935,682     38.5%     $3,683,678     39.0%
                                            ==========     ====      ==========     ====

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income tax assets and liabilities result from temporary differences in the carrying values of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities relate to the following asset and liability accounts:

                                                         YEARS ENDED APRIL 30,
                                                ---------------------------------------
                                                   1995          1996          1997
                                                -----------   -----------   -----------
Deferred tax assets related to:
  Associate and retiree benefit accruals......  $ 1,183,228   $ 1,289,462   $ 1,696,798
  Inventory...................................      727,405       616,518       538,599
  Other accrued expenses......................      175,892       494,844       360,773
  Allowance for doubtful accounts.............       89,688       103,400       109,600
  Other, net..................................       97,096       598,132        67,688
                                                -----------   -----------   -----------
          Total deferred tax assets...........  $ 2,273,309   $ 3,102,356   $ 2,773,458
                                                ===========   ===========   ===========
Deferred tax liabilities related to:
  Property, plant and equipment...............   (2,822,069)   (2,509,652)   (2,340,332)
  Other, net..................................     (903,249)     (128,619)   (1,081,677)
                                                -----------   -----------   -----------
          Total deferred tax liabilities......   (3,725,318)   (2,638,271)   (3,422,009)
          Net deferred tax assets
            (liabilities).....................  $(1,452,009)  $   464,085   $  (648,551)
                                                ===========   ===========   ===========

     SFAS 109 also requires consideration of a valuation allowance if it is "more likely than not" that benefits of deferred tax assets will not be realized. Management has determined, based on prior earnings history and anticipated earnings, that no valuation allowance is necessary at April 30, 1995, 1996, or 1997.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7) ASSOCIATE BENEFIT PLANS

     The Company has two noncontributory, defined benefit pension plans covering hourly and salaried associates. Total pension expense for the plans for the years ended April 30, 1997, 1996 and 1995 was $159,290, $211,914 and $193,546,
respectively.

     The following tables set forth the funded status of the pension plans and the amount recognized in the Company's balance sheets:

                                                                  APRIL 30, 1995
                                                       ------------------------------------
                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Actuarial present value of benefit obligations:
  Vested.............................................  $3,073,766   $2,020,267   $5,094,033
  Nonvested..........................................     191,633      129,893      321,526
     Accumulated benefit obligation..................   3,265,399    2,150,160    5,415,559
Effect of projected future salary increases..........      27,779      404,386      432,165
  Projected benefit obligation.......................   3,293,178    2,554,546    5,847,724
Market value of plan assets..........................   3,140,553    2,655,823    5,796,376
  Plan assets in (deficit) excess of projected
     benefit obligation..............................    (152,625)     101,277      (51,348)
Unrecognized net transition asset....................    (280,934)    (283,665)    (564,599)
Unrecognized prior service cost......................     127,238       84,928      212,166
Unrecognized net loss (gain).........................     409,465      (50,292)     359,173
  Prepaid pension cost (pension liability)...........  $  103,144   $ (147,752)  $  (44,608)

                                                                  APRIL 30, 1996
                                                       ------------------------------------
                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Actuarial present value of benefit obligations:
  Vested.............................................  $3,800,501   $2,693,190   $6,493,691
  Nonvested..........................................     199,035      147,002   $  346,037
     Accumulated benefit obligation..................   3,999,536    2,840,192    6,839,728
Effect of projected future salary increases..........      42,593      538,180      580,773
  Projected benefit obligation.......................   4,042,129    3,378,372    7,420,501
Market value of plan assets..........................   3,938,066    3,638,533    7,576,599
  Plan assets in (deficit) excess of projected
     benefit obligation..............................    (104,063)     260,161      156,098
Unrecognized net transition asset....................    (260,765)    (281,621)    (542,386)
Unrecognized prior service cost......................     171,088       85,210      256,298
Unrecognized net loss (gain).........................     349,934     (192,126)     157,808
  Prepaid pension cost (pension liability)...........  $  156,194   $ (128,376)  $   27,818

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  APRIL 30, 1997
                                                       ------------------------------------
                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Actuarial present value of benefit obligations:
  Vested.............................................  $4,312,313   $3,502,569   $7,814,882
  Nonvested..........................................     243,606      200,333      443,939
     Accumulated benefit obligation..................   4,555,919    3,702,902    8,258,821
Effect of projected future salary increases..........      24,928      656,313      681,241
  Projected benefit obligation.......................   4,580,847    4,359,215    8,940,062
Market value of plan assets..........................   4,327,689    4,848,895    9,176,584
  Plan assets in (deficit) excess of projected
     benefit obligation..............................    (253,158)     489,680      236,522
Unrecognized net transition asset....................    (229,225)    (295,599)    (524,824)
Unrecognized prior service cost......................     168,572       90,740      259,312
Unrecognized net loss (gain).........................     499,731     (421,792)      77,939
  Prepaid pension cost (pension liability)...........  $  185,920   $ (136,971)  $   48,949

     The net periodic pension cost components were as follows:

                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Service cost benefits earned during the year.........  $   81,541   $   97,412   $  178,953
Interest cost on projected benefit obligation........     252,525      191,678      444,203
Loss on plan assets..................................     211,690       94,462      306,152
Net amortization and other components................    (456,371)    (318,175)    (774,546)
                                                       ----------   ----------   ----------
          Total pension expense for the year ended
            April 30, 1995...........................  $   89,385   $   65,377   $  154,762
                                                       ==========   ==========   ==========
Service cost benefits earned during the year.........  $  103,112   $  131,845   $  234,957
Interest cost on projected benefit obligation........     290,642      237,334      527,976
Gain on plan assets..................................    (368,043)    (534,211)    (902,254)
Net amortization and other components................      70,016      239,891      309,907
                                                       ----------   ----------   ----------
          Total pension expense for the year ended
            April 30, 1996...........................  $   95,727   $   74,859   $  170,586
                                                       ==========   ==========   ==========
Service cost benefits earned during the year.........  $  108,381   $  156,150   $  264,531
Interest cost on projected benefit obligation........     330,229      307,990      638,219
Gain on plan assets..................................      91,312     (175,232)     (83,920)
Net amortization and other components................    (449,558)    (209,982)    (659,540)
                                                       ----------   ----------   ----------
          Total pension expense for the year ended
            April 30, 1997...........................  $   80,364   $   78,926   $  159,290
                                                       ==========   ==========   ==========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The principal actuarial assumptions used were:

                                                              YEARS ENDED APRIL 30,
                                                      -------------------------------------
                                                            1995                1996
                                                      -----------------   -----------------
                                                      HOURLY   SALARIED   HOURLY   SALARIED
                                                       PLAN      PLAN      PLAN      PLAN
                                                      ------   --------   ------   --------
Discount rate at period end.........................   8.0%      8.0%      7.5%      7.5%
Long-term rate of compensation increase.............    --       5.0%      5.0%      5.0%
Long-term rate of return on plan assets.............   8.0%      8.0%      8.0%      8.0%

                                                                  YEAR ENDED
                                                                APRIL 30, 1997
                                                              -------------------
                                                               HOURLY    SALARIED
                                                                PLAN       PLAN
                                                              --------   --------
Discount rate at period end.................................      7.5%     7.5%
Long-term rate of compensation increase.....................      5.0%     5.0%
Long-term rate of return on plan assets.....................      8.0%     8.0%

     The Company sponsors a profit sharing plan covering all salaried associates and office clerical associates, with the exception of commissioned associates. Contributions and costs are determined by Hubbard's Board of Directors and are allocated to each participating associate in the proportion of the individual associate's salary to the aggregate salaries of all participating associates. Contribution expense for the years ended April 30, 1995, 1996 and 1997 was $286,980, $0 and $198,500, respectively. In addition, the Company sponsors a non-contributory 401(k) plan for its associates.

(8) OTHER POSTRETIREMENT BENEFITS

     The Company provides health care benefits for eligible retired associates and their covered dependents and spouses. Associates must be 55 years old or older with 10 years of service upon retirement to be eligible for coverage under the current plan. Depending on the date of retirement, the retiree must pay the premium cost associated with health care coverage. The plan in effect is not funded.

     Under SFAS 106, postretirement benefit expense included the following components:

                                                            YEARS ENDED APRIL 30
                                                       ------------------------------
                                                         1995       1996       1997
                                                       --------   --------   --------
Current service cost.................................  $ 38,400   $ 21,947   $ 26,510
Interest on accumulated benefit obligation...........    84,371     99,946    104,661
Amortization of unrecognized net gain................        --    (33,269)   (70,092)
                                                       --------   --------   --------
          Total postretirement benefits expense......  $122,771   $ 88,624   $ 61,079
                                                       ========   ========   ========

     The accumulated postretirement obligation included the following components:

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Eligible active plan participants................  $  964,542   $  968,118   $1,215,459
Retirees.........................................      53,450       46,491       79,569
Other active plan participants...................     108,490      130,450      161,007
                                                   ----------   ----------   ----------
          Accumulated postretirement benefit
            obligation...........................  $1,126,482   $1,145,059   $1,456,035
                                                   ==========   ==========   ==========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The discount rate used to determine the accumulated postretirement benefit obligation was 8%. The assumed health care cost trend rate used to measure the obligation was 8% for 1997, and 8% thereafter. A one-percentage point increase in the assumed health care cost trend rate would have increased the expense for the year ended April 30, 1997 by $20,413 and the accumulated postretirement obligation by $207,732.

(9) CONTINGENCIES

     The Company is a party to several lawsuits and claims arising out of the conduct of its business. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the financial position or results of operations of the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article VI of the registrant's Bylaws provides that the registrant shall indemnify each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the registrant or is a person who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the Delaware General Corporation Law as it existed at the time the indemnification provisions of the registrant's Bylaws were adopted or as may be thereafter amended.

     Section 5 of Article VI of the registrant's Bylaws also provide that the registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the registrant's Certificate of Incorporation contains such a provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1           -- Certificate of Incorporation of Doane Pet Care Company
                            (incorporated by reference to Exhibit 3.1 to Doane Pet
                            Care Company's Registration Statement on Form S-1, Reg.
                            No. 33-98110 (the "Form S-1"))
           3.2           -- Certificate of Amendment to Certificate of Incorporation
                            of Doane Pet Care Company (incorporated by reference to
                            Exhibit 3.2 to Doane Pet Care Company's Annual Report on
                            Form 10-K for the year ended December 31, 1997 (the "1997
                            Form 10-K"))
           3.3           -- Bylaws of Doane Pet Care Company (incorporated by
                            reference to Exhibit 3.2 to the Form S-1)
           4.1           -- Indenture dated November 12, 1998 between Doane Pet Care
                            Company and Wilmington Trust Company (incorporated by
                            reference to Exhibit 10.10 of Doane Pet Care Enterprises,
                            Inc. Registration Statement on Form S-1, Reg. No. 333-
                            61027 ("Enterprises' Form S-1"))
         **4.2           -- Registration Agreement among Doane Pet Care Company,
                            Donaldson, Lufkin & Jenrette Securities Corporation and
                            Chase Securities Inc. dated November 12, 1998
          *5.1           -- Opinion of Vinson & Elkins L.L.P.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           9.1           -- Amended and Restated Investors' Agreement dated as of
                            August 3, 1998 among Doane Pet Care Company, Doane Pet
                            Care Enterprises, Inc., Summit Capital Inc., Summit/DPC
                            Partners, L.P., Chase Manhattan Investment Holdings,
                            Inc., Baseball Partners, DLJ Merchant Banking Partners,
                            L.P., DLJ International Partners, C.V., DLJ Offshore
                            Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ
                            First Esc, L.L.C., Dartford Partnership, L.L.C.,
                            Bruckmann, Rosser, Sherrill & Co., L.P., PNC Capital
                            Corp, Windy Hill Pet Food Company, L.L.C. and certain
                            other persons named therein (incorporated by reference to
                            Exhibit 9.1 of Enterprises' Form S-1)
         **9.2           -- First Amendment to First Amended and Restated Investors'
                            Agreement dated as of October 14, 1998 among Doane Pet
                            Care Company, Doane Pet Care Enterprises, Inc., Summit
                            Capital Inc., Summit/DPC Partners, L.P., Chase Manhattan
                            Investment Holdings, Inc., Baseball Partners, DLJ
                            Merchant Banking Partners, L.P., DLJ International
                            Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
                            Banking Funding, Inc., DLJ First Esc, L.L.C., Dartford
                            Partnership, L.L.C., Bruckmann, Rosser, Sherrill & Co.,
                            L.P., PNC Capital Corp, Windy Hill Pet Food Company,
                            L.L.C. and certain other persons named therein
          10.1           -- Early Retirement Agreement and Release effective as of
                            June 30, 1998 between Doane Pet Care Company and Bob L.
                            Robinson (incorporated by reference to Exhibit 10.1 of
                            Enterprises' Form S-1)
          10.2           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Douglas J. Cahill (incorporated by
                            reference to Exhibit 10.3 to the 1997 Form 10-K)
          10.3           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Thomas R. Heidenthal (incorporated
                            by reference to Exhibit 10.4 to the 1997 Form 10-K)
        **10.4           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Richard D. Wohlschlaeger
        **10.5           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Richard A. Hannasch
        **10.6           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and David L. Horton
          10.7           -- Doane Pet Care Enterprises, Inc.'s 1996 Stock Option Plan
                            (incorporated by reference to Exhibit 10.7 to Doane Pet
                            Care Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996)
          10.8           -- First Amendment to Doane Pet Care Enterprises, Inc.'s
                            1996 Stock Option Plan (incorporated by reference to
                            Exhibit 10.8 to the 1997 Form 10-K)
          10.9           -- Second Amendment to Doane Pet Care Enterprises, Inc.'s
                            1996 Stock Option Plan (incorporated by reference to
                            Exhibit 10.9 to the 1997 Form 10-K)
          10.10          -- Termination and Dissolution Agreement, dated March 25,
                            1998, between Flint River Mills, Inc. and Windy Hill Pet
                            Food Company, Inc. (incorporated by reference to the
                            Quarterly Report of Windy Hill Pet Food, Inc. on Form
                            10-Q filed on May 12, 1998)
          10.11          -- Revolving Credit and Term Loan Agreement dated as of
                            November 12, 1998 among Doane Pet Care Company, Doane Pet
                            Care Enterprises, Inc., DLJ Capital Funding, Inc., as
                            syndication agent, Mercantile Bank National Association,
                            as documentation agent, and The Chase Manhattan Bank, as
                            administrative agent, and the banks named therein
                            (incorporated by reference to Exhibit 10.11 of
                            Enterprises' Form S-1)
        **21.1           -- List of subsidiaries of Doane Pet Care Company
        **23.1           -- Consent of KPMG LLP
         *23.2           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          24.1           -- Powers of Attorney (included on the signature page of
                            this registration statement)
         *25.1           -- Form of Statement of Eligibility of Trustee
        **27.1           -- Financial Data Schedule
         *99.1           -- Form of Letter of Transmittal

------------------------------

  * To be filed by amendment.

 ** Filed herewith.

     (b) Consolidated Financial Statement Schedules, Years ended December 31, 1995, 1996 and 1997.

     All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of January, 1999.

                                            DOANE PET CARE COMPANY

                                            By   /s/ THOMAS R. HEIDENTHAL
                                             -----------------------------------
                                               Thomas R. Heidenthal
                                             Senior Vice President and
                                             Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Cahill and Thomas R. Heidenthal, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                       DATE

                 /s/ GEORGE B. KELLY                     Chairman of the Board and Director  January 19, 1999
-----------------------------------------------------
                   George B. Kelly

                /s/ DOUGLAS J. CAHILL                    Chief Executive Officer, President  January 19, 1999
-----------------------------------------------------      and Director (Principal
                  Douglas J. Cahill                        Executive Officer)

              /s/ THOMAS R. HEIDENTHAL                   Senior Vice President and Chief     January 19, 1999
-----------------------------------------------------      Financial Officer (Principal
                Thomas R. Heidenthal                       Financial Officer and Principal
                                                           Accounting Officer)

                 /s/ PETER T. GRAUER                     Director                            January 19, 1999
-----------------------------------------------------
                   Peter T. Grauer

                 /s/ M. WALID MANSUR                     Director                            January 19, 1999
-----------------------------------------------------
                   M. Walid Mansur

                 /s/ BOB L. ROBINSON                     Director                            January 19, 1999
-----------------------------------------------------
                   Bob L. Robinson

                /s/ JEFFREY C. WALKER                    Director                            January 19, 1999
-----------------------------------------------------
                  Jeffrey C. Walker

                    /s/ RAY CHUNG                        Director                            January 19, 1999
-----------------------------------------------------
                      Ray Chung

                                                         Director                            January 19, 1999
-----------------------------------------------------
                 Stephen C. Sherrill

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

           3.1           -- Certificate of Incorporation of Doane Pet Care Company
                            (incorporated by reference to Exhibit 3.1 to Doane Pet
                            Care Company's Registration Statement on Form S-1, Reg.
                            No. 33-98110 (the "Form S-1"))
           3.2           -- Certificate of Amendment to Certificate of Incorporation
                            of Doane Pet Care Company (incorporated by reference to
                            Exhibit 3.2 to Doane Pet Care Company's Annual Report on
                            Form 10-K for the year ended December 31, 1997 (the "1997
                            Form 10-K"))
           3.3           -- Bylaws of Doane Pet Care Company (incorporated by
                            reference to Exhibit 3.2 to the Form S-1)
           4.1           -- Indenture dated November 12, 1998 between Doane Pet Care
                            Company and Wilmington Trust Company (incorporated by
                            reference to Exhibit 10.10 of Doane Pet Care Enterprises,
                            Inc. Registration Statement on Form S-1, Reg. No. 333-
                            61027 ("Enterprises' Form S-1"))
         **4.2           -- Registration Agreement among Doane Pet Care Company,
                            Donaldson, Lufkin & Jenrette Securities Corporation and
                            Chase Securities Inc. dated November 12, 1998
          *5.1           -- Opinion of Vinson & Elkins L.L.P.
           9.1           -- Amended and Restated Investors' Agreement dated as of
                            August 3, 1998 among Doane Pet Care Company, Doane Pet
                            Care Enterprises, Inc., Summit Capital Inc., Summit/DPC
                            Partners, L.P., Chase Manhattan Investment Holdings,
                            Inc., Baseball Partners, DLJ Merchant Banking Partners,
                            L.P., DLJ International Partners, C.V., DLJ Offshore
                            Partners, C.V., DLJ Merchant Banking Funding, Inc., DLJ
                            First Esc, L.L.C., Dartford Partnership, L.L.C.,
                            Bruckmann, Rosser, Sherrill & Co., L.P., PNC Capital
                            Corp, Windy Hill Pet Food Company, L.L.C. and certain
                            other persons named therein (incorporated by reference to
                            Exhibit 9.1 of Enterprises' Form S-1)
         **9.2           -- First Amendment to First Amended and Restated Investors'
                            Agreement dated as of October 14, 1998 among Doane Pet
                            Care Company, Doane Pet Care Enterprises, Inc., Summit
                            Capital Inc., Summit/DPC Partners, L.P., Chase Manhattan
                            Investment Holdings, Inc., Baseball Partners, DLJ
                            Merchant Banking Partners, L.P., DLJ International
                            Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant
                            Banking Funding, Inc., DLJ First Esc, L.L.C., Dartford
                            Partnership, L.L.C., Bruckmann, Rosser, Sherrill & Co.,
                            L.P., PNC Capital Corp, Windy Hill Pet Food Company,
                            L.L.C. and certain other persons named therein
          10.1           -- Early Retirement Agreement and Release effective as of
                            June 30, 1998 between Doane Pet Care Company and Bob L.
                            Robinson (incorporated by reference to Exhibit 10.1 of
                            Enterprises' Form S-1)
          10.2           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Douglas J. Cahill (incorporated by
                            reference to Exhibit 10.3 to the 1997 Form 10-K)
          10.3           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Thomas R. Heidenthal (incorporated
                            by reference to Exhibit 10.4 to the 1997 Form 10-K)
        **10.4           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Richard D. Wohlschlaeger
        **10.5           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and Richard A. Hannasch

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        **10.6           -- Employment Agreement dated January 1, 1998, between Doane
                            Pet Care Company and David L. Horton
          10.7           -- Doane Pet Care Enterprises, Inc.'s 1996 Stock Option Plan
                            (incorporated by reference to Exhibit 10.7 to Doane Pet
                            Care Company's Annual Report on Form 10-K for the year
                            ended December 31, 1996)
          10.8           -- First Amendment to Doane Pet Care Enterprises, Inc.'s
                            1996 Stock Option Plan (incorporated by reference to
                            Exhibit 10.8 to the 1997 Form 10-K)
          10.9           -- Second Amendment to Doane Pet Care Enterprises, Inc.'s
                            1996 Stock Option Plan (incorporated by reference to
                            Exhibit 10.9 to the 1997 Form 10-K)
          10.10          -- Termination and Dissolution Agreement, dated March 25,
                            1998, between Flint River Mills, Inc. and Windy Hill Pet
                            Food Company, Inc. (incorporated by reference to the
                            Quarterly Report of Windy Hill Pet Food, Inc. on Form
                            10-Q filed on May 12, 1998)
          10.11          -- Revolving Credit and Term Loan Agreement dated as of
                            November 12, 1998 among Doane Pet Care Company, Doane Pet
                            Care Enterprises, Inc., DLJ Capital Funding, Inc., as
                            syndication agent, Mercantile Bank National Association,
                            as documentation agent, and The Chase Manhattan Bank, as
                            administrative agent, and the banks named therein
                            (incorporated by reference to Exhibit 10.11 of
                            Enterprises' Form S-1)
        **21.1           -- List of subsidiaries of Doane Pet Care Company
        **23.1           -- Consent of KPMG LLP
         *23.2           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto)
          24.1           -- Powers of Attorney (included on the signature page of
                            this registration statement)
         *25.1           -- Form of Statement of Eligibility of Trustee
        **27.1           -- Financial Data Schedule
         *99.1           -- Form of Letter of Transmittal

------------------------------

  * To be filed by amendment.

 ** Filed herewith.